                                                                    EXHIBIT 4(c)

CONFORMED COPY

                               DATED 26 JUNE 1999
                     AND AMENDED AND RESTATED BY AGREEMENTS
             DATED 23 OCTOBER 2001, 21 MARCH 2002 AND 20 APRIL 2004

                             NORWEGIAN STAR LIMITED
                             NORWEGIAN DAWN LIMITED
                        (AS JOINT AND SEVERAL BORROWERS)

                         COMMERZBANK AKTIENGESELLSCHAFT
                                  EMDEN BRANCH
                      NORDDEUTSCHE LANDESBANK GIROZENTRALE
                                       KFW
                         (AS ARRANGERS AND UNDERWRITERS)

                         COMMERZBANK AKTIENGESELLSCHAFT
                                  EMDEN BRANCH
                      NORDDEUTSCHE LANDESBANK GIROZENTRALE
                                       KFW
         BREMER BANK NIEDERLASSUNG DER DRESDNER BANK AKTIENGESELLSCHAFT
                                     BREMEN
                     DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT
                               BREMEN AND HAMBURG
                             THE BANK OF NOVA SCOTIA
                                SINGAPORE BRANCH
                                 HSH NORDBANK AG
                                  (AS LENDERS)

                         COMMERZBANK AKTIENGESELLSCHAFT
                                 HAMBURG BRANCH
                                (AS CO-ORDINATOR)

                         COMMERZBANK INTERNATIONAL S.A.
                                   (AS AGENT)

                             SECURED LOAN AGREEMENT
                     FOR UP TO USD626,922,000 POST DELIVERY
                      FINANCE FOR TWO CRUISE VESSELS BEING
                    HULL NO S.648 (TBN "NORWEGIAN STAR") AND
                      HULL NO S.649 (TBN "NORWEGIAN DAWN")
                         AT THE YARD OF JOS L MEYER GMBH

                               STEPHENSON HARWOOD
                            ONE ST PAUL'S CHURCHYARD
                                 LONDON EC4M 8SH
                            TEL: +44 (0)20 7329 4422
                            FAX: +44 (0)20 7606 0822
                    REF: 1253/239499/262035/90035218/42-02557

                                    CONTENTS

                                                                                PAGE
1          Definitions and Construction...................................        2
2          The Facility...................................................       20
3          Repayment......................................................       22
4          Prepayment.....................................................       23
5          Interest.......................................................       26
6          Substitute Basis of Funding....................................       29
7          Payments.......................................................       31
8          Yield Protection and Force Majeure.............................       34
9          Representations and Warranties.................................       37
10         Undertakings...................................................       45
11         Joint and Several Obligations..................................       66
12         Rights of the Agent and the Lenders............................       69
13         Default........................................................       70
14         Application of Funds...........................................       78
15         Fees...........................................................       81
16         Expenses.......................................................       83
17         Waivers, Remedies Cumulative...................................       84
18         Counterparts...................................................       85
19         Assignment.....................................................       85
20         Notices........................................................       89
21         Governing Law..................................................       90
22         Waiver of Immunity.............................................       90
23         Jurisdiction...................................................       91
Schedule 1 Particulars of Arrangers and Underwriters......................       95
Schedule 2 Particulars of Co-ordinator, Agent and Lenders.................       96
Schedule 3 Notice of Drawdown.............................................       99
Schedule 4 Conditions Precedent...........................................      101
Schedule 5 Confidentiality Undertaking....................................      107
Schedule 6 Transfer Certificate...........................................      109
Schedule 7 Lower Saxony Guarantee.........................................      116
Schedule 8 Chartering of the Six Vessels (as defined in Clause 10.6(D))...      117

THIS LOAN AGREEMENT is made the 26 day of June 1999 and amended and restated by agreements made the 23 day of October 2001, the 21 day of March 2002 and the 20 day of April 2004

BETWEEN:

(1) NORWEGIAN STAR LIMITED ("NORWEGIAN STAR") (formerly Superstar Libra Limited) and NORWEGIAN DAWN LIMITED ("NORWEGIAN DAWN") (formerly Superstar Scorpio Limited) both of International House, Castle Hill, Victoria Road, Douglas, Isle of Man IM2 4RB, British Isles as joint and several borrowers (collectively the "BORROWERS" and each individually a "BORROWER");

(2) THE SEVERAL BANKS particulars of which are set out in Schedule 1 as arrangers and underwriters (collectively the "ARRANGERS" and each individually an "ARRANGER");

(3) THE SEVERAL BANKS particulars of which are set out in Schedule 2 and any Transferee as lenders (collectively the "LENDERS" and each individually a "LENDER");

(4) COMMERZBANK AKTIENGESELLSCHAFT, Hamburg Branch of Ness 7-9, 20457 Hamburg, Federal Republic of Germany as co-ordinator (the "CO-ORDINATOR"); and

(5) COMMERZBANK INTERNATIONAL S.A. of 25 rue Edward Steichen, L-2540 Luxembourg as agent (the "AGENT").

WHEREAS:

The Arrangers have agreed on the terms and subject to the conditions set out in this Agreement to arrange and underwrite a loan of up to six hundred and twenty six million nine hundred and twenty two thousand Dollars (USD626,922,000) to be made by the Lenders to the Borrowers to part-finance the construction by the Builder of, respectively, the Norwegian Star Vessel and the Norwegian Dawn Vessel to be purchased by Norwegian Star and Norwegian Dawn for the Norwegian Star Contract Price and the Norwegian Dawn Contract Price and to part-finance the cost of the buyer's supplies in respect of each of the Vessels.

NOW IT IS HEREBY AGREED as follows:

1     DEFINITIONS AND CONSTRUCTION

      1.1   DEFINITIONS

            In this Agreement:

            "ACCOUNT CHARGES" means either of the two (2) charges over the Operating Accounts, one (1) given by each of the Borrowers in respect of its Operating Account such charges to be in the form and on the terms and conditions required by the Co-ordinator and agreed on the Restatement Date and as specified in paragraph 37 of Schedule 4;

            "AGENCY AND CO-ORDINATION DEED" means the deed entered into by the Lenders, the Agent and the Co-ordinator dated 26 June 1999 and amended and restated by a first supplemental agreement dated 23 October 2001 whereby the Agent has been appointed as agent and the Co-ordinator has been appointed as co-ordinator for the Lenders;

            "AGREEMENT" means this agreement;

            "ARRASAS" means Arrasas Limited of International House, Castle Hill, Victoria Road, Douglas, Isle of Man IM2 4RB, British Isles;

            "ASSOCIATED COMPANY" in relation to any company, means any company which is a Subsidiary or Holding Company of that company or the majority of whose shares are beneficially owned by the same person or persons as own the majority of the shares of that company;

            "BUILDER" means Jos L Meyer GmbH (formerly Jos L Meyer GmbH & Co.) of Industriegebiet Sud, 26871 Papenburg, Federal Republic of Germany as constructor of the Vessels;

            "BUILDING CONTRACTS" means (i) the contract dated 2 May 1998, specification no 8121/96 dated 28 April 1998 as amended by a first addendum thereto dated 29 April 1999 and the general arrangement drawings dated 28 April 1998, as amended by a first addendum thereto dated 3 August 1998, a second addendum thereto dated 29 April 1999 as amended on 27 April 2001, a third addendum thereto dated 30 September 1999, a fourth addendum thereto dated 27 April 2001 and a fifth addendum thereto dated 27 April 2001 for the construction and delivery of the Norwegian Star Vessel made between the Builder and Star and as assigned to Norwegian Star by a sixth addendum thereto to be made on or before the relevant Delivery Date and (ii) the contract dated 2 May 1998, specification no 8121/96 dated 28 April 1998 as amended by a first addendum thereto dated 29 April 1999 and the general arrangement drawings dated 28 April 1998, as amended by a first addendum thereto dated 3 August 1998, a second addendum thereto dated 29 April 1999 as amended on 27 April 2001, a third addendum thereto dated 30 September 1999 and a fourth addendum thereto dated 27 April 2001 for the construction and delivery of the Norwegian Dawn Vessel made between the Builder and Star and as assigned to Norwegian Dawn by a fifth addendum thereto dated 4 March 2002;

            "BUSINESS DAY" means any day on which, in a country where any act or thing is required to be done hereunder, banks and financial markets and, if applicable, TARGET are open for the transaction of business of the nature contemplated by this Agreement;

            "CERTIFIED COPY" means, in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up-to-date copy of the original by any of the directors or the secretary or assistant secretary for the time being of that company;

            "CHARGE" means either of the two (2) charges over shares, one (1) to be given by the Shareholder as holders (legally and beneficially) of all the shares in each of the Borrowers pursuant to the Charge Options;

            "CHARGE OPTION" means either of the two (2) options to take the Charges to be given by the Shareholder on the Third Restatement Date, such options and the Charges being in the form and on the terms and conditions required by the Co-ordinator and agreed on the date of the Fourth Supplemental Agreement;

            "COMMITMENT" means, as to each Lender, the sum set out opposite its name in Schedule 2 as the amount which, subject to the terms of this Agreement, it is obliged to advance to the Borrowers under Clause 2 (or, where the context so admits, such amount which any successor in title, assignee or transferee (including any Transferee) of any Lender shall be obliged to advance to the Borrowers under Clause 2, following the assumption of all or any portion of such liability from any Lender hereunder) in each case as such amount may be reduced, cancelled or terminated under this Agreement;

            "COMMITMENT PERIOD" means the period beginning on 26 June 1999 and ending on the date on which the Facility is drawn down in full or cancelled hereunder;

            "COMPULSORY ACQUISITION" means requisition for title or other compulsory acquisition of a Vessel including its capture, seizure, detention or confiscation or expropriation but excluding any requisition for hire by or on behalf of any government or governmental authority or agency or by any persons acting or purporting to act on behalf of any such government or governmental authority or agency;

            "CONFIDENTIALITY UNDERTAKING" means the undertaking to be entered into relating to the release of financial information pertaining to the Group by the Agent, the Co-ordinator or any Lender to a potential Transferee or assignee such undertaking to be in the form of Schedule 5 hereto;

            "CONTRIBUTION" means as to each Lender the sum set out opposite its name in Schedule 2 as the amount which it is obliged to advance to the Borrower under Clause 2 or, as the case may be, the portion of such sum so advanced and for the time being outstanding;

            "DEBENTURE" means either of the two (2) debentures, one (1) entered into by each of the Borrowers in favour of the Agent on 26 June 1999 such debentures being in the form and on the terms and conditions required by the Co-ordinator and agreed on 26 June 1999 and as specified in paragraph 20 of Schedule 4;

            "DELIVERY DATE" means the Norwegian Star Vessel Delivery Date and/or the Norwegian Dawn Vessel Delivery Date;

            "DEUTSCHE MARK" AND "DEM" means the lawful currency of the Federal Republic of Germany;

            "DISCLOSURE LETTER" means the letter so designated given by the Borrowers and acknowledged by the Co-ordinator (acting on the instructions of the Lenders) on the date of the Fourth Supplemental Agreement;

            "DOCUMENT OF COMPLIANCE" means a document issued to a vessel operator as evidence of its compliance with the requirements of the ISM Code;

            "DOLLARS" AND "USD" means the lawful currency of the United States of America;

            "DRAWDOWN DATE" means a date being a Business Day on which a Tranche is drawn down pursuant to Clause 2.3;

            "DRAWDOWN NOTICE" means either of the notices to be given by the Borrowers to the Agent pursuant to Clause 2.3;

            "EARNINGS" means, in respect of a Vessel, (whether earned or to be earned) any and all freights, hire and passage monies, proceeds of requisition (other than proceeds of Compulsory Acquisition), rebates and commissions, all earnings deriving from contracts of employment, demurrage, charterparties, contracts of affreightment, pooling agreements and joint ventures, compensation, remuneration for salvage and towage services, damages howsoever arising and detention monies, damages for breach of any charterparty or other contract for the employment of the Vessel, any amounts payable in consideration of the termination or variation of any charterparty or other such contract and any other earnings whatsoever due or to become due to the relevant Borrower;

            "EARNINGS ASSIGNMENT" means either of the two (2) valid and effective first legal assignments of the Earnings (together with the notices thereof and the acknowledgements), one (1) executed by each of the Borrowers in respect of its Vessel in favour of the Agent such assignments, notices and acknowledgements to be in the form and on the terms and conditions required by the Co-ordinator and agreed on the Restatement Date and as specified in paragraph 34 of Schedule 4;

            "ENCUMBRANCE" means any mortgage, charge, pledge, lien, assignment, hypothecation, title retention, preferential right or trust arrangement or any other security agreement or arrangement;

            "EURIBOR" means, in relation to any amount owing by the Borrowers hereunder in Euro on which interest for a given period is to accrue, the percentage rate per annum determined by the Agent to be equal to the rate which appears on the page of the Reuters Screen which displays the average EURIBOR rate as agreed with EURIBOR FBE for deposits in Euro of the relevant amount for such period, or if such page or such service shall cease to be available or relevant such other page or such other service for displaying the average EURIBOR rate for Euro as the Agent, after consultation with the Lenders, shall select;

            "EURIBOR FBE" means the Banking Federation of the European Union;

            "EURO" AND "EUR" means the common European currency pursuant to laws and resolutions implementing the European Economic and Monetary Union;

            "EVENT OF DEFAULT" means any of the events specified in Clause 13;

            "FACILITY" means the loan facility granted hereunder being in a maximum amount of six hundred and twenty six million nine hundred and twenty two thousand Dollars (USD626,922,000);

            "FINANCIAL INDEBTEDNESS" means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

            "FIRST DRAWDOWN DATE" means the date on which Tranche 1 or Tranche 2 (as the case may be) is drawn down and applied in accordance with Clause 2.2(A) or Clause 2.2(B) (as the case may be);

            "FORCE MAJEURE" means, in relation to the Agent, the Co-ordinator or any Lender, any event or circumstance which is beyond the reasonable control of such party, which cannot be foreseen or if foreseeable which is unavoidable, which occurs after the date of this Agreement and which prevents that party from performing any of its obligations under this Agreement;

            "FOURTH SUPPLEMENTAL AGREEMENT" means the fourth supplemental
            agreement dated      2004 to (among other things) the Original Loan
            Agreement as amended and restated by the Third Supplemental
            Agreement;

            "GAAP" means generally accepted accounting principles in the United States of America consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies) including, without limitation, those set forth in the opinion and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board;

            "GROUP" means Star and its Subsidiaries;

            "GUARANTEE" means the guarantee executed by the Guarantor in favour of the Agent on the Third Restatement Date such guarantee being in the form and on the terms and conditions required by the Co-ordinator and agreed on the date of the Fourth Supplemental Agreement;

            "GUARANTOR" means NCL Corporation Ltd. of Reid Hall, 3 Reid Street, Hamilton HM 11, Bermuda and its principal place of business at 7665 Corporate Center Drive, Miami, Florida 33126, United States of America;

            "HOLDING COMPANY" has the meaning defined in the Companies Act 1985,
            Section 736 as substituted by the Companies Act 1989, Section 144;

            "IOL" means Inter-Ocean Limited of International House, Castle Hill, Victoria Road, Douglas, Isle of Man IM2 4RB, British Isles;

            "ISM CODE" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention adopted by the International Maritime Organisation;

            "ISPS CODE" means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation;

            "INDEBTEDNESS FOR BORROWED MONEY" means Financial Indebtedness (whether present or future, actual or contingent, long-term or short-term, secured or unsecured) in respect of:

            (i)   moneys borrowed or raised;

            (ii) the advance or extension of credit (including interest and other charges on or in respect of any of the foregoing);

            (iii) the amount of any liability in respect of leases which, in accordance with GAAP, are capital leases;

            (iv) the amount of any liability in respect of the purchase price for assets or services payment of which is deferred for a period in excess of one hundred and eighty (180) days;

            (v) all reimbursement obligations whether contingent or not in respect of amounts paid under a letter of credit or similar instrument;

            (vi) all interest rate and currency swap and similar agreements obliging the making of payments, whether periodically or upon the happening of a contingency (and the value of such Financial Indebtedness shall be the mark-to-market valuation of such transaction at the relevant time); and

            (vii) (without double counting) any guarantee of Financial
                  Indebtedness falling within paragraphs (i) to (vi) above;

            "INSTALMENT" means in respect of a Tranche the amount of principal of that Tranche (other than the relevant Maturity Date Payment) repayable on a Repayment Date in accordance with Clause 3;

            "INSURANCE ASSIGNMENT" means either of the two (2) valid and effective first legal assignments of the Insurances (together with the notices thereof), one (1) executed by each Borrower in respect of the relevant Vessel in favour of the Agent and/or the Lenders such assignments and notices to be in the form and on the terms and conditions required by the Co-ordinator and agreed on signing hereof and as specified in paragraph 35 of Schedule 4;

            "INSURANCES" means all policies and contracts of insurance and entries of a Vessel in a protection and indemnity or war risks association which are effected in respect of the Vessel, her freights, disbursements, profits or otherwise and all benefits, including all claims and returns of premiums thereunder and shall also include all compensation payable by virtue of Compulsory Acquisition;

            "INTEREST PAYMENT DATE" means the last day of each Interest Period and if an Interest Period is longer than six (6) months' duration the date falling at the end of each successive period of six (6) months during such Interest Period from its commencement;

            "INTEREST PERIOD" means each period ascertained in accordance with Clause 5.2 or Clause 5.8;

            "INTEREST RATE" means the rate of interest applicable to the Loan calculated in accordance with Clause 5.6, Clause 5.8 or Clause 6.3;

            "LENDING BRANCH" means in respect of the Agent, the Co-ordinator and each Lender its office at the address set out beneath its name in
            Schedule 2 or such other office as it shall from time to time select and notify through the Agent to the Borrowers;

            "LIBOR" means with respect to any Interest Period the rate of interest (expressed as an annual rate) determined by the Agent to be:

            (i) the offered rate for deposits in Dollars for a period equivalent to such Interest Period which appears on the Telerate Page 3750 at or about 11.00 a.m. London time on the Quotation Date; or

            (ii) if no rate is provided for the respective Interest Period on the Telerate Page 3750, the interpolated rate per annum for deposits in Dollars in an amount approximately equal to the relevant Tranche as calculated by the Agent, such interpolated rate to be based on the Telerate Page 3750 (for periods of more than one (1) month) or on the Reuters Page LIBO (for periods of more than one (1) week and up to one (1) month) provided that LIBOR for periods of less than one (1) week will be ascertained under sub-section (iii) below;

            OR (if Telerate Page 3750 or Reuters Page LIBO (as the case may be) is discontinued or if the Agent is unable to make the said determination due to technical breakdown in the relevant system or the Interest Period is less than one (1) week)

            (iii) the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent (1/16%)) of the rates per annum notified to the Agent by each of the Reference Banks as the rate at which deposits in Dollars in an amount approximately equal to the relevant Tranche are offered to such Reference Bank by leading banks in the London Interbank Market at such Reference Bank's request at or about 11.00 a.m. London time on the Quotation Date for a period equal to the Interest Period and for delivery on the first Business Day thereof;

            "LOAN" means the principal amount of the Tranches advanced to the Borrowers under this Agreement or (as the context may require) the amount thereof for the time being advanced and outstanding under this Agreement;

            "LOWER SAXONY GUARANTEED AMOUNT" means the amount guaranteed from time to time under a Lower Saxony Guarantee;

            "LOWER SAXONY GUARANTEES" means the guarantees to be issued by the German State of Lower Saxony in favour of the Co-ordinator substantially in the form of Schedule 7 one (1) in respect of each Tranche and each in the maximum amount of fifty six million seven hundred thousand Dollars (USD56,700,000) payable in Deutsche Mark at an exchange rate of two Deutsche Mark and twenty five pfennig (DEM2.25) to one Dollar (USD1) up to a maximum amount of one hundred and twenty seven million five hundred and seventy five thousand Deutsche Mark (DEM127,575,000) or the agreed equivalent in Euro being sixty five million two hundred and twenty eight thousand and sixty one Euro and seventy four cents (EUR65,228,061.74) as security for part of the relevant Tranche;

            "MANAGEMENT AGREEMENT ASSIGNMENT" means either of the two (2) valid and effective first legal assignments of the Management Agreements (together with the notices thereof and the acknowledgements), one
            (1) executed by each of the Borrowers in respect of its Vessel in favour of the Agent such assignments, notices and acknowledgements to be in the form and on the terms and conditions required by the Co-ordinator and agreed on the date of the Fourth Supplemental Agreement;

            "MANAGEMENT AGREEMENTS" means the two (2) agreements entered into between a Borrower and the Manager on or before the Third Restatement Date providing for the commercial and technical ship management and crewing of the relevant Vessel such agreements to be in the form and on the terms and conditions required by the Co-ordinator and agreed on the date of the Fourth Supplemental Agreement;

            "MANAGER" means NCL (Bahamas) Ltd. of Reid Hall, 3 Reid Street, Hamilton HM 11, Bermuda the company which (among other things) provides the commercial and technical ship management and crewing services for the Vessels pursuant to the Management Agreements;

            "MARGIN" means the rate of one point two five per cent (1.25%) per annum and from 13 December 2001 the rate of one point four per cent (1.4%) per annum;

            "MATURITY DATE" means the Tranche 1 Maturity Date and/or the Tranche 2 Maturity Date;

            "MATURITY DATE PAYMENT" means the amount of sixty two million six hundred and ninety two thousand two hundred Dollars (USD62,692,200) in the case of each Tranche repayable to the Lenders pursuant to Clause 3 on the relevant Maturity Date;

            "MONTH" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month;

            "MORTGAGES" means either of the two (2) first priority statutory Bahamian ship mortgages and deeds of covenants collateral thereto, one (1) granted by each of the Borrowers over its Vessel in favour of the Agent and/or the Lenders as security pursuant hereto such mortgages and deeds of covenants to be in the form and on the terms and conditions required by the Co-ordinator and agreed on the Restatement Date and as specified in paragraph 33 of Schedule 4;

            "NCL AMERICA" means NCL America Inc. of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America;

            "NCL AMERICA HOLDINGS" means NCL America Holdings of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America;

            "NCLC FLEET" means the vessels owned by the companies in the NCLC Group;

            "NCLC GROUP" means the Guarantor and its wholly owned Subsidiaries;

            "NCLL" means Norwegian Cruise Line Limited of Reid Hall, 3 Reid Street, Hamilton HM 11, Bermuda;

            "NORWEGIAN DAWN CONTRACT PRICE" means three hundred and eighty four million Dollars (USD384,000,000) in respect of the Norwegian Dawn Vessel being the price agreed between the Builder and Norwegian Dawn for the construction of the Norwegian Dawn Vessel under article 1, clause 1.1(ii) of the relevant Building Contract;

            "NORWEGIAN DAWN VESSEL" means hull no S.649 (tbn "NORWEGIAN DAWN") at the yard of the Builder to be delivered to Norwegian Dawn pursuant to the relevant Building Contract and registered in the name of Norwegian Dawn under the laws and flag of the Bahamas;

            "NORWEGIAN DAWN VESSEL DELIVERY DATE" means 3 December 2002 being the date on which the Norwegian Dawn Vessel was delivered to and accepted by Norwegian Dawn pursuant to the relevant Building Contract;

            "NORWEGIAN STAR CONTRACT PRICE" means three hundred and eighty four million Dollars (USD384,000,000) in respect of the Norwegian Star Vessel being the price agreed between the Builder and Norwegian Star for the construction of the Norwegian Star Vessel under article 1, clause 1.1(ii) of the relevant Building Contract;

            "NORWEGIAN STAR VESSEL" means hull no S.648 (tbn "NORWEGIAN STAR") at the yard of the Builder to be delivered to Norwegian Star pursuant to the relevant Building Contract and registered in the name of Norwegian Star under the laws and flag of the Bahamas;

            "NORWEGIAN STAR VESSEL DELIVERY DATE" means 5 November 2001 being the date on which the Norwegian Star Vessel was delivered to and accepted by Norwegian Star pursuant to the relevant Building Contract;

            "OBLIGORS" means the Borrowers, the Guarantor, the Manager, the Shareholder and any other party from time to time to any of the Security Documents excluding the Agent, the Co-ordinator, the Arrangers and the Lenders;

            "OPERATING ACCOUNTS" means either of the two (2) accounts opened or to be opened by the Borrowers with Citibank N.A. of 3 Temasek Avenue, #17-00 Centennial Tower, Singapore 039190 or such other bank or banks as may be approved by the Co-ordinator from time to time for receipt of the Earnings of the Vessels;

            "ORIGINAL LOAN AGREEMENT" means this Agreement as executed on 26 June 1999, as amended by transfer certificates dated 23 June 2000, 4 December 2000, 19 January 2001 and 22 February 2001 between Commerzbank Aktiengesellschaft, Emden Branch and Bremer Bank Niederlassung der Dresdner Bank Aktiengesellschaft, Bremen, Deutsche Schiffsbank Aktiengesellschaft, Bremen and Hamburg, The Bank of Nova Scotia, Singapore Branch and Landesbank Schleswig-Holstein Girozentrale (now known as HSH Nordbank AG) respectively and a first supplement dated 17 August 2000 and as amended and restated by the Second Supplemental Agreement (prior to, inter alia, its amendment and restatement pursuant to the Third Supplemental Agreement and the Fourth Supplemental Agreement);

            "OUTSTANDING INDEBTEDNESS" means all sums of any kind payable actually or contingently to the Agent or the Lenders under or pursuant to this Agreement or any Transaction Document (whether by way of repayment of principal payment of interest or default interest payment of any indemnity or counter indemnity reimbursement for fees, costs or expenses or otherwise howsoever);

            "PERMITTED LIENS" means (i) any Encumbrance created by or pursuant to the Security Documents (ii) liens on a Vessel up to an aggregate amount at any time not exceeding one million Dollars (USD1,000,000) for current crew's wages and salvage and liens incurred in the ordinary course of trading a Vessel (iii) the Norwegian Star Second Security Documents (iv) the Norwegian Dawn Second Security Documents and (v) any other Encumbrance notified by any of the Obligors to the Agent prior to the Restatement Date;

            "POSSIBLE EVENT OF DEFAULT" means any event which, with the giving of notice, passage of time or occurrence of any other event, would constitute an Event of Default;

            "PROCESS AGENT" means Clifford Chance Secretaries Limited whose registered office is presently at 10 Upper Bank Street, London E14 5JJ or any other person in England nominated by the Borrowers or any other Obligor and approved by the Co-ordinator as agent to accept service of legal proceedings on their behalf under any of this Agreement and the Security Documents;

            "QUOTATION DATE" means, in relation to any Interest Period, the day on which quotations would ordinarily be given in the relevant interbank eurocurrency market for Dollar or Euro (as the case may be) deposits for delivery on the first day of that Interest Period;

            "REFERENCE BANKS" means Commerzbank Aktiengesellschaft, Norddeutsche Landesbank Girozentrale and Dresdner Bank Aktiengesellschaft;

            "REPAYMENT DATES" means in respect of a Tranche the last day of each of the twenty four (24) consecutive periods of six (6) months the first such period commencing on the relevant Delivery Date and the twenty fourth such period terminating twelve (12) years thereafter the last such Repayment Date also being the relevant Maturity Date;

            "RESTATEMENT DATE" has the same meaning as set out in the Second Supplemental Agreement;

            "REUTERS PAGE LIBO" means the display currently designated as Reuters Page LIBO, which includes London Interbank Offered Rates of four (4) major banks, which are members of the International Swap and Derivatives Association, or such other service as may be nominated by the British Bankers' Association as the information vendor for displaying the London Interbank Offered Rates of major banks in the London Interbank Market;

            "SAME DAY FUNDS" means Dollar funds settled through the New York Clearing House Interbank Payments System or Euro funds settled through TARGET such other funds for payment in Dollars or Euro as the Agent shall specify by notice to the Borrowers as being customary at the time for the settlement of international transactions in New York or Frankfurt of the type contemplated by this Agreement;

            "SAFETY MANAGEMENT CERTIFICATE" means a document issued to a vessel as evidence that the vessel operator and its shipboard management operate in accordance with an approved Safety Management System;

            "SAFETY MANAGEMENT SYSTEM" means a structured and documented system enabling the personnel of a vessel operator to implement effectively the safety and environmental protection policy of such vessel operator;

            "SECOND RESTATEMENT DATE" has the same meaning as set out in the Third Supplemental Agreement;

            "SECOND SUPPLEMENTAL AGREEMENT" means the second supplemental agreement dated 23 October 2001 to (among other things) the Original Loan Agreement prior to its amendment and restatement by the Second Supplemental Agreement;

            "SECURITY DOCUMENTS" means this Agreement, the Account Charges, the Mortgages, the Guarantee, the Debentures, the Earnings Assignments, the Insurance Assignments, the Charge Options, the Charges, the Management Agreement Assignments and all such other documents as may be executed at any time in favour of the Agent and/or any of the Lenders as security for the obligations of the Borrowers and the other Obligors whether executed pursuant to the express provisions of this Agreement or otherwise howsoever but excluding the Lower Saxony Guarantees;

            "SECURITY PERIOD" means the period beginning on the First Drawdown Date and ending on the date on which the amounts outstanding under this Agreement and under each of the other Security Documents are finally paid or repaid in full;

            "SHAREHOLDER" means NCL International, Ltd. of Reid Hall, 3 Reid Street, Hamilton HM 11, Bermuda, the sole registered and beneficial shareholder of the entire issued share capital of each of the Borrowers;

            "SHARES" means the two (2) shares in each of the Borrowers being one hundred per cent (100%) of the authorised and issued shares in each of the Borrowers registered in the name of and beneficially owned by the Shareholder;

            "STAR" means Star Cruises Limited of Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda;

            "SUBSIDIARY" has the meaning defined in the Companies Act 1985,
            Section 736 as substituted by the Companies Act 1989, Section 144;

            "SUBSTITUTE BASIS" means an alternative basis for maintaining the Loan certified by the Agent pursuant to Clause 6.3(A);

            "SUSPENSION NOTICE" means a notice given by the Agent to the Borrowers pursuant to Clause 6.1;

            "TARGET" means trans-European automated real-time gross settlement express transfer system;

            "TAXES" means all present and future income and other taxes, levies, imposts, deductions, compulsory liens and withholdings whatsoever together with interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof and "TAXATION" shall be construed accordingly;

            "TELERATE PAGE 3750" means the display currently designated as Telerate Page 3750 (or such other page as may replace it on such service) or such other service as may be nominated by the British Bankers' Association as the information vendor for displaying the London Interbank Offered Rates of major banks in the London Interbank Market;

            "THIRD RESTATEMENT DATE" has the same meaning as set out in the Fourth Supplemental Agreement;

            "THIRD SUPPLEMENTAL AGREEMENT" means the third supplemental agreement dated 21 March 2002 to (amongst other things) the Original Loan Agreement;

            "TOTAL LOSS" means any ACTUAL or constructive or arranged or agreed or compromised total loss or Compulsory Acquisition of a Vessel;

            "TRANCHE" means Tranche 1 and/or Tranche 2;

            "TRANCHE 1" means the amount of up to three hundred and thirteen million four hundred and sixty one thousand Dollars (USD313,461,000) to be applied in payment of the delivery instalment due by Norwegian Star to the Builder under the relevant Building Contract and in part payment (to the extent of one million seven hundred and eighty seven thousand Dollars (USD1,787,000)) of the cost of Norwegian Star's buyer's supplies to be advanced by the Lenders on the Norwegian Star Vessel Delivery Date by way of their Contributions thereto or (as the context may require) the amount thereof for the time being drawn down and outstanding hereunder;

            "TRANCHE 2" means the amount of up to three hundred and thirteen million four hundred and sixty one thousand Dollars (USD313,461,000) to be applied in payment of the delivery instalment due by Norwegian Dawn to the Builder under the relevant Building Contract and in part payment (to the extent of one million seven hundred and eighty seven thousand Dollars (USD1,787,000)) of the cost of Norwegian Dawn's buyer's supplies to be advanced by the Lenders on the Norwegian Dawn Vessel Delivery Date by way of their Contributions thereto or (as the context may require) the amount thereof for the time being drawn down and outstanding hereunder;

            "TRANCHE 1 MATURITY DATE" means, in respect of Tranche 1, either the date being a Business Day falling twelve (12) years from the Norwegian Star Vessel Delivery Date or such other date as is determined by the provisions of Clause 4;

            "TRANCHE 2 MATURITY DATE" means, in respect of Tranche 2, either the date being a Business Day falling twelve (12) years from the Norwegian Dawn Vessel Delivery Date or such other date as is determined by the provisions of Clause 4;

            "TRANSACTION DOCUMENTS" means the Security Documents, the Building Contracts, the Drawdown Notices, the Management Agreements and any other material document now or hereafter issued in connection with the documents or the transaction herein referred to and also including any document entered into in respect of interest rate swap agreements, hedging agreements and/or funding documents at the request of the Borrowers for the purposes of this Agreement but excluding the Lower Saxony Guarantees;

            "TRANSFER CERTIFICATE" means the certificate attached hereto as
            Schedule 6;

            "TRANSFER DATE" means, in relation to any Transfer Certificate, the date specified in such Transfer Certificate as the date for the making of the transfer or, where such transfer is specified as being subject to the fulfilment of certain conditions, the date on which the Agent receives a certificate from the Lender making the transfer confirming that all such conditions have been fulfilled;

            "TRANSFEREE" means any reputable bank acceptable to the Agent and the Borrowers which becomes a party to this Agreement as a Lender pursuant to Clause 19;

            "VESSELS" means:

            (i)   the Norwegian Star Vessel; and

            (ii)  the Norwegian Dawn Vessel,

            to be respectively a one thousand one hundred and twenty (1,120) and a one thousand one hundred and twelve (1,112) cabin luxury passenger cruise vessel; and

            "YEAR 2000 CONFORMITY" means that neither performance nor functionality of computer systems, electronic and electro-mechanical or similar equipment will be affected by dates prior to or during or after the year 2000.

      1.2   CONSTRUCTION

            In this Agreement unless the context otherwise requires:

            (A) clause headings are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

            (B) references to Clauses and to Schedules are to be construed as references to clauses of and schedules to this Agreement unless otherwise stated and references to this Agreement are to be construed as references to this Agreement including its Schedules;

            (C) references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as from time to time amended, supplemented and/or novated;

            (D) references to any Act or any statutory instrument shall be construed as references to that Act or that statutory instrument as from time to time re-enacted, amended or supplemented;

            (E) references to any party to this Agreement or any other document shall include reference to such party's successors and permitted assigns;

            (F) words importing the plural shall include the singular and vice versa;

            (G) references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof;

            (H) where any matter requires the approval or consent of the Agent or the Co-ordinator such approval or consent shall not be deemed to have been given unless given in writing; where any matter is required to be acceptable to the Agent or the Co-ordinator, the Agent or the Co-ordinator (as the case may be) shall not be deemed to have accepted such matter unless its acceptance is communicated in writing; each of the Agent and the Co-ordinator may give or withhold its consent, approval or acceptance at its unfettered discretion;

            (I) a certificate by the Agent as to any amount due or calculation made hereunder shall be conclusive except for manifest error; and

            (J) terms and expressions not defined in this Agreement but whose meanings are defined in this Agreement prior to its amendment and restatement by the Fourth Supplemental Agreement shall have the meanings set out therein.

      1.3   AGENT AND CO-ORDINATOR

            The Agent and the Co-ordinator will be appointed by the Lenders as agent and co-ordinator respectively under the Agency and Co-ordination Deed and references herein to the Agent or the Co-ordinator shall be construed as references to itself and the Lenders. The Borrowers shall only communicate with the

            Lenders under this Agreement and the other Security Documents through the Co-ordinator or the Agent (as the case may be) and as hereinafter referred to.

2     THE FACILITY

      2.1   AVAILABILITY

            (A) The Lenders grant to the Borrowers jointly and severally the Facility by way of Tranche 1 and Tranche 2. So far as and to the extent that any part of the Facility remains undrawn at close of business in London on 31 May 2003 it shall be automatically cancelled.

            (B) Each Lender shall advance its Contribution to the Tranches in the proportion which its Contribution for the time being bears to the other Contributions of the Lenders.

            (C) Neither the Agent nor any other Lender shall be liable for any failure or delay on the part of any Lender in making any advance hereunder nor shall the Agent, the Co-ordinator or the Arrangers have any obligation to seek to procure additional Lenders in the event of such a failure PROVIDED THAT if any Lender should fail to advance its Contribution hereunder, that Lender and the Agent will take all reasonable steps to mitigate the effect of that failure. Notwithstanding the aforesaid proviso, neither the Agent nor any Lender shall be obliged to increase its Contribution hereunder in respect of the failure by any other Lender(s) to fund its Contribution.

      2.2   PURPOSE AND APPLICATION

            The purpose of the Facility is set out below.

            (A) Norwegian Star shall apply Tranche 1 in payment of the delivery instalment due to the Builder under the relevant Building Contract and in part payment of the cost of Norwegian Star's buyer's supplies; and

            (B) Norwegian Dawn shall apply Tranche 2 in payment of the delivery instalment due to the Builder under the relevant Building Contract and in part payment of the cost of Norwegian Dawn's buyer's supplies.

      2.3   DRAWDOWN

            The Borrowers shall only make drawings under the Facility if:

            (A) the Agent receives at least five (5) Business Days' notice of the Borrowers' request for such drawing in the form of
                  Schedule 3;

            (B) no Event of Default or Possible Event of Default has occurred before the date of such drawing;

            (C) the representations and warranties set out in Clause 9 and each of the other Security Documents are correct on the date of such drawing; and

            (D) it is then lawful for each of the Lenders to make available its Contribution to the Facility.

      2.4   BREAK COSTS

            If for any reason a Tranche is not drawn down by the Borrowers hereunder after notice of drawdown has been given to the Agent pursuant to Clause 2.3, the Borrowers will pay to the Agent for the account of the Lenders such amount as the Agent may certify as necessary to compensate the Lenders (other than any Lender whose default has caused the Tranche not to be drawn down) for any loss (including any losses under any interest rate swap agreements or other financial derivatives entered into for the purpose of this Agreement) or expense on account of funds borrowed, contracted for or utilised in order to fund its Contribution to the Tranche. Each Lender shall supply to the Agent a certificate of break costs which in the absence of manifest error shall be conclusive as to the amounts due.

      2.5   CONDITIONS OF DRAWDOWN

            The Agent shall not be under any obligation to advance a Tranche hereunder until all the documents and evidence referred to in the relevant part of Schedule 4 are in the possession of the Co-ordinator in form and substance satisfactory to it.

      2.6   SEVERAL OBLIGATIONS OF THE LENDERS

            The obligations and rights of each Lender hereunder are several and if for any reason the Borrowers receive in respect of a Tranche an amount greater than the aggregate of the Contributions to that Tranche, the Borrowers forthwith upon the demand of the Agent shall pay to the Agent (for the account of those Lenders whose Contributions were exceeded) the amount certified by the Agent as representing the excess of the amount paid to the Borrowers over the due and proper amount of the Contributions of the Lenders actually received by the Agent.

      2.7   LENDER'S FAILURE TO PERFORM

            Subject to Clause 2.1(C), the failure by a Lender to perform its obligations hereunder shall not affect the obligations of the Borrowers towards any other party hereto nor shall any such other party be liable for the failure by such Lender to perform its obligations hereunder.

      2.8   FULFILMENT OF CONDITIONS AFTER DRAWDOWN

            If the Lenders, acting unanimously, decide (or the Co-ordinator in accordance with the Agency and Co-ordination Deed decides) to advance a Tranche to the Borrowers hereunder without having received all of the documents or evidence referred to in the relevant part of
            Schedule 4, the Borrowers will nevertheless deliver the remaining documents or evidence to the Co-ordinator within fourteen (14) days of such drawing (or such other period as the Co-ordinator may stipulate) and the advance of the Facility shall not be construed as a waiver of the Co-ordinator's right to receive the documents or evidence as aforesaid nor shall this provision impose on the Co-ordinator or the Lenders any obligation to permit the drawing in the absence of such documents or evidence.

3     REPAYMENT

      3.1 Unless otherwise repaid in accordance with the provisions of this Agreement, the Borrowers hereby jointly and severally agree to repay the Loan as follows:

            (A) by repaying each Tranche by twenty four (24) equal half yearly Instalments of principal the first such Instalment to be paid six (6) months from the relevant Delivery Date and the remainder at six (6) monthly intervals thereafter the final such Instalment to be paid on the relevant Maturity Date; and

            (B) by repaying each Maturity Date Payment on the relevant Maturity Date.

4     PREPAYMENT

      4.1   VOLUNTARY PREPAYMENT

            On giving at least thirty (30) days' prior notice to the Agent, the Borrowers may on the last day of an Interest Period prepay the whole or any part of a nominated Tranche (but if in part in an amount of five million Dollars (USD5,000,000) or an integral multiple thereof) provided that in the event of such a prepayment being effected from a source other than the profits of the NCLC Group's activities (of which the Agent shall be the sole judge) a prepayment fee of one per cent (1%) of the amount so prepaid shall be due and payable to the Agent on behalf of the Lenders simultaneously with such a prepayment.

      4.2   VOLUNTARY PREPAYMENT IN CASE OF INCREASED COST

            At any time after any sum payable by the Borrowers has been increased under Clause 8 or a Lender has made any claim for indemnification under Clause 8, the Borrowers may, after giving to the Agent five (5) Business Days' notice of its intention to do so, prepay the whole (but not part only) of the Contribution of that Lender.

      4.3   MANDATORY PREPAYMENT IN CASE OF ILLEGALITY

            (A) If any change in, or in the interpretation or application of, any law, regulation or treaty shall make it unlawful in any jurisdiction applicable to any of the Lenders for that Lender to make available or maintain its Contribution or to give effect to its obligations as contemplated hereby, the Agent may, by notice thereof to the Borrowers, declare that the relevant Lender's obligations shall be terminated forthwith whereupon (if any of the Facility has then been advanced) the Borrowers shall prepay forthwith to the relevant Lender its Contribution together with interest thereon to the date of such prepayment and all other amounts due to such Lender under the Security Documents (or, if permitted by the relevant law, regulation or treaty, at the end of the then current Interest Period).

            (B) A Lender affected by any provision of Clause 4.3(A) shall promptly inform the Agent after becoming aware of the relevant change and the Agent shall, as soon as reasonably practicable thereafter, notify the

                  Borrowers of the change and its possible results. Without affecting the Borrowers' obligations under Clause 4.3(A) and in consultation with the Agent, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the change (for example (and if then possible) by changing its Lending Branch or transferring some or all of its rights and obligations under this Agreement to another financial institution reasonably acceptable to the Borrowers and the Agent). The reasonable costs of mitigating the effect of any such change shall be borne by the Borrowers save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.

      4.4   VOLUNTARY PREPAYMENT FOLLOWING IMPOSITION OF SUBSTITUTE BASIS

            The Borrowers may notify the Agent within ten (10) days of the receipt of a certificate from the Agent of a Substitute Basis under Clause 6.3 whether or not they wish to prepay the relevant Tranche, in which event the Borrowers shall forthwith prepay such Tranche together with interest accrued thereon at the rate specified in the relevant certificate of Substitute Basis.

      4.5   PREPAYMENT IN CASE OF TOTAL LOSS OF A VESSEL

            If a Vessel is or becomes a Total Loss, then the Borrowers will, within thirty (30) days thereof or, if the Co-ordinator is satisfied in its sole discretion that the Total Loss is adequately covered by the Insurances and that the relevant insurance proceeds will be payable to the Agent within one hundred and fifty (150) days thereof, by no later than the date which is one hundred and fifty
            (150) days after the date of the event giving rise to such Total Loss prepay not less than the relevant Tranche in accordance with Clause 4.7 and Clause 14.1.

            For the purposes of this Clause a Total Loss shall be deemed to have occurred:

            (A) if it consists of an actual loss, at noon Greenwich Mean Time on the actual date of loss or, if that is not known, on the date on which the Vessel was last heard of;

            (B) if it consists of a Compulsory Acquisition, at noon Greenwich Mean Time on the date on which the requisition is expressed to take effect by the person requisitioning the Vessel; and

                  (C) if it consists of a constructive or compromised or arranged or agreed total loss or damage to the Vessel rendering repair impracticable or uneconomical or rendering the Vessel permanently unfit for normal use, at noon Greenwich Mean Time on the date on which notice claiming the loss of the Vessel is given to her insurers.

         4.6      PREPAYMENT IN CASE OF SALE OF A VESSEL

                  If a Vessel is sold by a Borrower with the prior consent of the Co-ordinator (which consent is not to be unreasonably withheld or delayed), then the Borrowers will concurrent with completion of the sale prepay at least the relevant Tranche in accordance with Clause 4.7 and Clause 14.1. Subject to Clause
                  4.8 hereof, prepayment of a Tranche or part consequent upon the permitted sale of a Vessel shall absolve the Borrowers from any liability to pay prepayment fees or costs.

         4.7      EFFECT OF PREPAYMENT

                  Any notice given by the Borrowers under Clause 4.1, Clause 4.2 or Clause 4.4 shall be irrevocable and shall oblige the Borrowers to pay to the Agent on account of the Lenders the amount therein stated on the date therein stated. No amount prepaid under this Agreement may be redrawn. Each prepayment in respect of a particular Tranche under this Agreement shall be applied in satisfaction of the Borrowers' remaining obligations under Clause 3 in respect of that Tranche pro rata in inverse chronological order and the Maturity Date shall then be the date on which the last Instalment is repayable. Prepayments under this Agreement shall be made together with accrued interest thereon and the payment of all other sums then owing under any of the Security Documents.

         4.8      BREAK COSTS

                  If any repayment or prepayment of a Tranche or part thereof is made otherwise than on the last day of an Interest Period, the Borrowers shall pay to the Agent on behalf of the Lenders on demand such additional amount as the Agent may certify (such certificate to contain a calculation thereof in reasonable detail) as necessary to compensate each of the Lenders for any loss (including cost of breaking deposits (including warehousing and other related costs) or any losses under interest rate swap agreements or other financial derivatives entered into for the purpose of this transaction) or expense (including warehousing and other related costs) on account of funds borrowed, contracted for or utilised to fund the amount so repaid or prepaid.

5        INTEREST

         5.1      PAYMENT OF INTEREST

                  The Borrower shall pay interest on each Tranche at the Interest Rate applicable for each Interest Period in respect thereof which interest shall be payable in arrears on each Interest Payment Date.

         5.2      SELECTION AND DURATION OF INTEREST PERIODS

                  (A) The Borrowers may give notice to the Agent to be received by the Agent not later than 9.00 a.m. London time five (5) Business Days prior to the commencement of each Interest Period in respect of a Tranche, specifying whether that Interest Period is to be of three (3), six (6) or twelve (12) months' duration. Interest Periods shall commence, in the case of the first, on the first Drawdown Date in respect of the relevant Tranche and, in the case of Interest Periods other than the first, on the expiry of the preceding Interest Period. Each Interest Period shall, subject to the following provisions of this Clause 5, be of a duration selected by the Borrowers as above provided that the final Interest Period in respect of a Tranche shall end on the Maturity Date for that Tranche.

                  (B) The Borrowers shall also be entitled to give notice to the Agent to be received by the Agent not later than 9.00 a.m. London time seven (7) Business Days prior to the commencement of an Interest Period in respect of a Tranche requesting an Interest Period to be fixed to end at any time up to and including the relevant Maturity Date and to which request all the Lenders in their absolute discretion may agree.

                  (C) The Borrowers shall also be entitled to give notice to the Agent at any time hereafter and prior to giving a Drawdown Notice in respect of the relevant Tranche requesting an Interest Period for that Tranche to be fixed to end at any time up to and including the relevant Maturity Date and to which request all the Lenders in their absolute discretion may agree.

         5.3      NO NOTICE AND UNAVAILABILITY

                  If the Borrowers fail to select an Interest Period in accordance with Clause 5.2 or the Agent certifies that deposits for the period selected by the Borrowers are not available to each of the Lenders in the ordinary course of business in the London interbank eurocurrency market to fund the relevant Tranche, the Borrowers shall be deemed to have selected an Interest Period of six (6) months (or such other period as the Agent may in its discretion decide).

         5.4      SEPARATE INTEREST PERIODS FOR INSTALMENTS

                  If an Interest Period would otherwise extend beyond any Repayment Date, the relevant Tranche shall be divided into two
                  (2) or more portions. One or more portions will be of an amount equal to the amount of the Tranche required to be repaid on each relevant Repayment Date and will have an Interest Period of such length as will expire on that date and the Interest Period relating to the remainder of the Tranche will be determined in accordance with Clauses 5.2 and 5.3.

         5.5      EXTENSION AND SHORTENING OF INTEREST PERIODS

                  If an Interest Period would otherwise end on a day which is not a Business Day, the Interest Period shall be extended until the next following Business Day unless the next following Business Day falls in the next calendar month in which case the Interest Period will be shortened to expire on the preceding Business Day.

                  If an Interest Period commences on the last Business Day in a month or if there is no day in the month in which the Interest Period will end which corresponds numerically to the day on which it begins, the Interest Period shall end on the last Business Day in that month.

         5.6      INTEREST RATE

                  (A) In respect of Interest Periods pursuant to Clause 5.2(A) and subject to Clause 5.8 and Clause 6, the rate of interest applicable to a Tranche (or relevant part in the case of the division of such Tranche under Clause 5.4) during an Interest Period shall be the rate per annum which is the sum of LIBOR plus the Margin.

                  (B) In respect of Interest Periods pursuant to Clause 5.2(B) and Clause 5.2(C) and subject to Clause 5.8 and Clause 6, the rate of interest applicable to a Tranche during an Interest Period shall be the rate including the Margin agreed between the Agent and the Borrowers.

         5.7      BANK BASIS

                  Interest, commitment fee, agency fees and any other payments hereunder of an annual nature shall accrue from day to day and be computed on the basis of a year of three hundred and sixty
                  (360) days and for the actual number of days elapsed.

         5.8      DEFAULT INTEREST

                  If the Borrowers fail to pay on the due date any sum due under this Agreement or any of the other Security Documents to which it may at any time be a party, the Borrowers shall, without affecting any other remedy of the Agent or the Lenders, pay interest on such sum from the due date to the actual date of payment (as well after as before judgment). Such interest shall accrue on a daily basis at the higher of the Interest Rate fixed for the latest Interest Period and the rate computed by the Agent and certified by the Agent to the Borrowers as being the aggregate of (i) the Margin plus one per cent (1%) and (ii) the greater of (a) in the case of the Lenders, the average (rounded upwards if necessary to the next integral multiple of one-sixteenth of one per cent (1/16%)) of the respective rates per annum at which each of the Lenders is able to acquire in accordance with its normal practice deposits in Dollars or Euro (as the case may be) in successive periods of one (1) month (or for such shorter period as the Agent may in its absolute discretion select) in the relevant interbank eurocurrency market in an amount equivalent to or comparable with its Contribution to such sum, and, in the case of the Agent, the rate per annum at which it is able to acquire in accordance with its normal practice deposits in Dollars in successive periods of one (1) month (or for such shorter period as the Agent may in its absolute discretion select) in the London interbank eurocurrency market in an amount equivalent to such sum, as at approximately 11.00 a.m. (London time) on any relevant day and (b) in the case of the Lenders, the average (rounded upwards if necessary to the next integral multiple of one-sixteenth of one per cent (1/16%)) of the cost to each of the Lenders of funding its Contribution to such sum, and, in the case of the Agent, the cost of funding such sum, such interest to be compounded at the end of the period selected by the Agent and to be payable on demand. In the event of LIBOR or EURIBOR (as the case may be) not being available then the Agent shall in its discretion use the Substitute Basis for its calculation as set out in Clause 6.3.

6        SUBSTITUTE BASIS OF FUNDING

         6.1      MARKET DISTURBANCE

                  Notwithstanding anything to the contrary in this Agreement, if prior to the commencement of any Interest Period the Agent shall determine in good faith (which determination shall be conclusive and binding on the parties hereto) that:

                  (A) by reason of circumstances affecting the relevant interbank eurocurrency market adequate and fair means do not exist for ascertaining the Interest Rate during such Interest Period pursuant to Clause 5; or

                  (B) deposits in Dollars or Euro of equal duration to such Interest Period will not be available to any of the Lenders in the relevant interbank eurocurrency market in sufficient amounts in the ordinary course of business to fund its Contribution during such Interest Period; or

                  (C) by reason of any material change in applicable law or regulation or of any change in national or international financial or economic conditions any of the Lenders is unable to fund or to continue to fund its Contribution during such Interest Period by deposits obtained in the relevant interbank eurocurrency market, then the Agent shall promptly give a notice (being a Suspension Notice), containing full particulars thereof in reasonable detail to the Borrowers.

         6.2      SUSPENSION OF DRAWDOWN

                  If a Suspension Notice is given by the Agent before the advance of any of the Facility in accordance with Clause 2 then the Agent shall not be obliged to advance the Facility until notice to the contrary is given by the Agent. During the period of thirty (30) days from the giving of such Suspension Notice, the Agent and any Lender affected by the relevant market disturbance shall consult in good faith with the Borrowers with a view to agreeing to an alternative basis for advancing of the Facility or any relevant part thereof. If such alternative basis is agreed between the Borrowers, the Agent and the relevant Lender or Lenders, it shall apply in accordance with its terms.

         6.3      CERTIFICATES OF SUBSTITUTE BASIS

                  (A) If the Facility or part thereof has been advanced before a Suspension Notice is given, the Lender or Lenders affected by the relevant market disturbance shall within thirty (30) days following the date of the Suspension Notice, certify (through the Agent) in good faith to the Borrowers an alternative basis (being the Substitute Basis) for maintaining its Contribution affected by the relevant market disturbance. Such Substitute Basis may be retroactive to the beginning of the then current Interest Period (or Interest Periods), and may include an alternative method of fixing the interest rate (which shall reflect the cost to the relevant Lender or Lenders of funding its Contribution from other sources plus the Margin) or alternative Interest Periods for the Tranche or any relevant part thereof, provided always that so far as practicable any such Substitute Basis shall be computed in a manner and for periods as similar as possible to those provided in Clause 5.

                  (B) Each Substitute Basis so certified shall be binding upon the Borrowers, the Agent and the Lenders and shall be treated as part of this Agreement.

         6.4      REVIEW

                  So long as any Substitute Basis is in force, the Agent, in consultation with the Borrowers and the Lenders, shall from time to time, but not less often than monthly, review whether or not the circumstances referred to in Clause 6.1 still prevail with a view to returning to the normal provisions of this Agreement.

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

7        PAYMENTS

         7.1      PLACE FOR PAYMENT

                  All payments by the Borrowers under this Agreement or any of the other Security Documents to which any of them may at any time be a party shall be made to the Agent in Same Day Funds:

                  (A) if in Dollars by 10.00 a.m. New York time to Commerzbank Aktiengesellschaft, New York (SWIFT COBAUS3XXXX), account Commerzbank Aktiengesellschaft, Frankfurt (SWIFT COBADEFFXXX) in favour of Commerzbank International S.A., Luxembourg (SWIFT COBALULXXXX) account no 871 6961; and

                  (B) if in Euro by 10.00 a.m. Frankfurt time to Commerzbank Aktiengesellschaft, Frankfurt, for the account of Commerzbank International S.A., account no 400.8716961.01EUR,

                  or such other account or bank as the Agent may from time to time designate.

         7.2      DEDUCTIONS AND GROSSING-UP

                  (A) Each payment to be made by the Borrowers to the Agent hereunder in Dollars or Euro shall be made free and clear of and without deduction for or on account of Taxes unless the Borrowers are required by law to make such a payment subject to the deduction or withholding of Taxes, in which case the sum payable by the Borrowers in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Agent receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

                  (B) Without prejudice to the provisions of Clause 7.2(A), if any Lender or the Agent on its behalf is required to make any payment on account of tax (not being a tax imposed on the net income of its Lending Branch by the jurisdiction in which it is incorporated or in which its Lending Branch is located or any other tax existing and applicable on the date of this Agreement under the laws of any jurisdiction) or otherwise on or in relation to any sum received or receivable hereunder by such Lender or the Agent on its behalf (including, without limitation, any sum received or receivable under this Clause 7) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such Lender or the Agent on its behalf, the Borrowers shall, upon demand of the Agent, indemnify such Lender or the Agent against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith. If any Lender proposes to make a claim under the provisions of this Clause 7.2(B) it shall certify to the Borrowers in reasonable detail within thirty (30) days (or such longer period as any Lender may reasonably require) after becoming aware of the event by reason of which it is entitled to make its claim or claims the basis of its claim or claims, such certificate to be conclusive, save for manifest error.

         7.3      PRODUCTION OF RECEIPTS FOR TAXES

                  If the Borrowers make any payment hereunder in Dollars or Euro in respect of which they are required by law to make any deduction or withholding, they shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent within thirty
                  (30) days after they have made such payment to the applicable authority any original receipt issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment.

                  If an additional payment is made under Clause 7.2(B) and any Lender or the Agent on its behalf determines that it has received or been granted a credit against or relief of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender or the Agent (as the case may be) shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrowers such amount as such Lender or the Agent shall in its opinion have concluded to be attributable to the relevant deduction or withholding. Any such payment shall be conclusive evidence of the amount due to the Borrowers hereunder and shall be accepted by the Borrowers in full and final settlement of their rights of reimbursement hereunder in respect of such deduction or withholding. Nothing herein contained shall interfere with the right of any Lender and the Agent to arrange their respective tax affairs in whatever manner they think fit.

         7.4      MONEY OF ACCOUNT

                  If any sum due from the Borrowers under this Agreement or any other Security Document to which either of them may at any time be a party, or any order or judgment given or made in relation thereto, has to be converted from the currency (the "FIRST CURRENCY") in which the same is payable under such Security Document, order or judgment into another currency (the "SECOND CURRENCY") for the purpose of:

                  (A) making or filing a claim or proof against the Borrowers or either of them;

                  (B) obtaining an order or judgment in any court or other tribunal; or

                  (C) enforcing any order or judgment given or made in relation thereto;

                  the Borrowers shall indemnify and hold harmless the Agent and each of the Lenders from and against any damages or losses suffered as a result of any discrepancy between (i) the rate of exchange used to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which each Lender and the Agent (as the case may be) may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The above indemnity shall constitute an obligation of the Borrowers separate and independent from their other obligations and shall apply irrespective of any indulgence granted by the Agent or any of the Lenders.

         7.5      ACCOUNTS

                  The Agent shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to each of the Lenders hereunder or under any of the other Security Documents. In any legal action or proceeding arising out of or in connection with this Agreement or any other Security Documents, the entries made in the accounts so maintained shall be prima facie evidence, save in the case of manifest error, of the existence and amounts of the obligations of the Borrowers recorded therein.

         7.6      EARNINGS

                  Provided no Event of Default or Possible Event of Default has occurred (following which the Agent shall (inter alia) be entitled to request the Borrowers to give notice pursuant to Clause 3.2 of the Earnings Assignments and apply the Earnings in accordance with Clause 14.1) the Earnings shall throughout the Security Period be at the free disposal of the Borrowers but during the currency of the Management Agreements the net earnings of the Vessels shall be paid by the Manager to the relevant Borrower's Operating Account within five (5) Business Days of the end of each cruise of a Vessel.

         7.7      CONTINUING SECURITY

                  The security created by this Agreement and each of the other Security Documents shall be held by the Agent and/or the Lenders as a continuing security for the repayment of the Outstanding Indebtedness and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby or thereby secured or by any amendment of this Agreement or any of the other Security Documents. Such security shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Agent or the Lenders or any of them for all or any part of the amount hereby or thereby secured or any other right or remedy of the Agent or the Lenders or any of them under this Agreement, any of the other Security Documents or the Lower Saxony Guarantees, by operation of law or otherwise howsoever arising. All the powers arising from such security may be exercised from time to time as the Agent may deem expedient.

8        YIELD PROTECTION AND FORCE MAJEURE

         8.1      INCREASED COSTS

                  If by reason of:

                  (A) any change in law or in its interpretation or administration; and/or

                  (B) compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority including but without limitation the Basle Committee on Banking Regulations and Supervisory Practices whether or not having the force of law:

                           (i) any of the Lenders incurs a cost as a result of its performing its obligations under this Agreement and/or its advancing its Contribution hereunder; or

                           (ii) there is any increase in the cost to any of the Lenders of funding or maintaining all or any of the advances comprised in a class of advances formed by or including its Contribution advanced or to be advanced by it hereunder; or

                           (iii) any of the Lenders incurs a cost as a result of its having entered into and/or its assuming or maintaining its commitment under this Agreement; or

                           (iv) any of the Lenders becomes liable to make any payment on account of Tax or otherwise (other than Tax on its overall net income) on or calculated by reference to the amount of its Contribution advanced or to be advanced hereunder and/or any sum received or receivable by it hereunder; or

                           (v) any of the Lenders suffers any decrease in its rate of return as a result of any changes in the requirements relating to capital ratios, monetary control ratios, the payment of special deposits, liquidity costs or other similar requirements affecting that Lender, then the Borrowers shall from time to time on demand pay to the Agent for the account of the relevant Lender or Lenders amounts sufficient to indemnify the relevant Lender or Lenders against, as the case may be, such cost, such increased cost (or such proportion of such increased cost as is in the reasonable opinion of the relevant Lender or Lenders attributable to the funding or maintaining of its or their Contribution(s) hereunder) or such liability.

                  A Lender affected by any provision of Clause 8.1 above shall promptly inform the Agent after becoming aware of the relevant change and its possible results and the

                  Agent shall, as soon as reasonably practicable thereafter, notify the Borrowers of the change and its possible results. Without affecting the Borrowers' obligations under Clause 8.1 and in consultation with the Agent, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the change (for example (if then possible) by changing its Lending Branch or transferring some or all of its rights and obligations under this Agreement to another financial institution reasonably acceptable to the Borrowers and the Agent). The reasonable costs of mitigating the effect of any such change shall be borne by the Borrowers save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.

         8.2      FORCE MAJEURE

                  Where the Agent or any Lender (the "NON-PERFORMING PARTY") is prevented from performing any of its obligations under this Agreement by reason of Force Majeure this Agreement shall remain in effect but the Non-Performing Party's relevant obligations shall be suspended for so long as the Force Majeure continues and to the extent that the Non-Performing Party is so prevented, provided that:

                  (A) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

                  (B) the obligations of the Non-Performing Party shall not be excused as a result of the Force Majeure; and

                  (C) in respect of the suspension of the Non-Performing Party's obligations:

                           (i) the Non-Performing Party gives the Agent prompt written notice which the Agent shall forthwith upon receipt send to the Borrowers describing the circumstances of Force Majeure (including the nature of the occurrence, its expected duration and the effects of the Force Majeure on the ability of the Non-Performing Party to perform its relevant obligations), and continues to furnish weekly reports with respect thereto during the period of Force Majeure;

                           (ii) the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the Force Majeure; and

                           (iii) as soon as reasonably possible after the cessation of the Force Majeure the Non-Performing Party shall notify the Agent (who shall notify the Borrowers) in writing of such cessation and shall resume performance of its obligations under this Agreement if such resumption is then possible.

9        REPRESENTATIONS AND WARRANTIES

         9.1      DURATION

                  The representations and warranties in Clause 9.2 and Clause
                  9.3 shall survive the execution of this Agreement and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made on each day until the Borrowers have no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Security Documents.

         9.2      REPRESENTATIONS AND WARRANTIES

                  Each of the Borrowers represents and warrants to the Agent and each of the Lenders that:

                  (A)      STATUS

                           Each Obligor is a corporation duly organised constituted and validly existing under the laws of the country of its incorporation, possessing perpetual corporate existence, the capacity to sue and be sued in its own name and the power to own and charge its assets and carry on its business as it is now being conducted.

                  (B)      POWERS AND AUTHORITY

                           Each of the Obligors has the power to enter into and perform this Agreement and those of the other Security Documents to which it is a party and the transactions contemplated hereby and thereby and has taken all necessary action to authorise the entry into and performance of this Agreement and such other Security Documents and such transactions.

                  (C)      LEGAL VALIDITY

                           This Agreement constitutes legal, valid and binding obligations of the Borrowers enforceable in accordance with its terms and in entering into this Agreement and borrowing the Loan, each of the Borrowers is acting on its own account. Each other Transaction Document constitutes (or will constitute when executed) legal, valid and binding obligations of each Obligor expressed to be a party thereto enforceable in accordance with their respective terms.

                  (D)      NON-CONFLICT WITH LAWS

                           The entry into and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby do not and will not conflict with:

                           (i) any law or regulation or any official or judicial order; or

                           (ii)     the constitutional documents of any Obligor;
                                    or

                           (iii) any agreement or document to which any Obligor is a party or which is binding upon such Obligor or any of its assets,

                           nor result in the creation or imposition of any Encumbrance on an Obligor or its assets pursuant to the provisions of any such agreement or document.

                  (E)      NO DEFAULT

                           Save as disclosed in the Disclosure Letter, no event has occurred which constitutes a default under or in respect of any Transaction Document to which any Obligor is a party or by which any Obligor may be bound (including (inter alia) this Agreement) and no event has occurred which, with the giving of notice, lapse of time, determination of materiality or other condition might constitute a default under or in respect of any such Transaction Document and no event has occurred which constitutes a default under or in respect of any agreement or document to which any Obligor is a party or by which any Obligor may be bound to an extent or in a manner which might have a material adverse effect on its business, assets or financial condition and no event has occurred which, with the giving of notice, lapse of time, determination of materiality or other condition might constitute a default under or in respect of any such agreement or document.

                  (F)      CONSENTS

                           Except for the filing of those Security Documents which require registration in the Companies Registries in the Isle of Man, England and Wales or Bermuda, which filing must be completed within one
                           (1) month and twenty one (21) days respectively of the execution of the relevant Security Document(s) in the case of England and Wales and the Isle of Man and for the registration of the Mortgages through the Bahamas Maritime Authority, all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Agreement and each of the other Transaction Documents and the transactions contemplated thereby have been obtained or effected and are in full force and effect.

                  (G)      ACCURACY OF INFORMATION

                           All information furnished by any Obligor relating to the business and affairs of any Obligor in connection with this Agreement and the other Transaction Documents was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

                  (H)      FULL DISCLOSURE

                           Each Obligor has fully disclosed in writing to the Co-ordinator all facts relating to each Obligor which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into this Agreement.

                  (I)      NO ENCUMBRANCES

                           None of the assets or rights of any Obligor is subject to any Encumbrance except Permitted Liens.

                  (J)      PARI PASSU OR PRIORITY STATUS

                           The claims of the Agent and the Lenders against each Borrower under this Agreement will rank at least pari passu with the claims of all unsecured creditors of that Borrower (other than claims of such creditors to the extent that they are statutorily preferred) and in priority to the claims of any creditor of that Borrower who is also an Obligor.

                  (K)      SOLVENCY

                           Each of the Borrowers is and shall remain, after the advance to them of the Facility, solvent in accordance with the laws of the Isle of Man and the United Kingdom and in particular with the provisions of the Insolvency Act 1986 (as from time to time amended) and the requirements thereof.

                  (L)      WINDING-UP, ETC.

                           Neither Borrower nor any other Obligor has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any of them for the winding-up, dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of any of them or any or all of their assets or revenues nor have either sought any other relief under any applicable insolvency or bankruptcy law.

                  (M)      ACCOUNTS

                           The consolidated audited accounts of the Group for the period ending on 31 December 1998 and for all subsequent periods up to and including the period ending on 31 December 2003 (which accounts will be prepared in accordance with GAAP) fairly represent the financial condition of the Group as shown in such audited accounts and the consolidated audited accounts of the NCLC Group for the period ending on 31 December 2004 and for all subsequent periods (which accounts will be prepared in accordance with GAAP) will fairly represent the financial condition of the NCLC Group as shown in such audited accounts.

                  (N)      LITIGATION

                           Save as disclosed in writing to the Co-ordinator prior to 26 June 1999 and by way of the Disclosure Letter no litigation, arbitration or administrative proceedings are current or pending or, to its knowledge, threatened, which might, if adversely determined, have a material adverse effect on the business, assets or financial condition of any Obligor. For the avoidance of doubt, any such disclosure after 26 June 1999 shall not be deemed to be a reference to the facts and circumstances then subsisting at any time that this representation is deemed to be repeated pursuant to Clause 9.1.

                  (O)      TAX LIABILITIES

                           The NCLC Group has complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it; no material claims are being asserted against it with respect to Taxes, which might, if such claims were successful, have a material adverse effect on its business, assets or financial condition.

                  (P)      OWNERSHIP OF ASSETS

                           Each member of the Group or the NCLC Group (as the case may be) has good and marketable title to all its assets which are reflected in the audited accounts referred to in sub-clause (M) of this Clause.

                  (Q)      NO IMMUNITY

                           None of the Obligors nor any of their respective assets enjoys any right of immunity (sovereign or otherwise) from set-off, suit or execution in respect of their obligations under this Agreement or any of the other Transaction Documents or by any relevant or applicable law.

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

                  (R)      TAXES ON PAYMENTS

                           As at the date of this Agreement all amounts payable by them hereunder may be made free and clear of and without deduction for or on account of any Taxation.

                  (S)      PLACE OF BUSINESS

                           None of the Obligors has a place of business in any jurisdiction (except as already disclosed) which requires any of the Security Documents to be filed or registered in that jurisdiction to ensure the validity of the Security Documents to which it is a party.

                  (T)      OWNERSHIP OF SHARES

                           The Shares and all the shares in the Manager are legally and beneficially owned by the Shareholder, all the shares in the Shareholder are legally and beneficially owned by Arrasas and all the shares in Arrasas are legally and beneficially owned by the Guarantor and such structure shall remain so throughout the Security Period. Further, no Event of Default has occurred under clause 11.2 of the Guarantee in respect of the ownership and/or control of the shares in the Guarantor.

                  (U)      COMPLETENESS OF DOCUMENTS

                           The copies of the Building Contracts, the Management Agreements and any other relevant third party agreements delivered to the Co-ordinator are true and complete copies of each such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and no amendments thereto or variations thereof have been agreed nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable.

                  (V)      NO UNDISCLOSED COMMISSIONS

                           There are and will be no commissions, rebates, premiums or other payments by or to or on account of any Obligor, their shareholders or directors in connection with the transaction as a whole other than as disclosed to the Co-ordinator in writing.

                  (W)      ENVIRONMENT

                           Each of the Obligors:

                           (i) is in compliance with all applicable federal, state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, water of the contiguous zone, ocean waters and international waters), including without limitation, laws, regulations, conventions and agreements relating to:

                                    (a)      emissions, discharges, releases or
                                             threatened releases of chemicals,
                                             pollutants, contaminants, wastes,
                                             toxic substances, hazardous
                                             materials, oil, hazard substances,
                                             petroleum and petroleum products
                                             and by-products ("MATERIALS OF
                                             ENVIRONMENTAL CONCERN"); or

                                    (b)      the manufacture, processing,
                                             distribution, use, treatment,
                                             storage, disposal, transport or
                                             handling of Materials of
                                             Environmental Concern (such laws,
                                             regulations, conventions and
                                             agreements the "ENVIRONMENTAL
                                             LAWS");

                           (ii) has all permits, licences, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws ("ENVIRONMENTAL APPROVALS") and are in compliance with all Environmental Approvals required to operate its business as presently conducted or as reasonably anticipated to be conducted;

                           (iii) has not received any notice, claim, action, cause of action, investigation or demand by any other person, alleging potential liability for, or a requirement to incur, investigatory costs, clean-up costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorney's fees and expenses or fines or penalties, in each case arising out of, based on or resulting from:

                                    (a)      the presence or release or threat
                                             of release into the environment of
                                             any Material of Environmental
                                             Concern at any location, whether or
                                             not owned by such person; or

                                    (b)      circumstances forming the basis of
                                             any violation, or alleged
                                             violation, of any Environmental Law
                                             or Environmental Approval
                                             ("ENVIRONMENTAL CLAIM"); and

                           there are no circumstances that may prevent or interfere with such full compliance in the future.

                           There is no Environmental Claim pending or threatened against any of the Obligors.

                           There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against any of the Obligors.

                  (X)      YEAR 2000 CONFORMITY

                           Any upgrading, replacement or reprogramming required to achieve Year 2000 Conformity of any Obligor's computer systems, electronic and electro-mechanical or similar equipment (including leased systems and equipment) and the testing of all such systems and equipment as so upgraded, replaced or reprogrammed, will be completed in a timely manner and in respect of such systems or equipment owned or leased on or before 26 June 1999 in any event by 30 July 1999; the cost of such upgrading, replacement or reprogramming and testing to such Obligor will not have a material adverse effect on the Obligor's business or financial condition.

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

                  (Y)      MONEY LAUNDERING

                           Any borrowing by a Borrower hereunder, and the performance of its obligations hereunder and under the other Security Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to "MONEY LAUNDERING" as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities.

         9.3      REPRESENTATIONS ON A DELIVERY DATE

                  Each Borrower further represents and warrants to the Agent and each of the Lenders that on the relevant Delivery Date its Vessel will be:

                  (A) in its absolute and unencumbered ownership save as contemplated by the Security Documents;

                  (B) provisionally registered in its name under the Bahamian flag;

                  (C) classed with the highest classification available for a vessel of its type free of all recommendations and qualifications with Det Norske Veritas;

                  (D) operationally seaworthy and in compliance with all relevant provisions, regulations and requirements (statutory or otherwise) applicable to ships registered under the Bahamian flag;

                  (E)      insured in accordance with the provisions of Clause
                           10.21 and in compliance with the requirements therein in respect of such insurances; and

                  (F) managed by the Manager on and subject to the terms set out in the relevant NCLL Management Agreement.

10       UNDERTAKINGS

         10.1     DURATION

                  The undertakings in this Clause 10 shall survive the execution of this Agreement and shall be deemed to be repeated with reference mutatis mutandis to the facts and circumstances subsisting, as if made on each day until the Borrowers have no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Security Documents.

         10.2     INFORMATION

                  Each Borrower will provide to the Co-ordinator (or will procure the provision of):

                  (A) as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each of its financial years) a Certified Copy of its audited accounts for that year and of the consolidated Group accounts in that year (commencing with audited accounts made up to 31 December 1999) such Group accounts being substituted with NCLC Group accounts commencing with the audited accounts made up to 31 December 2004;

                  (B) as soon as practicable (and in any event within forty five (45) days of the end of each quarter of each financial year) a Certified Copy of the unaudited consolidated accounts of the Borrower and the Group for that quarter such Group accounts being substituted with NCLC Group accounts commencing with the unaudited accounts made up to 31 March 2004;

                  (C) promptly, such further information in its possession or control regarding its financial condition and operations and those of any company in the NCLC Group as the Co-ordinator may request;

                  (D) details of any material litigation, arbitration or administrative proceedings which affect any Obligor as soon as the same are instituted and served, or, to the knowledge of the Borrower, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding one million Dollars (USD1,000,000) or the equivalent in another currency).

                  All accounts required under this Clause 10.2 shall be prepared in accordance with GAAP and shall fairly represent the financial condition of the relevant company.

         10.3     NOTIFICATION OF DEFAULT

                  Each Borrower will notify the Co-ordinator of any Event of Default or Possible Event of Default forthwith upon any Obligor becoming aware of the occurrence thereof. Upon the Co-ordinator's request from time to time the Borrowers will issue a certificate stating whether any Obligor is aware of the occurrence of any Event of Default or Possible Event of Default.

         10.4     CONSENTS AND REGISTRATIONS

                  Each Borrower will procure that (and will promptly furnish Certified Copies to the Co-ordinator of) all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it or any Obligor to perform its obligations under, and ensure the validity or enforceability of, each of the Transaction Documents are obtained and promptly renewed from time to time and will procure that the terms of the same are complied with at all times. Insofar as such filings or registrations have not been completed on or before the relevant Drawdown Date each Borrower will procure the filing or registration within applicable time limits of each Security Document which requires filing or registration together with all ancillary documents required to preserve the priority and enforceability of the Security Documents.

         10.5     NEGATIVE PLEDGE

                  Neither of the Borrowers will create or permit to subsist any Encumbrance on the whole or any part of its present or future assets, except for the following:

                  (A) Encumbrances created with the prior consent of the Lenders; or

                  (B)      Permitted Liens.

         10.6     DISPOSALS

                  Except with the prior consent of all the Lenders, neither Borrower shall (and will procure that no other company in the NCLC Group shall), either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of all or a substantial part of its assets except that the following disposals shall not be taken into account:

                  (A) disposals made in the ordinary course of trading of the disposing entity (excluding disposal of ships) including without limitation, the payment of cash as consideration for the purchase or acquisition of any asset or service or in the discharge of any obligation incurred for value in the ordinary course of trading;

                  (B) disposals of cash raised or borrowed for the purposes for which such cash was raised or borrowed;

                  (C) disposals of assets in exchange for other assets comparable or superior as to type and value;

                  (D) a vessel owned by any member of the Star Group (other than a Borrower) may be sold provided such sale is on a willing seller willing buyer basis at or about market rate and at arm's length subject always to the provisions of any loan documentation for the financing of such vessel and NCLL may, following the sale of its shares by Arrasas to IOL, a wholly owned Subsidiary of Star, transfer to other wholly owned Subsidiaries of Star its vessels "NORWEGIAN WIND", "NORWEGIAN DREAM", "NORWEGIAN SEA", "NORWEGIAN MAJESTY", "NORWEGIAN CROWN" and "MARCO POLO" (the "SIX VESSELS") for their transfer values as set out in Schedule 8 and sell m.v. "NORWAY" to a third party and, prior to the sale of its shares as aforesaid, transfer its vessel "NORWEGIAN SKY" to Pride of Aloha Inc., a wholly owned Subsidiary of NCL America Holdings;

                  (E) the Subsidiaries of Star to whom the Six Vessels (as defined in Clause 10.6(D)) have been transferred may let each of the Six Vessels on demise or bareboat charter to the Manager for the period and at the charterhire rate set out in Schedule 8; and

                  (F) Arrasas may transfer its shares in NCLL to IOL and Star may transfer its shares in Arrasas to the Guarantor.

         10.7     CHANGE OF BUSINESS

                  Except with the prior consent of the Co-ordinator, neither Borrower shall make or threaten to make any substantial change in its business as presently conducted, namely that of a single ship owning company for its Vessel, or carry on any other business which is substantial in relation to its business as presently conducted so as to affect, in the opinion of the Co-ordinator, that Borrower's ability to perform its obligations hereunder and shall not form any Subsidiaries and the Borrowers will procure that the other Obligors continue, throughout the Security Period, to perform their current business activities.

         10.8     MERGERS

                  Except with the prior consent of the Co-ordinator, neither Borrower will enter into any amalgamation, restructure, substantial reorganisation, merger or consolidation or anything analogous to the foregoing. Further, no member of the NCLC Group will acquire any equity, share capital or obligations of any corporation or other entity PROVIDED THAT the Shareholder or NCL America Holdings may so acquire equity, share capital or obligations of a corporation or entity whose business is the ownership, operation or management of cruise vessels and PROVIDED FURTHER THAT:

                  (A) Arrasas may form two (2) wholly owned Subsidiaries, namely the Shareholder and NCL America Holdings;

                  (B) the existing shareholders of the owners of the Bahamas flag vessels in the NCLC Fleet may transfer their shares in such owners to the Shareholder;

                  (C) the existing shareholders of the owners of the US flag vessels in the NCLC Fleet may transfer their shares in such owners to NCL America Holdings;

                  (D) the Shareholder may form a wholly owned Subsidiary, namely the Manager, to operate the Bahamas flag vessels in the NCLC Fleet and to charter in each of the Six Vessels (as defined in Clause 10.6.(D)) on demise or bareboat charter for the period and at the charterhire rate set out in Schedule 8; and

                   (E) NCL America Holdings may form two (2) wholly owned Subsidiaries, namely NCL America, to operate the US flag vessels in the NCLC Fleet, and Pride of Aloha Inc., to own m.v. "NORWEGIAN SKY".

         10.9     MAINTENANCE OF STATUS AND FRANCHISES

                  Each Borrower will do all such things as are necessary to maintain its corporate existence in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business.

         10.10    FINANCIAL RECORDS

                  Each Borrower will keep proper books of record and account, in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of that Borrower in accordance with GAAP.

         10.11    FINANCIAL INDEBTEDNESS AND SUBORDINATION OF INDEBTEDNESS

                  (A) Otherwise than in the ordinary course of business as owner of its Vessel, except as contemplated by this Agreement and except any loan, advance or credit extended by the Guarantor or any member of the NCLC Group which is a wholly owned Subsidiary of the Guarantor, neither Borrower will create, incur, assume or allow to exist any financial indebtedness, enter into any finance lease or undertake any material capital commitment (including but not limited to the purchase of any capital asset).

                  (B) Each Borrower shall procure that any and all indebtedness (and in particular with any other Obligor) is at all times fully subordinated to the Security Documents and the obligations of the Borrowers hereunder. Upon the occurrence of an Event of Default or a Possible Event of Default, neither Borrower shall make any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing such indebtedness. In this Clause "FULLY SUBORDINATED" shall mean that any claim of the lender against the relevant Borrower in relation to such indebtedness shall rank after and be in all respects subordinate to all of the rights and claims of the Agent and the Lenders under this Agreement and the other Security Documents and that the lender shall not take any steps to enforce its rights to recover any monies owing to it by that Borrower and in particular but without limitation the lender will not institute any legal or quasi-legal proceedings under any jurisdiction at any time against the relevant Vessel, its Earnings or Insurances or the relevant Borrower and it will not compete with the Agent or the Lenders in a liquidation or other winding-up or bankruptcy of the relevant Borrower or in any proceedings in connection with that Borrower's Vessel, its Earnings or Insurances.

                  (C) The Borrowers hereby jointly and severally covenant with the Agent and each of the Lenders that so long as any part of the Outstanding Indebtedness remains unpaid or undischarged neither will, without the Co-ordinator's prior written consent, assign, mortgage, dispose of or otherwise deal with any inter-Borrower Financial Indebtedness or any part thereof.

         10.12    POOLING OF EARNINGS AND CHARTERS

                  Neither Borrower will enter into in respect of its Vessel (A) any pooling agreement or other arrangement for the sharing of any of the Earnings or the expenses of its Vessel or (B) any demise or bareboat charter or (C) any charter whereunder two
                  (2) months' charterhire (or the equivalent thereof) is payable in advance in respect of its Vessel or (D) any charter of its Vessel or contract of affreightment which, with the exercise of options for extension, could be for a period longer than thirteen (13) months.

         10.13    LOANS AND GUARANTEES BY THE BORROWERS

                  Otherwise than in the ordinary course of business as owner of its Vessel or except as contemplated hereby, a Borrower will not make any loan or advance or extend credit to any person, firm or corporation (except any loans, advances or credits made available to (a) passengers on board its Vessel for gambling purposes (b) ship's agents and/or (c) the Guarantor and/or members of the NCLC Group which are wholly owned Subsidiaries of the Guarantor and, in the case of such loans, advances or credits as are referred to in this paragraph (c), do not prevent the relevant Borrower from performing its obligations hereunder) or issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation.

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

         10.14    MANAGEMENT AND OPERATION OF CASINO

                  Except with the prior consent of the Co-ordinator, neither Borrower will permit any person other than the Manager to be the commercial, technical and crewing manager of its Vessel or permit any amendment to be made to the terms of the relevant Management Agreement.

         10.15    ACQUISITION OF SHARES

                  Neither Borrower will acquire any equity, share capital, assets or obligations of any corporation or other entity or permit its shares to be held by any party other than the Shareholder.

         10.16    TRADING WITH THE UNITED STATES OF AMERICA

                  Where a Vessel trades in the territorial waters of the United States of America, the relevant Borrower shall in respect of its Vessel take all reasonable precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America (as the same may be amended and/or re-enacted from time to time hereafter) or any similar legislation applicable to its Vessel in any other jurisdiction in which such Vessel shall trade (a "RELEVANT JURISDICTION") and, for this purpose a Borrower shall (inter alia) enter into a "Carrier Initiative Agreement" with the United States' Customs Service (if such is possible) and procure that the same (or a similar agreement in a Relevant Jurisdiction) is maintained in full force and effect and its obligations thereunder performed by it in respect of its Vessel throughout any period of United States of America (including coastal waters over which it claims jurisdiction) or Relevant Jurisdiction related trading.

         10.17    FURTHER ASSURANCE

                  Each Borrower will, from time to time on being required to do so by the Co-ordinator, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Co-ordinator as the Co-ordinator may reasonably consider necessary for giving full effect to any of the Transaction Documents or securing to the Agent and the Lenders the full benefit of the rights, powers and remedies conferred upon the Agent or the Lenders in any such Transaction Document.

         10.18    VALUATION OF THE VESSELS

                  (A) The Borrowers will from time to time (but at intervals no more frequently than annually at the Borrowers' expense) within fifteen (15) days of receiving any request to that effect from the Co-ordinator, procure that the Vessels are valued by an independent reputable shipbroker or shipvaluer experienced in valuing cruise ships appointed by the Borrowers and approved by the Co-ordinator (which approval shall not be unreasonably withheld or delayed and such valuation to be made with or without taking into account the benefit or otherwise of any fixed employment relating to the Vessels as the Co-ordinator may require).

                  (B) If the Borrowers do not accept the valuation obtained pursuant to Clause 10.18(A) (the "FIRST VALUATION") they may (at their own expense) within five (5) Business Days of receipt of the First Valuation obtain a second valuation (the "SECOND VALUATION") from another independent reputable shipbroker or shipvaluer experienced in valuing cruise ships appointed by the Borrowers and approved by the Co-ordinator which approval shall not be unreasonably withheld or delayed.

                  (C) If the Second Valuation exceeds the First Valuation by a margin of no less than ten per cent (10%) of the First Valuation the Borrowers may at their expense forthwith upon receipt of the Second Valuation request the shipbrokers and/or shipvaluers appointed pursuant to Clauses 10.18(A) and (B) to obtain a third valuation (the "THIRD VALUATION") from a further independent reputable shipbroker or shipvaluer experienced in valuing cruise ships approved by the Co-ordinator such approval not to be unreasonably withheld or delayed. Subject to the Third Valuation being made available within five (5) Business Days of the date of the Second Valuation the valuation of the Vessels will be determined on the basis of the average of the three (3) valuations so obtained. If the Third Valuation is not made available within the aforementioned time limit the Vessels shall be valued on the basis of the average of the First Valuation and the Second Valuation.

                  (D) The Borrowers shall procure that forthwith upon the issuance of any valuation obtained pursuant to this Clause 10.18 a copy thereof is sent directly to the Co-ordinator for review.

         10.19    MARGINAL SECURITY

                  If:

                  (A) at any time after the second anniversary of the first Delivery Date and before the second anniversary of the second Delivery Date, the value of the first delivered Vessel as assessed in accordance with the provisions of Clause 10.18 and the value of any additional cash collateral deposits or the value of other security (not including any other security provided by the existing Security Documents) acceptable to the Co-ordinator provided by the Borrowers or any third party to secure the due performance by the Borrowers of their obligations hereunder at valuations reasonably estimated by the Co-ordinator from time to time is less than one hundred and twenty five per cent (125%) of the amount of the relevant Tranche; or

                  (B) at any time after the second anniversary of the second Delivery Date, the aggregate of the value of the Vessels as assessed in accordance with the provisions of Clause 10.18 and the value of any additional cash collateral deposits or the value of other security (not including any other security provided by the existing Security Documents) acceptable to the Co-ordinator provided by the Borrowers or any third party to secure the due performance by the Borrowers of their obligations hereunder at valuations reasonably estimated by the Co-ordinator from time to time is less than one hundred and twenty five per cent (125%) of the amount of the Loan, then the Co-ordinator may give the Borrowers notice requiring the Borrowers to provide additional security and in such event within thirty (30) days of such notice, the Borrowers will either:

                  (i) provide the Agent with additional security acceptable to the Co-ordinator such that the security value of the first delivered Vessel or the aggregate of the security value of the Vessels (as the case may be) and any additional security provided to the Agent hereunder (at valuations reasonably estimated by the Co-ordinator from time to time) is at least one hundred and twenty five per cent (125%) of the amount of the relevant Tranche or the Loan (as the case may be); or

                  (ii) prepay pro rata to the Tranches (in the case of the Loan) all or an appropriate proportion of the Tranche or the Loan (as the case may be) together with accrued interest on the amount prepaid such that the value of the security is one hundred and twenty five per cent (125%) of the Tranche or the Loan (as the case may be).

         10.20    PERFORMANCE OF EMPLOYMENT CONTRACTS

                  Each Borrower will:

                  (A) perform its obligations under each charterparty or employment contract made in respect of its Vessel and take all necessary steps to procure the due performance of the obligations of any party under any charterparty or contract. It will not without the prior written consent of the Co-ordinator rescind, cancel or otherwise terminate any charterparty or contract in respect of its Vessel provided always that any determination by it of any charterparty or contract after such consent is given shall be without responsibility on the part of the Co-ordinator who shall be under no liability whatsoever in the event that such termination thereafter be adjudged to constitute a repudiation of such charterparty or contract by such Borrower;

                  (B) promptly notify the Co-ordinator (i) of any default under any charterparty or contract of which it has knowledge by it and/or by any party under any charterparty or contract (ii) of any charterparty or contract being frustrated or the performance thereof becoming impossible or substantially different from that contemplated originally by the parties thereto;

                  (C) institute and maintain all such proceedings as may be necessary or expedient to preserve or protect the interest of the Agent as assignee and itself under any charterparties or contracts made in respect of its Vessel;

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                  (D)      not take or omit to take any action the taking or
                           omission of which might result in any material alteration or impairment of any charterparty or contract made in respect of its Vessel;

                  (E) not substitute any other ship or ships for its Vessel under any charterparty or contract made in respect of its Vessel;

                  (F) not without the Co-ordinator's prior consent agree to any material variation, modification or amendment in the terms of any charterparty or contract in respect of its Vessel or release any other party from any of their respective obligations thereunder or waive any breach of the obligations of any person or consent to any such act or omission of any person as would otherwise constitute such breach;

                  (G) not without the Co-ordinator's prior consent let or employ its Vessel below about the market rate prevailing when the Vessel is fixed;

                  (H) procure that the Earnings (if any) are paid in full without set off and free and clear of and without deduction for any taxes levies duties imposts charges fees restrictions or conditions of any nature whatsoever; and

                  (I) if, immediately following the termination (for whatever reason) of any charterparty or contract in respect of its Vessel, its Vessel is not employed in a manner acceptable to the Co-ordinator in its sole discretion the Borrowers shall provide additional security for their obligations hereunder in such manner, of such type and within such period as the Co-ordinator may determine in its absolute discretion.

         10.21    INSURANCES

                  Each Borrower covenants with the Agent and the Lenders and undertakes from the Delivery Date of its Vessel:

                  (A) to insure its Vessel, or to procure that its Vessel is insured, in its name and keep its Vessel and procure that its Vessel is kept insured during the existence of this Agreement on an agreed value basis for an amount in Dollars approved by the Co-ordinator but not being less than the greater of:

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                           (i)      one hundred and twenty five per cent (125%)
                                    of the relevant Tranche; or

                           (ii) the full market and commercial value of its Vessel determined in accordance with Clause
                                    10.18 from time to time

                           through internationally recognised independent first class insurance companies, underwriters, war risks and protection and indemnity associations acceptable to the Co-ordinator in each instance on terms and conditions approved by the Co-ordinator including as to deductibles but at least in respect of:

                           (a) marine risks including all risks customarily and usually covered by first-class and prudent shipowners in the London insurance markets under English marine policies or Co-ordinator-approved policies containing the ordinary conditions applicable to similar vessels;

                           (b) war risks including the Lost Vessel Clause and, should Institute War and Strike Clauses, Hulls Conditions prevail, the London Blocking and Trapping Addendum and war risks (protection and indemnity) up to the insured amount;

                           (c) excess risks that is to say the proportion of claims for general average and salvage charges and under the running down clause not recoverable in consequence of the value at which its Vessel is assessed for the purpose of such claims exceeding the insured value;

                           (d) protection and indemnity risks with full standard coverage and up to the highest limit of liability available (for oil pollution risk the highest limit currently available is one billion Dollars (USD1,000,000,000) and this to be increased if requested by the Co-ordinator and the increase is possible in accordance with the standard protection and indemnity cover for vessels of its type and is compatible with prudent insurance practice for first class cruise

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                                    shipowners or operators in waters where its
                                    Vessel trades from time to time during the Security Period);

                           (e) when and while its Vessel is laid-up, in lieu of hull insurance, normal port risks;

                           (f) such other risks as the Co-ordinator may from time to time reasonably require;

                           and in any event in respect of those risks and at those levels covered by first class and prudent owners and/or financiers in the international market in respect of similar tonnage PROVIDED THAT if any of such insurances are also effected in the name of any other person (other than the relevant Borrower, the Agent and/or the Lenders) such person shall if so required by the Co-ordinator execute a first priority assignment of its interest in such insurances in favour of the Agent and/or the Lenders in similar terms mutatis mutandis to the relevant Insurance Assignment;

                  (B) to agree that the Co-ordinator at the cost of the Borrowers shall take out mortgagee interest insurance on such conditions as the Co-ordinator may reasonably require and mortgagee interest insurance for pollution risks as from time to time agreed the Borrowers having no interest or entitlement in respect of such policies;

                  (C) if its Vessel shall trade in the United States of America and/or the Exclusive Economic Zone of the United States of America (the "EEZ") as such term is defined in the US Oil Pollution Act 1990 ("OPA"), to comply strictly with the requirements of OPA and any similar legislation which may from time to time be enacted in any jurisdiction in which its Vessel presently trades or may or will trade at any time during the existence of this Agreement and in particular before such trade is commenced and during the entire period during which such trade is carried on:

                           (i) to pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to it for its Vessel in the market;

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                           (ii)     to make all such quarterly or other voyage
                                    declarations as may from time to time be required by its Vessel's protection and indemnity association and to comply with all obligations in order to maintain such cover, and promptly to deliver to the Co-ordinator copies of such declarations;

                           (iii) to submit its Vessel to such additional periodic, classification, structural or other surveys which may be required by its Vessel's protection and indemnity insurers to maintain cover for such trade and promptly to deliver to the Co-ordinator copies of reports made in respect of such surveys;

                           (iv) to implement any recommendations contained in the reports issued following the surveys referred to in sub-clause (iii) above within the time limit specified therein and to provide evidence satisfactory to the Co-ordinator that the protection and indemnity insurers are satisfied that this has been done;

                           (v) in particular strictly to comply with the requirements of any applicable law, convention, regulation, proclamation or order with regard to financial responsibility for liabilities imposed on the relevant Borrower or its Vessel with respect to pollution by any state or nation or political subdivision thereof, including but not limited to OPA, and to provide the Co-ordinator on demand with such information or evidence as it may reasonably require of such compliance;

                           (vi) to procure that the protection and indemnity insurances do not contain a clause excluding its Vessel from trading in waters of the United States of America and the EEZ or any other provision analogous thereto and to provide the Co-ordinator with evidence that this is so; and

                           (vii) strictly to comply with any operational or structural regulations issued from time to time by any relevant authorities under OPA so that at all times its Vessel falls within the provisions which limit strict liability under OPA for oil pollution;

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                  (D)      to give notice forthwith of any assignment of its
                           interest in the Insurances to the relevant brokers, insurance companies, underwriters and/or associations in the form approved by the Co-ordinator;

                  (E) to execute and deliver all such documents and do all such things as may be necessary to confer upon the Agent and/or the Lenders legal title to the Insurances in respect of its Vessel and to procure that the interest of the Agent and/or the Lenders is at all times filed with all slips, cover notes, policies and certificates of entry and to procure (i) that a loss payable clause in the form approved by the Co-ordinator shall be filed with all the hull, machinery and equipment and war risks policies in respect of its Vessel and (ii) that a loss payable clause in the form approved by the Co-ordinator shall be endorsed upon the protection and indemnity certificates of entry in respect of its Vessel;

                  (F) to procure that each of the relevant brokers and associations furnish the Agent with a letter of undertaking in such form as may be required by the Co-ordinator and waives any lien for premiums or calls except in relation to premiums or calls attributable to its Vessel;

                  (G) punctually to pay all premiums, calls, contributions or other sums payable in respect of the Insurances on its Vessel and to produce all relevant receipts when so required by the Co-ordinator;

                  (H) to renew each of the Insurances on its Vessel at least ten (10) days before the expiry thereof and to give immediate notice to the Co-ordinator of such renewal and to procure that the relevant brokers or associations shall promptly confirm in writing to the Co-ordinator that such renewal is effected it being understood by each Borrower that any failure to renew the Insurances on its Vessel at least ten (10) days before the expiry thereof or to give or procure the relevant notices of such renewal shall constitute an Event of Default;

                  (I) to arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity and/or war risks association;

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                  (J)      to furnish the Co-ordinator from time to time on
                           request with full information about all Insurances maintained on its Vessel and the names of the offices, companies, underwriters, associations or clubs with which such Insurances are placed;

                  (K) not to agree to any variation in the terms of any of the Insurances on its Vessel without the prior approval of the Co-ordinator nor to do any act or voluntarily suffer or permit any act to be done whereby any Insurances shall or may be rendered invalid, void, voidable, suspended, defeated or unenforceable and not to suffer or permit its Vessel to engage in any voyage nor to carry any cargo not permitted under any of the Insurances without first obtaining the consent of the insurers or reinsurers concerned and complying with such requirements as to payment of extra premiums or otherwise as the insurers or reinsurers may impose;

                  (L) not without the prior written consent of the Co-ordinator to settle, compromise or abandon any claim in respect of any of the Insurances on its Vessel other than a claim of less than one million Dollars (USD1,000,000) or the equivalent in any other currency and not being a claim arising out of a Total Loss;

                  (M) promptly to furnish the Co-ordinator with full information regarding any casualties or other accidents or damage to its Vessel involving an amount in excess of one million Dollars (USD1,000,000);

                  (N) to apply or ensure the appliance of all such sums receivable in respect of the Insurances on its Vessel for the purpose of making good the loss and fully repairing all damage in respect whereof the insurance monies shall have been received;

                  (O) that in the event of it making default in insuring and keeping insured its Vessel as hereinbefore provided then the Co-ordinator may (but shall not be bound to) insure that Vessel or enter that Vessel in such manner and to such extent as the Co-ordinator in its discretion thinks fit and in such case all the cost of effecting and maintaining such insurance together with interest thereon at the Interest Rate shall be paid on demand by the Borrowers to the Agent; and

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                  (P)      to agree that the Co-ordinator shall be entitled from
                           time to time (but at intervals no more frequently than annually at the Borrowers' expense) to instruct independent reputable insurance advisers for the purpose of obtaining any advice or information regarding any matter concerning the Insurances which the Co-ordinator shall at its sole discretion deem necessary, it being hereby specifically agreed that it shall reimburse the Agent on demand for all reasonable costs and expenses incurred by the Co-ordinator in connection with the instruction of such advisers as aforesaid.

         10.22    OPERATION AND MAINTENANCE OF THE VESSELS

                  From the Delivery Date in respect of its Vessel until the end of the Security Period at its own expense each Borrower will in respect of its Vessel:

                  (A) keep its Vessel in a good and efficient state of repair so as to maintain it to the highest classification available for a vessel of its age and type free of all recommendations and qualifications with Det Norske Veritas. On its Vessel's Delivery Date and annually thereafter, it will furnish to the Co-ordinator a statement by such classification society that such classification is maintained. It will comply with all recommendations, regulations and requirements (statutory or otherwise) from time to time applicable to its Vessel and shall have on board as and when required thereby valid certificates showing compliance therewith and shall procure that all repairs to or replacements of any damaged, worn or lost parts or equipment are carried out (both as regards workmanship and quality of materials) so as not to diminish the value or class of its Vessel. It will not make any substantial modifications or alterations to its Vessel or any part thereof without the prior consent of the Co-ordinator;

                  (B) submit its Vessel to continuous survey in respect of her machinery and hull and such other surveys as may be required for classification purposes and, if so required by the Co-ordinator, supply to the Co-ordinator copies in English of the survey reports;

                  (C) permit surveyors or agents appointed by the Co-ordinator to board its Vessel at all reasonable times to inspect her condition or satisfy

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

                           themselves as to repairs proposed or already carried out and afford all proper facilities for such inspections;

                  (D) comply, or procure that the Manager will comply, with the ISM Code or any replacement of the ISM Code and the ISPS Code or any replacement of the ISPS Code and in particular, without prejudice to the generality of the foregoing, as and when required to do so by the relevant code and at all times thereafter:

                           (i) hold, or procure that the Manager holds, a valid Document of Compliance duly issued to the relevant Borrower or the Manager (as the case may be) pursuant to the ISM Code and a valid Safety Management Certificate duly issued to its Vessel pursuant to the ISM Code;

                           (ii) provide the Co-ordinator with copies of any such Document of Compliance and Safety Management Certificate as soon as the same are issued;

                           (iii) pursuant to the ISM Code, keep, or procure that there is kept, on board its Vessel a copy of any such Document of Compliance and the original of any such Safety Management Certificate;

                           (iv) pursuant to the ISPS Code, keep, or procure that there is kept, on board the Vessel the original of the International Ship Security Certificate; and

                           (v) pursuant to the ISPS Code, keep, or procure that there is kept, on board the Vessel a copy of the ship security plan prepared pursuant to the ISPS Code;

                  (E) not employ its Vessel or permit her employment in any trade or business which is forbidden by any applicable law or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation in a prize court or to destruction, seizure or confiscation or that may expose its Vessel to penalties. In the event of hostilities in any part of the world (whether war be declared or

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                           not) it will not employ its Vessel or permit her
                           employment in carrying any contraband goods;

                  (F) promptly provide the Co-ordinator with (i) all information which the Co-ordinator may reasonably require regarding its Vessel, her employment, earnings, position and engagements (ii) particulars of all towages and salvages and (iii) copies of all charters and other contracts for her employment and otherwise concerning her;

                  (G) give notice to the Co-ordinator promptly and in reasonable detail upon any Obligor becoming aware of:

                           (i) accidents to its Vessel involving repairs the cost of which will or is likely to exceed one million Dollars (USD1,000,000);

                           (ii) its Vessel becoming or being likely to become a Total Loss or a Compulsory Acquisition;

                           (iii) any recommendation or requirement made by any insurer or classification society or by any competent authority which is not complied with within any time limit relating thereto;

                           (iv) any writ served against or any arrest of its Vessel or the exercise of any lien or purported lien on its Vessel her Earnings or Insurances;

                           (v) the occurrence of any Possible Event of Default and/or Event of Default;

                           (vi) its Vessel ceasing to be registered as a Bahamian vessel or anything which is done or not done whereby such registration may be imperilled;

                           (vii) it becoming impossible or unlawful for it to fulfil any of its obligations under the Security Documents; and

                           (viii) anything done or permitted or not done in respect of its Vessel by any person which is likely to imperil the security created by the Security Documents or the relevant Lower Saxony Guarantee;

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

                  (H) promptly pay and discharge all debts, damages and liabilities, taxes, assessments, charges, fines, penalties, tolls, dues and other outgoings in respect of its Vessel and keep proper books of account in respect thereof PROVIDED ALWAYS that the Borrowers shall not be obliged to compromise any debts, damages and liabilities as aforesaid which are being contested in good faith subject always that full details of any such contested debt, damage or liability which, either individually or in aggregate exceeds one million Dollars (USD1,000,000) shall forthwith be provided to the Co-ordinator. As and when the Co-ordinator may so require it will make such books available for inspection on behalf of the Co-ordinator and provide evidence satisfactory to the Co-ordinator that the wages and allotments and the insurance and pension contributions of the master and crew are being regularly paid, that all deductions of crew's wages in respect of any tax liability are being properly accounted for and that the master has no claim for disbursements other than those incurred in the ordinary course of trading on the voyage then in progress or completed prior to such inspection;

                  (I) maintain the type of its Vessel as at its Delivery Date and not put its Vessel into the possession of any person without the prior consent of the Co-ordinator for the purpose of work being done on her in an amount exceeding or likely to exceed one million Dollars (USD1,000,000) unless such person shall first have given to the Co-ordinator a written undertaking addressed to the Agent in terms satisfactory to the Co-ordinator agreeing not to exercise a lien on the Vessel or her Earnings for the cost of such work or for any other reason;

                  (J) promptly pay and discharge all liabilities which have given rise, or may give rise, to liens or claims enforceable against its Vessel under the laws of all countries to whose jurisdiction its Vessel may from time to time be subject PROVIDED ALWAYS that the Borrowers shall not be obliged to compromise any liabilities as aforesaid which are being contested in good faith subject always that full details of any such contested liabilities which, either individually or in aggregate, exceed one million Dollars (USD1,000,000) shall be forthwith provided to the Co-ordinator. If its Vessel is arrested or detained for any reason it will procure her immediate

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

                           release by providing bail or taking such other steps as the circumstances may require;

                  (K) give to the Co-ordinator at such times as it may from time to time require a certificate, duly signed on its behalf as to the amount of any debts, damages and liabilities relating to the Vessel and, if so required by the Co-ordinator, forthwith discharge such debts, damages and liabilities to the Co-ordinator's satisfaction; and

                  (L) maintain the registration of its Vessel as a Bahamian vessel and not do or permit anything to be done whereby such registration may be forfeited or imperilled.

11       JOINT AND SEVERAL OBLIGATIONS

                  (A) Each obligation of or expressed to be assumed by the Borrowers or either of them in or under this Agreement or any other Security Document is the joint and several obligation of the Borrowers and each of them.

                  (B) Each Borrower acknowledges and confirms that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms hereof or any other Security Document and agrees that the Agent and the Lenders and each of them may in all circumstances treat it as such whether or not the Agent or any Lender is or becomes aware that such Borrower is or has become a surety for another.

                  (C) The Borrowers agree to indemnify and hold harmless the Agent and the Lenders and each of them from and against any loss incurred by any of them as a result of any Clause or provision of this Agreement or any other Security Document being or becoming void, voidable or unenforceable for any reason whatsoever, whether or not known to any such person, the amount of such loss being limited to the amount which the Agent or the relevant Lender would otherwise have been entitled to recover hereunder or under any other Security Document had such Clause or provision not become void, voidable or unenforceable.

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

                  (D) The obligation of each Borrower under this Agreement or any other Security Document shall not be in any way discharged or impaired by reason of (i) any time or indulgence which may be granted by the Agent, the Lenders or any of them to the other Borrower or any other person from whom they may seek payment of sums due from either Borrower under this Agreement or any other Security Document (ii) by any variation of this Agreement or any other Security Document or any related document or (iii) by any other circumstances which might (but for this provision) constitute a legal or equitable discharge of such Borrower.

                  (E) Until the Outstanding Indebtedness has been paid in full neither Borrower (hereinafter called a "CREDITOR BORROWER") will, without the prior written consent of the Agent, ask, demand, sue for, take or receive from the other Borrower (hereinafter called the "DEBTOR BORROWER") by set-off or any manner the whole or any part of all present and future sums, liabilities and obligations payable or owing by the Debtor Borrower to the Creditor Borrower whether actual or contingent, jointly or severally or otherwise howsoever or demand or accept any Encumbrance in respect thereof so long as any Senior Liabilities are outstanding to any Lender (for which purpose "SENIOR LIABILITIES" shall mean all present and future sums, liabilities and obligations whatsoever payable or owing by the Borrowers (or either of them) to the Agent or any Lender under this Agreement and the other Security Documents (or any of them) or otherwise whatsoever, whether actual or contingent, jointly or severally or otherwise howsoever.

                  (F) To provide for just and equitable contribution between the Borrowers the Borrowers hereby agree, as between themselves, that if any payment is made by a Borrower (the "FUNDING BORROWER") under this Agreement, the Funding Borrower shall be entitled to a contribution from the other Borrower for such payment, such contribution to be made in the manner and to the extent set forth in this Clause 11. Any amount payable as a contribution hereunder shall be determined as of the date on which the related payment is made by the Funding Borrower. The other Borrower shall be liable to the Funding Borrower in an aggregate amount, subject to Clause 11(G), equal to (i) the ratio of (x) the Net Assets of such Borrower to (y) the aggregate Net Assets of the Borrowers multiplied by (ii) the

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                           amount of such payment made by or on account of, the
                           Funding Borrower. For purposes of any calculations pursuant to this Clause 11 "NET ASSETS" for the Borrowers shall mean an amount equal to the excess of the fair, saleable value of the assets of such Borrower as at such date (without taking into account the rights of such Borrower under this Clause 11) and excluding the value of any shares of stock owned by such Borrower in any other company on such date over the amount that would be required to pay the probable liabilities of such Borrower determined as at such date (excluding the obligations of such Borrower under this Clause 11) on all of its debts. Any contribution hereunder may be made by adjustment to the inter-company accounts maintained by the Shareholder with respect to each of the Borrowers; however, none of the Borrowers shall be entitled to make any claim in respect of any contribution owed to it by the other Borrower until all monies owing to the Agent and/or the Lenders under this Agreement and the other Security Documents have been paid in full.

                  (G) If as a result of any amendment, waiver or modification of the terms and conditions governing this Agreement, or for any other reason the contributions of a Borrower under this Clause 11 become inequitable, the parties hereto shall promptly modify and amend this Agreement to provide for any equitable allocation of contributions. Any of the foregoing modifications and amendments shall be in writing and signed by all parties hereto.

                  (H) The Borrowers acknowledge that the right of contribution hereunder shall constitute an asset of the party to which such contribution is owing.

                  (I) In the event of payment being made to, or an Encumbrance being held by, a Creditor Borrower in breach of Clause 11(E) or any payment or distribution being made to a Creditor Borrower by any liquidator or other person rather than to the Agent such Creditor Borrower shall hold such payment or Encumbrance to the order and for the benefit of the Agent and shall forthwith pay to the Agent any sums which shall have been so received by it from the Debtor Borrower or from the enforcement of such Encumbrance (in which respect the Creditor Borrower shall act in

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                           accordance with the directions of the Agent) or, as
                           the case may be, the liquidator of the Debtor Borrower or such other person and until such payment such Creditor Borrower will hold such sums and the benefit of such Encumbrance (as the case may be) on trust for the Agent and any such sums so paid to or held on trust for the Agent shall be applied, or pending application held, in such manner as the Agent shall think fit in or towards discharge of the Outstanding Indebtedness.

12       RIGHTS OF THE AGENT AND THE LENDERS

         12.1     NO DEROGATION OF RIGHTS

                  Any rights conferred on the Agent and the Lenders or any of them by this Agreement or any other Security Document shall be in addition to and not in substitution for or in derogation of any other right which the Agent and the Lenders or any of them might at any time have to seek from either Borrower or any other person for payment of sums due from either Borrower or indemnification against liabilities as a result of either Borrower's default in payment of sums due from it under this Agreement or other Security Document.

         12.2     ENFORCEMENT OF REMEDIES

                  None of the Agent or the Lenders shall be obliged before taking steps to enforce any rights conferred on it by this Clause or exercising any of the rights, powers and remedies conferred on it hereby or by law (i) to take action or obtain judgment in any court against either Borrower or any other person from whom they may seek payment of any sum due from either Borrower under this Agreement or any other Security Document (ii) to make or file any claim in a bankruptcy, winding-up, liquidation or re-organisation of either Borrower or any other such person or (iii) to enforce or seek to enforce any other rights it may have against either Borrower or any other such person or (iv) to enforce the Lower Saxony Guarantees.

         12.3     EXERCISE OF RIGHTS

                  Each Borrower agrees that, so long as any sums are or may be owed by either Borrower under this Agreement or any other Security Document, any rights which it may have, at any time, by reason of performance by or of its obligations

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                  under this Clause, to be indemnified by the other Borrower and/or to take the benefit (in whole or in part) of any security taken pursuant to this Agreement or any Security Document by the Lenders or the Agent on their behalf, shall be exercised by it in such manner and upon such terms as the Agent may require and further agrees to hold any monies at any time received by it as a result of the exercise of any such rights for and on behalf and to the order of the Agent for application in or towards payment of any sums at any time owed by either Borrower under this Agreement or any other Security Document.

         12.4     WAIVER OF SET-OFF

                  Each Borrower further agrees that so long as any sums are or may be owed by either Borrower under this Agreement or any other Security Document it will not (A) claim any set-off or counterclaim against the other Borrower in respect of any liability on the part of such other Borrower to it and attributable to this Agreement or any other Security Document or (B) prove in competition with the Agent or the Lenders or any of them in any liquidation or winding-up of the other Borrower, whether in respect of any payment by it hereunder or under any other Security Document or in respect of any monies including proceeds of realisation of securities, dividends or otherwise.

13       DEFAULT

         13.1     EVENTS OF DEFAULT

                  Each of the events set out below is an Event of Default:

                  (A)      NON-PAYMENT

                           The Borrowers or any other Obligor do not pay on the due date any amount of principal or interest of the Loan (provided however that if any such amount is not paid when due solely by reason of some error or omission on the part of the bank or banks through whom the relevant funds are being transmitted no Event of Default shall occur for the purposes of this Clause 13.1(A) until the expiry of three (3) Business Days following the date on which such payment is due), or within three (3) days of the due date any other amount, payable by them under any

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                           Security Document to which they may at any time be a
                           party, at the place and in the currency in which it is expressed to be payable.

                  (B)      BREACH OF OTHER OBLIGATIONS

                           (i) Any Obligor fails to comply with any other material provision of any Security Document or there is any other material breach in the sole opinion of the Co-ordinator of any of the Transaction Documents and such failure (if in the opinion of the Co-ordinator in its sole discretion it is capable of remedy) continues unremedied for a period of twenty one (21) days from the date of its occurrence and in any such case as aforesaid the Co-ordinator in its sole discretion considers that such failure is or could reasonably be expected to become materially prejudicial to the interests, rights or position of the Lenders; or

                           (ii) If there is a repudiation or termination of any Transaction Document or if any of the parties thereto becomes entitled to terminate or repudiate any of them and evidences an intention so to do.

                  (C)      MISREPRESENTATION

                           Any representation warranty or statement made or repeated in, or in connection with, any Security Document or the Lower Saxony Guarantees or in any accounts, certificate, statement or opinion delivered by or on behalf of any Obligor thereunder or in connection therewith is materially incorrect when made or would, if repeated at any time hereafter by reference to the facts subsisting at such time, no longer be materially correct.

                  (D)      CROSS DEFAULT

                           (i) Any event of default occurs under any financial contract or financial document relating to any Financial Indebtedness of any member of the NCLC Group.

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                           (ii)     Any such Financial Indebtedness or any sum
                                    payable in respect thereof is not paid when due (after the expiry of any applicable grace period(s)) whether by acceleration or otherwise.

                           (iii) Any Encumbrance over any assets of any member of the NCLC Group becomes enforceable.

                           (iv) Any other Financial Indebtedness of any member of the NCLC Group is not paid when due or is or becomes capable of being declared due prematurely by reason of default or any security for the same becomes enforceable by reason of default,

                           PROVIDED THAT:

                           (a) No Event of Default will arise if the relevant Financial Indebtedness is not accelerated or, if it is accelerated but, in aggregate, the Financial Indebtedness is less than three million Dollars (USD3,000,000); and

                           (b) Financial Indebtedness being contested by the Borrowers in good faith will be disregarded PROVIDED first that full details of the dispute shall be submitted to the Co-ordinator forthwith upon its occurrence and second if the dispute remains unresolved for a period of one hundred and fifty (150) days this Clause 13.1(D)(b) shall not apply to that Financial Indebtedness.

                  (E)      WINDING-UP

                           Any order is made or an effective resolution passed or other action taken for the suspension of payments or dissolution, termination of existence, liquidation, winding-up or bankruptcy of any member of the NCLC Group.

                  (F)      MORATORIUM OR ARRANGEMENT WITH CREDITORS

                           A moratorium in respect of all or any debts of any member of the NCLC Group or a composition or an arrangement with creditors of any member of the NCLC Group or any similar proceeding or arrangement by which the assets of any member of the NCLC Group are submitted to the control

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                           of its creditors is applied for, ordered or declared
                           or any member of the NCLC Group commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of all or a significant part of its Financial Indebtedness.

                  (G)      APPOINTMENT OF LIQUIDATORS ETC.

                           A liquidator, trustee, administrator, receiver, manager or similar officer is appointed in respect of any member of the NCLC Group or in respect of all or any substantial part of the assets of any member of the NCLC Group and in any such case such appointment is not withdrawn within thirty (30) days (the "GRACE PERIOD") unless the Co-ordinator considers in its sole discretion that the interest of the Lenders might reasonably be expected to be adversely affected in which event the Grace Period shall not apply.

                  (H)      INSOLVENCY

                           Any member of the NCLC Group becomes or is declared insolvent or is unable, or admits in writing its inability, to pay its debts as they fall due or becomes insolvent within the terms of any applicable law.

                  (I)      LEGAL PROCESS

                           Any distress, execution, attachment or other process affects the whole or any substantial part of the assets of any member of the NCLC Group and remains undischarged for a period of twenty one (21) days.

                  (J)      ANALOGOUS EVENTS

                           Anything analogous to or having a substantially similar effect to any of the events specified in sub-clauses (E) to (I) of this Clause shall occur under the laws of any applicable jurisdiction.

                  (K)      CESSATION OF BUSINESS

                           Any member of the NCLC Group ceases to carry on all or a substantial part of its business.

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                  (L)      REVOCATION OF CONSENTS

                           Any authorisation, approval, consent, licence, exemption, filing, registration or notarisation or other requirement necessary to enable any Obligor to comply with any of its obligations under any of the Transaction Documents is materially adversely modified, revoked or withheld or does not remain in full force and effect and within ninety (90) days of the date of its occurrence such event is not remedied to the satisfaction of the Co-ordinator and the Co-ordinator considers in its sole discretion that such failure is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders PROVIDED THAT the Borrowers shall not be entitled to the aforesaid ninety (90) day period if the modification, revocation or withholding of the authorisation, approval or consent is due to an act or omission of any Obligor and the Co-ordinator is satisfied in its sole discretion that the Lenders' interests might reasonably be expected to be materially adversely affected.

                  (M)      UNLAWFULNESS

                           At any time it is unlawful or impossible for any Obligor to perform any of its obligations under any Security Document to which it is a party or it is unlawful or impossible for the Agent or any Lender to exercise any of its rights under any of the Security Documents or the Lower Saxony Guarantees PROVIDED THAT no Event of Default shall be deemed to have occurred (except where the unlawfulness or impossibility adversely affects any Obligor's payment obligations under this Agreement and other Security Documents (the determination of which shall be in the Co-ordinator's sole discretion) in which case the following provisions of this Clause 13.1(M) shall not apply) where the unlawfulness or impossibility prevents any Obligor from performing its obligations (other than its payment obligations under this Agreement and the Security Documents) and is cured within a period of twenty one (21) days of the occurrence of the event giving rise to the unlawfulness or impossibility and the relevant Obligor, within the aforesaid period, performs its obligation(s) and PROVIDED FURTHER THAT no Event of Default shall be deemed to have occurred where the Agent and/or any relevant Lender could, in its

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                  sole discretion, mitigate the consequences of unlawfulness or impossibility in the manner described in Clause 4.3(B). The costs of mitigation shall be determined in accordance with Clause 4.3(B).

            (N)   INSURANCES

                  Either Borrower fails to insure its Vessel in the manner specified in Clause 10.21 or fails to renew the Insurances at least ten (10) days prior to the date of expiry thereof and produce prompt confirmation of such renewal to the Co-ordinator.

            (O)   TOTAL LOSS

                  If a Vessel shall become a Total Loss and the proceeds of the Insurances in respect thereof shall not have been received by the Agent within one hundred and fifty (150) days after the date of the event giving rise to such Total Loss.

            (P)   DISPOSALS

                  If either Borrower or any other member of the NCLC Group shall have concealed, removed, or permitted to be concealed or removed, any part of their property, with intent to hinder, delay or defraud their respective creditors or any of them, or made or suffered a transfer of any of their property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of their property to or for the benefit of a creditor with the intention of preferring such creditor over any other creditor.

            (Q)   PREJUDICE TO SECURITY

                  Anything is done or suffered or omitted to be done by any Obligor which in the reasonable opinion of the Co-ordinator would or might be expected to imperil the security created by any of the Security Documents or the Lower Saxony Guarantees.

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            (R)   MATERIAL ADVERSE CHANGE

                  Any material adverse change in the business, assets or financial condition of any Obligor occurs which in the reasonable opinion of the Co-ordinator would or might reasonably be expected to affect the ability of that Obligor duly to perform any of its material obligations under any Security Document to which it may at any time be a party. For the purposes of this Clause 13.1(R) and without prejudice to the generality of the expression "MATERIAL OBLIGATIONS" any payment obligations of any Obligor shall be deemed material.

            (S)   GOVERNMENTAL INTERVENTION

                  The authority of any member of the NCLC Group in the conduct of its business is wholly or substantially curtailed by any seizure or intervention by or on behalf of any authority and within ninety (90) days of the date of its occurrence any such seizure or intervention is not relinquished or withdrawn and the Co-ordinator reasonably considers that the relevant occurrence is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders PROVIDED THAT the Borrowers shall not be entitled to the aforesaid ninety (90) day period if the seizure or intervention executed by any authority is due to an act or omission of any member of the NCLC Group and the Co-ordinator is satisfied, in its sole discretion, that the Lenders' interest might reasonably be expected to be materially adversely affected.

      13.2  ACCELERATION

            (A) On the occurrence of an Event of Default or a Possible Event of Default and at any time thereafter whilst such event shall be continuing the Agent may if the Facility has not yet been drawn down, by notice to the Borrowers cancel the obligations of the Lenders under this Agreement.

            (B) On the occurrence of an Event of Default and at any time thereafter whilst such event shall be continuing, if any of the Facility has been drawn down the Agent may:

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                  (i)   by notice to the Borrowers declare the whole or any part
                        of the Loan due and repayable in accordance with the terms of such notice whereupon the same shall become due and repayable accordingly together with all interest accrued thereon and all other amounts payable hereunder and under any of the other Security Documents and any undrawn Tranche shall be cancelled; and/or

                  (ii) from time to time exercise all or any of its rights under any of the Security Documents in such order and in such manner as it shall deem appropriate; and/or

                  (iii) at its discretion terminate or continue with the
                        Management Agreements.

      13.3  DEFAULT INDEMNITY

            The Borrowers shall on demand indemnify the Agent and the Lenders, without prejudice to any of their other rights under this Agreement and the other Security Documents, against any loss or expense which the Agent shall certify as sustained or incurred by any of them as a consequence of:

            (A) any default in payment by the Borrowers of any sum under this Agreement or any of the other Security Documents when due, including, without limitation, any liability incurred by the Agent and the Lenders by reason of any delay or failure of the Borrowers to pay any such sums;

            (B) any break in funding (including without limitation warehousing and other related costs) due to the occurrence of any Event of Default or Possible Event of Default;

            (C) any prepayment of a Tranche or part thereof being made at any time for any reason; and/or

            (D) a Tranche not being drawn for any reason (excluding any default by the Agent or any Lender) after a Drawdown Notice has been given,

            including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Tranches or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Tranches and also

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            any loss or expense (including without limitation warehousing and other related costs) incurred in connection with any interest rate swap agreements or other financial instruments entered into for the purposes of this transaction.

      13.4  SET-OFF

            Following the occurrence of any Event of Default and for so long as the same is continuing, each Borrower irrevocably authorises the Agent and the Lenders to apply any credit balance to which that Borrower is entitled upon any account of that Borrower with any branch of any of the Agent and the Lenders in or towards satisfaction of any sum due to the Agent or any Lender hereunder but unpaid, and to combine any accounts of the Borrowers for this purpose. If such set-off requires a credit balance in a currency other than Dollars or Euro (as the case may be) to be transferred to an account maintained in connection herewith the transfer shall be effected by crediting to the account in question the amount of Dollars or Euro (as the case may be) which the Agent or the Lender (as the case may be) could obtain by exchanging such currency for Dollars or Euro (as the case may be) at the rate of exchange at which its Lending Branch would, at the opening of business on the date on which the combination is effected, have sold the currency of that credit balance for Dollars or Euro (as the case may be) for immediate delivery.

14    APPLICATION OF FUNDS

      14.1  TOTAL LOSS PROCEEDS/PROCEEDS OF SALE/EVENT OF DEFAULT MONIES

            In the event of a Vessel becoming a Total Loss or if a Vessel is sold or if an Event of Default has occurred then all Total Loss proceeds or proceeds of sale of a Vessel or any monies received by the Agent or any Lender under or pursuant to the Security Documents shall be held by the Agent and applied in the following manner and order:

            FIRSTLY to the payment of all fees, expenses and charges (including brokers' commissions and any costs (including without limitation warehousing and other related costs) incurred in breaking any swap agreements or other interest rate management products entered into for the purpose of this transaction), the expenses of

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                        any sale, the expenses of retaining any attorney,
                        solicitors' fees, court costs and any other expenses or advances made or incurred by the Agent or any Lender in the protection of the Agent's and the Lender's rights or the pursuance of its or their remedies hereunder and under the other Security Documents or to any payments whether voluntary or not which the Agent considers advisable to protect its or their security and to provide adequate indemnity against liens claiming priority over or equality with the lien of Security Documents or any other Encumbrances;

            SECONDLY in or towards payment in such order as the Lenders may require of any accrued (but unpaid) fees and interest to which the Lenders and/or the Agent are entitled hereunder and/or under the other Security Documents in connection with the relevant Tranche and/or the Loan;

            THIRDLY in or towards satisfaction of all interest accrued on the relevant Tranche;

            FOURTHLY in retention by the Agent in its discretion in a suspense or impersonal interest bearing security realised account of such sum as it considers appropriate by way of security for the Outstanding Indebtedness or for any actual or contingent liability of the Agent or the Lenders or any of them in connection with the transactions herein contemplated;

            FIFTHLY in or towards payment of the Maturity Date Payment and the Instalments of the relevant Tranche (whether or not then due and payable) in reverse order of maturity date;

            SIXTHLY in or towards satisfaction of any other amounts due from the Borrowers to the Agent under the Security Documents using in the discretion of the Agent the same order of application as FIRSTLY to FIFTHLY;

            SEVENTHLY   in retention of such other sum or sums as the Agent may
                        require as security for any further monies which may reasonably be

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                        expected to become due and payable to the Agent and/or
                        the Lenders under this Agreement or any of the other Security Documents and which the assigned Earnings may be insufficient to satisfy; and

            EIGHTHLY the balance, if any, in payment to the Borrowers or whomsoever shall then be entitled thereto.

            In the event of the proceeds being insufficient to pay the amounts referred to above the Agent shall be entitled to collect the balance from the Borrowers.

      14.2  GENERAL FUNDS

            Any other monies received by or in the possession of the Agent or any Lender under or pursuant to the Security Documents which are expressed hereunder and/or under the Security Documents to be distributed in accordance with the provisions of this Clause or where no express provisions are made for disposal shall be applied in the discretion of the Agent as follows:

            FIRSTLY in or towards payment of all fees, costs and expenses (including any costs (including without limitation any warehousing and other related costs) incurred breaking any interest rate swap agreements or other interest rate management products entered into for the purposes of this transaction) incurred by the Agent or any Lender in connection with the Loan and which are for the time being unpaid;

            SECONDLY in or towards payment in such order as the Lenders may require of any accrued (but unpaid) fees and interest to which the Lenders and/or the Agent are entitled hereunder and/or under the other Security Documents in connection with the Loan;

            THIRDLY in retention by the Agent in its discretion in a suspense or impersonal interest bearing security realised account of such sum as it considers appropriate by way of security for the Outstanding Indebtedness or for any actual or contingent liability of the Agent or the Lenders or any of them in connection with the transactions herein contemplated;

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            FOURTHLY    in or towards payment of the Maturity Date Payment and
                        the Instalments of the relevant Tranche in reverse order of maturity date;

            FIFTHLY in retention of such other sum or sums as the Agent may require as security for any further monies which may reasonably be expected to become due and payable to the Agent and/or the Lenders under this Agreement or any of the other Security Documents and which the assigned Earnings may be insufficient to satisfy; and

            SIXTHLY the balance (if any) shall be released to the Borrowers or to their order or whomsoever else may be entitled thereto.

      14.3  APPLICATION OF PROCEEDS OF INSURANCES

            Proceeds of the Insurances for partial losses shall be applied in accordance with the Insurance Assignments and/or the loss payable clauses endorsed on the Insurances in the form approved by the Co-ordinator and in the case of a Total Loss of a Vessel in accordance with Clause 4.5 and Clause 14.1.

      14.4  SUSPENSE ACCOUNT

            Any monies received or recovered by the Agent or any Lender under or in connection with the Security Documents and credited to any suspense or impersonal interest bearing security realised account may be held in such account for so long as the Agent thinks fit pending application at the Agent's discretion in accordance with THIRDLY of Clause 14.1 or Clause 14.2 (as the case may be).

15    FEES

      15.1  AGENCY FEE

            The Borrowers shall pay to the Agent an agency fee in Dollars on the date on which the German State of Lower Saxony advises the Co-ordinator that the Lower Saxony Guarantees will be issued in form acceptable to the Lenders and on the first and second anniversaries of 26 June 1999 calculated at the rate of nought point nought three one two five per cent (0.03125%) per annum of the Facility (in the case of the fee payable on the date on which the German State of Lower

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            Saxony advises the Co-ordinator that the Lower Saxony Guarantees will be issued in form acceptable to the Lenders) or of the Loan (in the case of the fee payable on an anniversary of 26 June 1999). From the third anniversary of 26 June 1999 the Borrowers shall pay to the Agent an agency fee in Dollars on each Interest Payment Date thereafter calculated at the rate of nought point nought three one two five per cent (0.03125%) per annum of the relevant Tranche.

      15.2  MANAGEMENT FEE

            The Borrowers shall pay to the Agent for distribution to the Lenders a management fee of two million two hundred and sixty eight thousand Dollars (USD2,268,000) on the date on which the German State of Lower Saxony advises the Co-ordinator that the Lower Saxony Guarantees will be issued in form acceptable to the Lenders.

      15.3  COMMITMENT FEE

            The Borrowers shall pay to the Agent for distribution to the Lenders on the date falling three (3) months after 26 June 1999 and three
            (3) monthly thereafter and on the date that the Facility has been drawn down or cancelled a commitment fee in Dollars calculated at the rate of nought point two five per cent (0.25%) per annum on the daily undrawn, uncancelled amount of a Tranche from 31 July 1998 in the case of Tranche 1 and from 22 June 1999 in the case of Tranche 2 until the Facility has been drawn down in full or cancelled.

      15.4  LOWER SAXONY GUARANTEES FEE

            The Borrowers shall pay to the Agent on each Interest Payment Date in respect of a Tranche from 13 December 2001 in the case of Tranche 1 and from the Norwegian Dawn Vessel Delivery Date in the case of Tranche 2 until the relevant Maturity Date a guarantee fee in Euro calculated at the rate of nought point seven five per cent (0.75%) per annum on the relevant Lower Saxony Guaranteed Amount.

      15.5  UNDERWRITING FEE

            Pursuant to the offer letter dated 11 June 1999 between the Arrangers and Star, Norwegian Dawn shall pay to the Agent on acceptance of the said offer letter an

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            underwriting fee of three hundred and two thousand four hundred
            Dollars (USD302,400). It is hereby agreed between the Arrangers and the Borrowers that the Borrowers shall pay the said underwriting fee to the Agent for distribution to the Arrangers on the date on which the German State of Lower Saxony advises the Co-ordinator that the Lower Saxony Guarantees will be issued in form acceptable to the Lenders.

      15.6  RESTRUCTURING FEES

            The Borrowers shall pay to the Agent for distribution to the
            Lenders:

            (A) on the Restatement Date a non-refundable restructuring fee in the amount of three hundred thousand Dollars (USD300,000); and

            (B) on the signing of the Third Supplemental Agreement a non-refundable restructuring fee in the amount of one million two hundred and fifty three thousand eight hundred and forty four Dollars (USD1,253,844.00).

      15.7  SECOND RESTRUCTURING FEE

            The Borrowers shall pay to each of the Lenders on the earlier of five (5) Business Days from the date of the Fourth Supplemental Agreement and the Third Restatement Date a non-refundable second restructuring fee of fifty thousand Dollars (USD50,000) provided that a Lender which is the provider of any other loan or other facility to the Borrowers or any other member of the Group shall only be entitled to receive one (1) such fee of fifty thousand Dollars (USD50,000). Notwithstanding any provision of this Agreement or the Agency and Co-ordination Deed to the contrary, no Lender shall be required to share with the other Lenders, the Agent and/or the Co-ordinator any such restructuring fee received.

16    EXPENSES

      16.1  INITIAL EXPENSES

            The Borrowers shall reimburse the Agent on demand on a full indemnity basis for the reasonable charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of legal, insurance and other advisers) incurred by the Agent or the Co-ordinator in respect of the syndication, negotiation, preparation, printing, execution and registration of this Agreement and the other Transaction Documents and any other documents required in connection with the implementation of this Agreement.

      16.2  ENFORCEMENT EXPENSES

            The Borrowers shall reimburse the Agent and the Lenders on demand on a full indemnity basis for all charges and expenses (including value added tax or any similar tax thereon and including the fees and expenses of legal advisers) incurred by the Agent and each of the Lenders in connection with the enforcement of, or the preservation of any rights under, this Agreement, the other Security Documents and the Lower Saxony Guarantees.

      16.3  STAMP DUTIES

            The Borrowers shall pay or indemnify the Agent on demand against any and all stamp, registration and similar Taxes which may be payable in any jurisdiction in connection with the entry into, performance and enforcement of this Agreement or any of the other Security Documents.

17    WAIVERS, REMEDIES CUMULATIVE

      17.1  NO WAIVER

            No failure to exercise and no delay in exercising on the part of the Agent or any of the Lenders any right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof, or the exercise of any other right or remedy. No waiver by the Agent, the Co-ordinator or any of the Lenders shall be effective unless it is in writing.

      17.2  REMEDIES CUMULATIVE

            The rights and remedies of the Agent and the Lenders provided herein are cumulative and not exclusive of any rights or remedies provided by law.

      17.3  SEVERABILITY

            If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

      17.4  TIME OF ESSENCE

            Time is of the essence in respect of all of the obligations of the Borrowers under the Security Documents provided however that neither the Agent nor any of the Lenders shall be entitled to terminate or treat this Agreement or any of the other Security Documents as having been repudiated otherwise than in circumstances which constitute an Event of Default.

18    COUNTERPARTS

      18.1 This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.

19    ASSIGNMENT

      19.1  BENEFIT OF AGREEMENT

            This Agreement shall be binding upon the Borrowers and their successors and shall inure to the benefit of the Agent, the Co-ordinator and each of the Lenders and their successors and assigns.

      19.2  NO TRANSFER BY THE BORROWERS

            Neither of the Borrowers may assign or transfer all or any of its rights, benefits or obligations hereunder or under any of the other Security Documents.

      19.3  ASSIGNMENTS, PARTICIPATIONS AND TRANSFERS BY A LENDER

            Each Lender may, subject to obtaining the prior written approval of the Agent, at any time transfer or assign all of its rights and benefits hereunder and under the Security Documents and the Lower Saxony Guarantees to any other lending institution but shall, prior to such transfer or assignment, on request by the Agent, pay a fee to the Agent of one thousand Dollars (USD1,000) PROVIDED THAT (save in the case of a transfer or assignment of rights and benefits to any subsidiary or holding company of such Lender or to another Lender) no such transfer or assignment may be made without the prior written consent of the Borrowers (which consent is not to be unreasonably withheld or delayed). If a Lender transfers or assigns its rights and benefits hereunder as provided above, all references in this Agreement and the other Security Documents and the Lower Saxony Guarantees to that Lender shall be construed as a reference to that Lender and/or its Transferee or assignee to the extent of their respective interests.

      19.4  EFFECTIVENESS OF TRANSFER

            If a Lender transfers or assigns all or any of its rights and benefits hereunder in accordance with Clause 19.3, then, unless and until the Transferee or assignee has agreed that it shall be under the same obligations towards the parties to this Agreement as it would have been under if it had been a party hereto as a lender, the parties to this Agreement shall not be obliged to recognise such Transferee or assignee as having the rights against each of them which it would have had if it had been such a party hereto.

      19.5  TRANSFER OF RIGHTS AND OBLIGATIONS

            If any Lender wishes to transfer all or any of its rights, benefits and/or obligations hereunder or under the other Security Documents as contemplated in Clause 19.3, then such transfer may be effected by the due completion and execution by the Lender and the relevant Transferee of a Transfer Certificate in the form of Schedule 6. The Agent shall then forthwith execute the Transfer Certificate on behalf of itself, the other parties to this Agreement and the Guarantor in accordance with the provisions of Clause 19.8. On the later of the Transfer Date and the fifth (5th) Business Day following the date of delivery of the Transfer Certificate to the Agent for execution:

            (A) to the extent that in such Transfer Certificate the Lender party thereto seeks to transfer its rights, benefits and/or its obligations hereunder or under the other Security Documents, the Borrowers and the relevant Lender shall each be released from further obligations to the other hereunder and their respective rights against each other shall be cancelled

                  (such rights and obligations being referred to in this Clause
                  19.5 as "DISCHARGED RIGHTS, BENEFITS AND OBLIGATIONS");

            (B) the Borrowers and the Transferee party thereto shall each assume obligations towards each other and/or acquire rights against each other which differ from such discharged rights, benefits and obligations only insofar as the Borrowers and such Transferee have assumed and/or acquired the same in place of the Borrowers and the relevant Lender; and

            (C) such Transferee shall acquire the same rights and benefits and assume the same obligations as it would have acquired and assumed had such Transferee been an original party hereto as a Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer.

      19.6  CONSENT AND INCREASED OBLIGATIONS OF THE BORROWERS

            In the event that a Lender transfers its Lending Branch or transfers or assigns its rights and/or benefits hereunder to its affiliate or another Lender and, at the time of such transfer or assignment, there arises an obligation on the part of the Borrowers hereunder to pay to the relevant Lender or any other person any amount in excess of the amount they would have been obliged to pay but for such transfer or assignment and the consent of the Borrowers has not been obtained to such transfer or assignment and the increased cost then, without prejudice to any obligation of the Borrowers which arises after the time of such transfer or assignment, the Borrowers shall not be obliged to pay the amount of such excess.

      19.7  DISCLOSURE OF INFORMATION

            Any Lender may disclose to a potential Transferee or assignee who may otherwise propose to enter into contractual relations with it in relation to this Agreement such information about each of the Obligors (or otherwise) as that Lender shall consider appropriate SUBJECT ALWAYS to the relevant Lender procuring the execution by the potential Transferee or assignee of a Confidentiality Undertaking PROVIDED ALWAYS that a Lender may provide any such information to its professional advisers and auditors and to any banking or regulatory authority or as required by law, regulation or legal process without first procuring the execution of a Confidentiality Undertaking.

      19.8  TRANSFER CERTIFICATE TO BE EXECUTED BY THE AGENT

            In order to give effect to a Transfer Certificate each of the Arrangers and the Lenders, the Co-ordinator and each of the Borrowers hereby irrevocably and unconditionally appoints the Agent as its true and lawful attorney with full power to execute on its behalf each Transfer Certificate delivered to the Agent pursuant to Clause 19.5 without the Agent being under any obligation to take any further instructions from, or give any prior notice to, the Arrangers, the Lenders, the Co-ordinator or the Borrowers before doing so and the Agent shall so execute each such Transfer Certificate on behalf of the Arrangers, the Lenders, the Co-ordinator and the Borrowers forthwith upon its receipt thereof pursuant to Clause 19.5.

      19.9  NOTICE OF TRANSFER CERTIFICATES

            The Agent shall promptly notify the Arrangers, the Lenders, the Co-ordinator, the Transferee, the Guarantor and the Borrowers upon the execution by it of any Transfer Certificate together with details of the amount transferred, the Transfer Date and the parties to such transfer.

      19.10 DOCUMENTATION OF TRANSFER OR ASSIGNMENT

            The Borrowers shall at the request of the Agent promptly execute or promptly procure the execution of such documents and do (or procure the doing of) all such acts and things as may be necessary or desirable to give effect to any transfer or assignment pursuant to this Clause 19.

      19.11 CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999 (THE "ACT")

            A person who is not a party to this Agreement has no right under the Act to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from the Act.

20    NOTICES

      20.1  MODE OF COMMUNICATION

            Except as otherwise provided herein, each notice, request, demand or other communication or document to be given or made hereunder shall be given in writing but unless otherwise stated, may be made by telex or telefax.

      20.2  ADDRESS

            Any notice, demand or other communication (unless made by telefax) to be made or delivered by the Agent or the Co-ordinator to the Borrowers pursuant to this Agreement shall (unless the Borrowers have by fifteen (15) days' written notice to the Agent specified another address) be made or delivered to the Borrowers at 7665 Corporate Center Drive, Miami, Florida 33126, United States of America (marked for the attention of Mr Lamarr Cooler and the Legal Department (but one (1) copy shall suffice)) with a copy to 25th Floor, Wisma Genting, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia (marked for the attention of Mr Gerard Lim). Any notice, demand or other communication to be made or delivered by the Borrowers to the Agent or the Co-ordinator pursuant to this Agreement shall (unless the Agent has by fifteen (15) days' written notice to the Borrowers specified another address) be made or delivered to the Agent or the Co-ordinator (as the case may be) at its Lending Branch, the details of which are set out in Schedule 2.

      20.3  TELEFAX COMMUNICATION

            Any notice, demand or other communication to be made or delivered pursuant to this Agreement may be sent by telefax to the relevant telephone numbers (which at the date hereof in respect of the Borrowers is, in both cases +1 305 436 4140 (marked for the attention of Mr Lamarr Cooler) and +1 305 436 4117 (marked for the attention of the Legal Department) with a copy to +60 3 2161 3621 (marked for the attention of Mr Gerard Lim) and in the case of the Agent, the Co-ordinator or any Lender is as recorded in Schedule 2) specified by it from time to time for the purpose and shall be deemed to have been received when transmission of such telefax communication has been completed. Each such telefax communication, if made to the Agent, the Co-ordinator or any Lender by a Borrower, shall be signed by the person or persons authorised in writing by such Borrower and whose signature appears on the list of specimen signatures contained in the secretary's certificate required to be delivered by paragraph 2 of Schedule 4 and shall be expressed to be for the attention of the department or officer whose name has been notified for the time being for that purpose by the Agent or any Lender to such Borrower.

      20.4  RECEIPT

            Each such notice, demand or other communication shall be deemed to have been made or delivered (in the case of telex) when the addressee's answerback shall have been received at the end of the transmission or (in the case of any letter) when delivered to its office for the time being or, if sent by post, five (5) days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address.

      20.5  LANGUAGE

            Each notice, demand or other communication made or delivered by one
            (1) party to another pursuant to this Agreement or any other Security Document shall be in the English language or accompanied by a certified English translation.

21    GOVERNING LAW

      21.1  This Agreement shall be governed by English law.

22    WAIVER OF IMMUNITY

      22.1 To the extent that either Borrower may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process in relation to this Agreement or the other Security Documents and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed) each Borrower hereby irrevocably and unconditionally agrees throughout the Security Period not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction. In respect of any legal action or proceedings arising out of or in connection with any of the Security Documents each Borrower hereby consents generally as a matter of procedure in relation to the waiver of immunity (but not so as to prejudice any defence which that Borrower may have on the merits of the substantive issue) to the giving of any relief or the issue of any process in connection with such legal action or proceedings including without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its uses or intended uses) of any order or judgment which may be made or given in such legal action or proceedings.

23    JURISDICTION

      23.1 The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "DISPUTE"). Each party to this Agreement agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

            This Clause 23.1 is for the benefit of the Agent and the Lenders only. As a result, no such party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any such party may take concurrent proceedings in any number of jurisdictions.

      23.2 The Borrowers may not, without the Co-ordinator's prior written consent, terminate the appointment of the Process Agent; if the Process Agent resigns or its appointment ceases to be effective, the Borrowers shall within fourteen (14) days appoint a company which has premises in London and has been approved by the Co-ordinator to act as the Borrowers' process agent with unconditional authority to receive and acknowledge service on behalf of each Borrower of all process or other documents connected with proceedings in the English courts which relate to this Agreement.

      23.3 For the purpose of securing its obligations under Clause 23.2, each of the Borrowers irrevocably agrees that, if it for any reason fails to appoint a process agent within the period specified in Clause 23.2, the Co-ordinator may appoint any person (including a company controlled by or associated with the Agent or any Lender) to act as that Borrower's process agent in England with the unconditional authority described in Clause 23.2.

      23.4 No neglect or default by a process agent appointed or designated under this Clause (including a failure by it to notify the Borrowers of the service of any process or to forward any process to the Borrowers) shall invalidate any proceedings or judgment.

      23.5 The Borrowers appoint in the case of the courts of England the Process Agent to receive, for and on behalf of themselves, service of process in England of any legal proceedings with respect to this Agreement and any other Security Document.

      23.6 A judgment relating to this Agreement which is given or would be enforced by an English court shall be conclusive and binding on the Borrowers and may be enforced without review in any other jurisdiction.

      23.7 Nothing in this Clause shall exclude or limit any right which the Agent or a Lender may have (whether under the laws of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

      23.8 In this Clause "JUDGMENT" includes order, injunction, declaration and any other decision or relief made or granted by a court.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed as a deed on the day first written above.

SIGNED SEALED and DELIVERED as a DEED          )       P A Turner
By PAUL TURNER                                 )
for and on behalf of                           )
NORWEGIAN STAR LIMITED                         )
in the presence of:                            )
                     R Cheung
                     Regina Cheung
                     Trainee Solicitor
                     Stephenson Harwood
                     One, St. Paul's Churchyard
                     London EC4M 8SH

SIGNED SEALED and DELIVERED as a DEED          )       P A Turner
By PAUL TURNER                                 )
for and on behalf of                           )
NORWEGIAN DAWN LIMITED                         )
in the presence of:                            )
                     R Cheung
                     as above

SIGNED SEALED and DELIVERED as a DEED          )       J Clegg
By JULIE CLEGG                                 )
for and on behalf of                           )
COMMERZBANK AKTIENGESELLSCHAFT                 )
Emden Branch                                   )
as an Arranger and a Lender                    )
in the presence of:                            )
                     R Cheung
                     as above

SIGNED SEALED and DELIVERED as a DEED          )       J Clegg
By JULIE CLEGG                                 )
for and on behalf of                           )
NORDDEUTSCHE LANDESBANK                        )
GIROZENTRALE                                   )
as an Arranger and a Lender                    )
in the presence of:                            )
                     R Cheung
                     as above

SIGNED SEALED and DELIVERED as a DEED          )       J Clegg
By JULIE CLEGG                                 )
for and on behalf of                           )
KFW                                            )
as an Arranger and a Lender                    )
in the presence of:                            )
                     R Cheung
                     as above

SIGNED SEALED and DELIVERED as a DEED          )       J Clegg
By JULIE CLEGG                                 )
for and on behalf of                           )
BREMER BANK NIEDERLASSUNG DER                  )
DRESDNER BANK AKTIENGESELLSCHAFT               )
Bremen                                         )
in the presence of:                            )
                        R Cheung
                        as above

SIGNED SEALED and DELIVERED as a DEED          )       J Clegg
By JULIE CLEGG                                 )
for and on behalf of                           )
DEUTSCHE SCHIFFSBANK                           )
AKTIENGESELLSCHAFT                             )
Bremen and Hamburg                             )
in the presence of:                            )
                     R Cheung
                     as above

SIGNED SEALED and DELIVERED as a DEED          )       J Clegg
By JULIE CLEGG                                 )
for and on behalf of                           )
THE BANK OF NOVA SCOTIA                        )
Singapore Branch                               )
in the presence of:                            )
                     R Cheung
                     as above

SIGNED SEALED and DELIVERED as a DEED          )       J Clegg
By JULIE CLEGG                                 )
for and on behalf of                           )
HSH NORDBANK AG                                )
in the presence of:                            )
                     R Cheung
                     as above

SIGNED SEALED and DELIVERED as a DEED          )       J Clegg
By JULIE CLEGG                                 )
for and on behalf of                           )
COMMERZBANK AKTIENGESELLSCHAFT                 )
Hamburg Branch                                 )
as the Co-ordinator                            )
in the presence of:                            )
                     R Cheung
                     as above

SIGNED SEALED and DELIVERED as a DEED          )       J Clegg
By JULIE CLEGG                                 )
for and on behalf of                           )
COMMERZBANK INTERNATIONAL S.A.                 )
in the presence of:                            )
                     R Cheung
                     as above

                                   SCHEDULE 1

                    PARTICULARS OF ARRANGERS AND UNDERWRITERS

                                                   UNDERWRITTEN   UNDERWRITTEN
                                                      AMOUNT       AMOUNT AS A
                                                      IN USD       PERCENTAGE
                                                   ------------   ------------
COMMERZBANK                                         201,600,000     33.3333%
AKTIENGESELLSCHAFT
Emden Branch
Am Delft 24
26721 Emden
Federal Republic of Germany

Attn:    Mr Eckhard Landau
Email:   siegfried.hoffmann@commerzbank.com

NORDDEUTSCHE LANDESBANK                             201,600,000     33.3333%
GIROZENTRALE
30151 Hannover
Federal Republic of Germany

Attn:    Mr Willy Idler/
         Mr Thomas Schramme
Email:   shipping@nordlb.de

KFW                                                 201,600,000     33.3333%
(formerly Kreditanstalt fur Wiederaufbau)
Palmengartenstrasse 5-9
60325 Frankfurt am Main
Federal Republic of Germany

Attn:    Mrs Clare Dooley/
         Mr Wolfgang Pfisterer
Email:   wolfgang.pfisterer@kfw.de

                                   SCHEDULE 2

                 PARTICULARS OF CO-ORDINATOR, AGENT AND LENDERS

NAME AND ADDRESS

CO-ORDINATOR

COMMERZBANK AKTIENGESELLSCHAFT
Hamburg Branch
Ness 7-9
20457 Hamburg
Federal Republic of Germany

Fax:        +49 40 3683 4068
Attn:       Mr Stefan Kuch/Mr Christian Renke
Email:      shipfinance@commerzbank.com

AGENT

COMMERZBANK INTERNATIONAL S.A.
25 rue Edward Steichen
L-2540 Luxembourg

Fax:        +352 477911 2386
Attn:       Mrs Eva-Maria Orschel/Mr Nicolaas van de Roemer
Email:      ZCB-Agency@commerzbank.lu

NAME AND ADDRESS                                   CONTRIBUTION
                                                      IN USD
LENDERS

COMMERZBANK                                         69,036,054
AKTIENGESELLSCHAFT
Emden Branch
Am Delft 24
26721 Emden
Federal Republic of Germany

Fax:        +49 4921 800313/+49 421 3633-390
Attn:       Mr Eckhard Landau/Mr Siegfried Hoffmann
Email:      siegfried.hoffmann@commerzbank.com

NORDDEUTSCHE LANDESBANK                            208,974,000
GIROZENTRALE
30151 Hannover
Federal Republic of Germany

Fax:        +49 511 361 4785
Attn:       Mr Willy Idler/Mr Thomas Schramme
Email:      shipping@nordlb.de

KFW                                                208,974,000
(formerly Kreditanstalt fur Wiederaufbau)
Palmengartenstrasse 5-9
60325 Frankfurt am Main
Federal Republic of Germany

Fax:        +49 69 7431 4110
Attn:       Mrs Clare Dooley/Wolfgang Pfisterer
Email:      wolfgang.pfisterer@kfw.de

BREMER BANK                                         51,828,868
NIEDERLASSUNG DER DRESDNER BANK
AKTIENGESELLSCHAFT
Bremen
Jungfernstieg 22
20354 Hamburg
Federal Republic of Germany

Fax:        +49 40 3501 4007
Attn:       Mr Thomas Witte
Email:      thomas.witte@dresdner-bank.com

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT             25,914,434
Bremen and Hamburg
Domshof 17
28195 Bremen
Federal Republic of Germany

Fax:        +49 421 323539
Attn:       Ms Veronica Katenkamp
Email:      veronica.katenkamp@schiffsbank.com

THE BANK OF NOVA SCOTIA                             31,097,322
Singapore Branch
10 Collyer Quay
15-01 Ocean Building
Singapore 049315

Fax:        +65 6438 5314/6532 2440
Attn:       Ms W S Seong Koon/Mr Allan Ng
Email:      brenda_leo@scotiacapital.com

HSH NORDBANK AG                                     31,097,322
(formerly known as Landesbank
Schleswig-Holstein Girozentrale)
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Federal Republic of Germany

Fax:        +49 40 3333-34307
Attn:       Ms Uta Urbaniak/Ms Frauke Hay
Email:      uta.urbaniak@hsh-nordbank.com/
frauke.hay@hsh-nordbank.com

                                   SCHEDULE 3

                               NOTICE OF DRAWDOWN

                                   CLAUSE 2.3

FROM: NORWEGIAN STAR LIMITED
      NORWEGIAN DAWN LIMITED
      both of International House
      Castle Hill
      Victoria Road
      Douglas, Isle of Man
      British Isles

TO:   COMMERZBANK INTERNATIONAL S.A.
      11 rue Notre-Dame
      L-2240 Luxembourg

      with copy to

      COMMERZBANK AKTIENGESELLSCHAFT
      Ness 7-9
      20457 Hamburg
      Federal Republic of Germany

                                                                          200[ ]

Dear Sirs

LOAN AGREEMENT DATED 26 JUNE 1999 AND AMENDED AND RESTATED BY AN AGREEMENT DATED 23 OCTOBER 2001 (THE "LOAN AGREEMENT")

We refer to the Loan Agreement pursuant to which you have agreed to advance to us the Facility on the terms and conditions set out therein.

Terms and expressions defined in the Loan Agreement shall have the same respective meanings when used in this notice.

We hereby give you notice that we wish to draw down the amount of [ ] Dollars (USD[ ]) being the amount of Tranche [1][2] under Clause 2.3 of the Loan Agreement on [ ] 200[ ].

Tranche [1][2] is to be paid as to [ ] Dollars (USD[ ]) to the Builder at:

[   ]

and as to one million seven hundred and eighty seven thousand Dollars
(USD1,787,000) to [   ] at :

[   ]

We confirm that:

(i) all of the representations and warranties contained in Clause 9 of the Loan Agreement remain true and correct;

(ii)  no Possible Event of Default or Event of Default has occurred;

(iii) the first Interest Period shall be of [three (3) six (6) twelve (12)] months' duration;

(iv) Tranche [1][2] will be applied in financing the delivery instalment due to the Builder pursuant to the relevant Building Contract;

(v) the scheduled Delivery Date of the [Norwegian Star/Norwegian Dawn] Vessel is [ ] 200[ ]; and

(vi) upon application of Tranche [1][2] hereby requested to be drawn down in the manner hereinbefore appearing all sums owing to the Builder under the relevant Building Contract shall have been fully and finally paid.

Yours faithfully
NORWEGIAN STAR LIMITED
NORWEGIAN DAWN LIMITED

By:   __________________

                                   SCHEDULE 4

                              CONDITIONS PRECEDENT

                                   CLAUSE 2.5

The Loan is expressly conditional upon the Co-ordinator having received in such form and substance as it shall require:

A.    ON 26 JUNE 1999

THE BORROWERS

1. Certified Copies of any consents required from any ministry, governmental, financial or other authority for the execution of and performance by the Borrowers of their obligations under this Agreement and each of the Security Documents or if no such consents are required a secretary's certificate of each of the Borrowers to this effect confirming that no such consents are required.

2.    Notarially attested secretary's certificate for each Borrower:

      (A) attaching a copy of its Certificate of Incorporation and Memorandum and Articles of Association evidencing power to:

            (i) enter into the transactions contemplated in this Agreement and in the other Security Documents and to buy ships and enter into arrangements for the chartering and management thereof; and

            (ii) borrow money in the amount referred to in this Agreement and as security therefor to mortgage or charge assets;

      (B)   giving the names of the present officers and directors;

      (C) setting out specimen signatures of persons who would be authorised to sign documents or otherwise perform that Borrower's obligations under the Security Documents;

      (D) giving the legal and beneficial owners of the Shares and the number of Shares held by each Shareholder;

      (E) attaching copies of resolutions passed at a duly convened meeting of the directors authorising the borrowing of the Loan, the granting of the relevant Mortgage and the execution of this Agreement and such of the other Security Documents to which that Borrower is a party and the issue of any power of attorney to execute the same; and

      (F) containing a declaration of solvency as at the date of the secretary's certificate.

3.    Where the secretary's certificate referred to in paragraph 2 of this
      Schedule 4 is dated more than five (5) Business Days prior to 26 June 1999, a bringdown certificate, which need not be notarially attested if signed by the same person that signed the secretary's certificate referred to in paragraph 2 of this Schedule 4.

4. The original powers of attorney issued pursuant to (A) the resolutions referred to above and (B) paragraph 2(C) above, notarially attested.

STAR

5.    Notarially attested secretary's certificate:

      (A) attaching a copy of its Certificate of Incorporation and Memorandum and Articles of Association evidencing power to enter into the transactions contemplated by this Agreement;

      (B)   giving the names of the present officers and directors;

      (C) setting out specimen signatures of persons who would be authorised to sign documents or otherwise perform obligations under the Security Documents;

      (D) attaching copies of resolutions passed at a duly convened meeting of the directors approving the granting and the execution of the documents whose execution is contemplated hereby, insofar as they relate to it and the issue of any power of attorney to execute the same; and

      (E) containing a declaration of solvency as at the date of the secretary's certificate.

6.    Where the secretary's certificate referred to in paragraph 5 of this
      Schedule 4 is dated more than five (5) Business Days prior to 26 June 1999, a bringdown certificate, which need not be notarially attested if signed by the same person that signed the secretary's certificate referred to in paragraph 5 of this Schedule 4.

7. The original powers of attorney issued pursuant to (A) the resolutions referred to above and (B) paragraph 5(C) above, notarially attested.

GENERAL

8. Confirmation from the Process Agent that it will act for each of the Obligors as agent for service of process in England.

9. Opinions from lawyers appointed by the Co-ordinator including English, Isle of Man and Bahamian lawyers as to any of the foregoing matters or otherwise as the Co-ordinator may require in the form required by the Co-ordinator.

10.   Certified Copy of the Building Contracts including all addenda.

11.   [Blank]

12.   [Blank]

13.   [Blank]

14.   [Blank]

15.   [Blank]

16.   Agency and Co-ordination Deed duly executed.

17.   Star Guarantee duly executed.

18.   [Blank]

19.   [Blank]

20.   Debentures duly executed.

21. Copies of the audited consolidated report and accounts of Star for 1998 and the unaudited consolidated accounts of the Group and the unaudited accounts of the Borrower for the financial year quarter to 31 March 1999.

22. Copies of all Companies Acts forms for filing of charges in the Isle of Man.

23.   Payment of all fees under Clause 15.

B.    AT LEAST FIVE (5) BUSINESS DAYS BEFORE EACH DRAWDOWN DATE

24.   Drawdown notice duly executed by the Borrowers in the form of Schedule 3.

25. Certified Copy of such documents as are received by the relevant Borrower from the Builder pursuant to the Building Contract in evidence of the instalment due.

26.   Issue of the relevant Lower Saxony Guarantee.

27. Acknowledgement by the Borrowers of the terms and conditions of the relevant Lower Saxony Guarantee.

C.    ON OR BEFORE THE SECOND RESTATEMENT DATE

28.   Deed of Covenants in respect of the Norwegian Dawn Vessel duly executed.

29.   Earnings Assignment in respect of the Norwegian Dawn Vessel duly executed.

30. Insurance Assignment in respect of the Norwegian Dawn Vessel duly executed.

31. A co-ordination deed between the Agent and HSBC in respect of the Norwegian Dawn Second Security Documents.

D.    ON A DELIVERY DATE

32.   Such evidence as the Co-ordinator may require that the relevant Vessel is:

      (A) provisionally registered in the name of the relevant Borrower under the Bahamian flag, with a certificate of registry free from all liens and encumbrances except the relevant Mortgage;

      (B) classified with the highest classification available free of all recommendations and qualifications with Det Norske Veritas;

      (C)   insured in accordance with the terms of the Security Documents; and

      (D) managed by the Manager pursuant to the relevant NCLL Management Agreement.

33.   Certified Copy of the Builder's Certificate.

34. Certified Copy of the unconditional protocol of delivery and acceptance duly signed by the Builder and the relevant Borrower.

35. Certified Copy of the certificate of warranty from the Builder stating that the Vessel is free from all encumbrances on the Delivery Date.

36. Copies of valid trading and other certificates to be produced by the Builder pursuant to the relevant Building Contract.

37. Mortgage over the Vessel duly executed and lodged for registration at the Bahamas Maritime Authority in London.

38. On the Norwegian Star Vessel Delivery Date only, Earnings Assignment duly executed.

39. On the Norwegian Star Vessel Delivery Date only, Insurance Assignment duly executed.

40.   Reinsurance Assignment duly executed.

37.   Account Charge duly executed.

38.   Management Agreement Assignment duly executed.

39. Telefax confirmations from the insurance brokers for marine risks (hull and machinery) and the managers of any protection and indemnity or war risks association through whom any Insurances or Reinsurance Policies have been placed in respect of the Vessel that the Insurances and Reinsurance Policies have been placed and upon receipt of a notice of assignment of the Insurances or the Reinsurance Policies (as the case may be) they will issue letters of undertaking in the form approved by the Co-ordinator.

40. Opinions from Bahamian lawyers appointed by the Co-ordinator as to due registration of the Vessel and due registration of the Mortgage and from Bahamian and Singaporean lawyers appointed by the Co-ordinator as to any of the foregoing matters or otherwise as the Co-ordinator may require in the form required by the Co-ordinator.

41. Written confirmation from the Co-ordinator's insurance advisers that the Insurances and the Reinsurance Policies are in a form satisfactory to the Co-ordinator.

42.   Notarially attested bringdown certificate in respect of the relevant
      Borrower.

NCLL AND STIRRUP (OR ANY OTHER AFFILIATE OF THE RELEVANT BORROWER) (IF
APPLICABLE)

43.      Notarially attested secretary's certificate for each of the above:

      (A) attaching a copy of its Certificate of Incorporation and Memorandum and Articles of Association (or equivalent documents) evidencing power to enter into the transactions contemplated by this Agreement;

      (B)   giving the names of the present officers and directors;

      (C) setting out specimen signatures of persons who would be authorised to sign documents or otherwise perform obligations under the Security Documents;

      (D) giving the legal and beneficial owners of its issued shares and the number of shares held by each shareholder;

      (E) attaching copies of resolutions passed at a duly convened meeting of the directors approving the granting and the execution of the documents whose execution is contemplated hereby, insofar as they relate to it and the issue of any power of attorney to execute the same; and

      (F) containing a declaration of solvency as at the date of the secretary's certificate.

44.   Where the secretary's certificate referred to in paragraph 43 of this
      Schedule 4 is dated more than five (5) Business Days prior to the Delivery Date, a bringdown certificate, which need not be notarially attested if signed by the same person that signed the secretary's certificate referred to in paragraph 43 of this Schedule 4.

45. The original powers of attorney issued pursuant to (A) the resolutions referred to above and (B) paragraph 43(C) above, notarially attested.

GENERAL

46.   Copies of Companies Acts forms for filing of charges in the Isle of Man.

47.   Payment of all fees due under Clause 15.

                                   SCHEDULE 5

                           CONFIDENTIALITY UNDERTAKING

                            [On Bank's Headed Paper]

TO:   NORWEGIAN STAR LIMITED
      NORWEGIAN DAWN LIMITED
      (the "BORROWERS")

      COMMERZBANK AKTIENGESELLSCHAFT
      Hamburg Branch
      Ness 7-9
      20457 Hamburg
      Federal Republic of Germany
      (the "CO-ORDINATOR")

NORWEGIAN STAR LIMITED/NORWEGIAN DAWN LIMITED
USD626,922,000 TERM LOAN (THE "FACILITY")
FORM OF CONFIDENTIALITY UNDERTAKING

1. We hereby undertake that we will keep confidential and will not make use of for any purposes (other than for the purposes of the Facility) all information delivered to us in connection with the Facility and all information obtained by us in the course of discussions with the Co-ordinator, the Borrowers or any other party involved with the Facility (collectively the "INFORMATION") until and save to the extent that the Information has been released into the public domain by persons duly authorised by the Borrowers to do so. However, we shall be entitled to supply the Information to:

      (A) professional advisers solely for use in connection with the Facility after drawing to the attention of those advisers the content of the undertaking as to confidentiality given by us and after obtaining similar undertakings from them; and

      (B) any third party where we have been authorised in writing to do so by the Borrowers; and

      (C) subject to giving reasonable prior notice to the Borrowers, to any banking or regulatory authority to which we are subject after drawing to the attention of such authority the content of the undertaking as to confidentiality given by us; and

      (D) pursuant to subpoena or other legal process and pursuant to any law or regulation having the force of law.

2. We further undertake that if we decide not to participate in the Facility, we will return to the Co-ordinator the originals and additional copies or extracts made therefrom and all documentary Information delivered to us by the Co-ordinator in relation to the Facility and/or the Borrowers (including any supplied to third parties as contemplated in paragraph 1).

For and on behalf of
BANK NAME:

By:   __________________

Date:

                                   SCHEDULE 6

                              TRANSFER CERTIFICATE

Lenders are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Loan Agreement without further ensuring that the transaction complies with all applicable laws and requisitions, including the Financial Services Act 1986 and regulations made thereunder and similar statutes which may be in force in other jurisdictions.

TO: COMMERZBANK INTERNATIONAL S.A. (the "AGENT") as agent on its own behalf and for and on behalf of the Arrangers, the Co-ordinator, the Borrowers, the Guarantor and the Lenders as defined in the Loan Agreement referred to below

ATTENTION: Mrs Eva-Maria Orschel

                                                                           Date:

This certificate (the "TRANSFER CERTIFICATE") relates to a loan agreement dated 26 June 1999 and amended and restated by agreements dated 23 October 2001, 21
March 2002 and      2004 (as the same may from time to time have been or may be further amended, supplemented and/or novated the "LOAN AGREEMENT") made between (among others) (1) Norwegian Star Limited and Norwegian Dawn Limited as joint and several borrowers (the "BORROWERS") (2) the banks and financial institutions referred to therein as lenders (the "LENDERS") (3) the Agent and (4) Commerzbank Aktiengesellschaft, Hamburg Branch (the "CO-ORDINATOR") whereby the Lenders have agreed to make available to the Borrowers a term loan facility in the amount of up to six hundred and twenty six million nine hundred and twenty two thousand Dollars (USD626,922,000). Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings herein as therein.

In this Transfer Certificate:

the "TRANSFEROR" means [full name] of [lending branch];

the "TRANSFEREE" means [full name] of [lending branch].

1. The Transferor with full title guarantee transfers to the Transferee absolutely in accordance with Clause 19.5 of the Loan Agreement all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and all the other Security Documents insofar as such rights and interests relate to [that portion of its Contribution to the Loan in an amount equal to

      [ ] Dollars (USD[ ]) out of its total Contribution which at the date hereof is [ ] Dollars (USD[ ])] and/or [that portion of its Commitment to the Facility in an amount equal to [ ] Dollars (USD[ ]) out of its total Commitment which at the date hereof is [ ] Dollars (USD[ ])].

2. By virtue of this Transfer Certificate and Clause 19.5 of the Loan Agreement, the Transferor is discharged entirely with effect from the Transfer Date from [that portion of its Contribution to the Loan and its obligations relating thereto to the extent of [ ] Dollars (USD[ ]) out of its total Contribution at such date] and/or [that portion of its Commitment to the Facility and its obligations relating thereto to the extent of [ ] Dollars (USD[ ]) out of its total Commitment at such date].

3.    The Transferee hereby requests:

      (A) the Borrowers, the Guarantor, the Co-ordinator, the Agent, the Arrangers and the Lenders to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of Clause 19.5 of the Loan Agreement; and

      (B) the Agent to execute this Transfer Certificate on behalf of itself and the other said parties pursuant to Clause 19.8 of the Loan Agreement so that this Transfer Certificate will take effect in accordance with the terms thereof on [specify date of transfer] [or] [the date on which the Agent receives a certificate signed by [the Transferor] confirming that the following conditions have been fulfilled [specify conditions to transfer].

4.    The Transferee:

      (A) confirms that it has received a copy of the Loan Agreement, the Agency and Co-ordination Deed, the other Security Documents and the Lower Saxony Guarantees together with such other documents and information as it has required in connection with the transaction contemplated thereby;

      (B) confirms that it has not relied and will not hereafter rely on the Transferor, the Co-ordinator, the Agent, the Arrangers or the Lenders to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Loan Agreement, the Agency and Co-ordination Deed, any other of the Security Documents or the Lower Saxony Guarantees or any other documents or information;

      (C) agrees that it has not relied and will not rely on the Transferor, the Co-ordinator, the Agent, the Arrangers or the Lenders to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrowers or any other party to the Loan Agreement or any other of the Security Documents (save as otherwise expressly provided therein) or the German State of Lower Saxony;

      (D) warrants that it has power and authority to become a party to the Loan Agreement and the Agency and Co-ordination Deed and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Loan Agreement, the Agency and Co-ordination Deed and the other Security Documents;

      (E) if not already a Lender, appoints the Agent to act as its agent and the Co-ordinator to act as its co-ordinator as provided in the Loan Agreement, the Agency and Co-ordination Deed and the other Security Documents and agrees to be bound by the terms of Clause 19.8 of the Loan Agreement and by all the terms of the Agency and Co-ordination Deed.

5.    The Transferor:

      (A) warrants to the Transferee that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

      (B) warrants to the Transferee that this Transfer Certificate is binding on the Transferor under the laws of England the country in which the Transferor is incorporated and the country in which its Lending Branch is located;

      (C) agrees that it will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Transfer Certificate or for any similar purpose; and

      (D) agrees that it will, at its own expense, execute any documents which the Transferee reasonably requests for assigning to the Transferee all the Transferor's right and title to and interest in the Lower Saxony Guarantees.

6. The Transferee hereby undertakes to the Transferor and each of the other parties to the Loan Agreement and the Agency and Co-ordination Deed that it will perform in accordance with its terms all those obligations which by the terms of the Loan Agreement and the Agency and Co-ordination Deed will be assumed by it after the transfer contemplated by this Transfer Certificate has taken effect.

7. If a Transferor and a Transferee effect a transfer in accordance with Clause 3 of this Transfer Certificate during an Interest Period, the Agent shall make all payments which would have become due to the Transferor under the Loan Agreement during the relevant Interest Period to the Transferor, as if no such transfer had been effected by the Transferor to the Transferee, according to the percentages of the Transferor's Contribution and/or Commitment transferred and retained pursuant to Clauses 1 and 2 of this Transfer Certificate, and the Transferor and the Transferee shall be responsible for paying to each other pro rata all amounts (if any) due to them from each other for such Interest Period. On and from the commencement of the immediately succeeding Interest Period, the Agent shall make all payments due under the Loan Agreement for the account of the Transferor, to the Transferor, and shall make all payments due under the Loan Agreement for the account of the Transferee, to the Transferee. This provision is for administrative convenience only and shall not affect the rights of the Transferor and the Transferee under the Loan Agreement.

8.    None of the Transferor, the Agent, the Co-ordinator, the Arrangers or the
      Lenders:

      (A) makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Loan Agreement, the Agency and Co-ordination Deed, any other of the Security Documents or the Lower Saxony Guarantees or any document relating thereto;

      (B) assumes any responsibility for the financial condition of either of the Borrowers or the German State of Lower Saxony or any other party to the Loan Agreement, the Agency and Co-ordination Deed or any other of the Security Documents or any such other document or for the performance and observance by the Borrowers or any other party to the Loan Agreement, the Agency and Co-ordination Deed or any other of the Security Documents or any such other document (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether expressed or implied by law or otherwise, are hereby excluded (except as aforesaid).

9. The Transferor and the Transferee each undertakes that it will on demand fully indemnify the Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter connected with or arising out of it unless caused by the Agent's gross negligence or wilful misconduct, as the case may be.

10. The agreements and undertaking of the Transferee in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to the Loan Agreement.

11. This Transfer Certificate shall be governed by, and construed in accordance with, English law.

IN WITNESS whereof the Transferor, the Transferee and the Agent (as agent for and on behalf of itself as Agent, the Co-ordinator, the Arrangers, the Borrowers, the Guarantor and the Lenders (other than the Transferor)) have caused this Transfer Certificate to be executed on the day first written above.

THE TRANSFEROR

SIGNED by                                      )
                                               )
for and on behalf of                           )

[        ]                                     )
in the presence of:                            )

THE TRANSFEREE

SIGNED by                                      )
                                               )
for and on behalf of                           )

[        ]                                     )
in the presence of:                            )

THE AGENT

SIGNED by                                      )
                                               )
for and on behalf of                           )

[          ]                                   )
as agent for and on behalf                     )
of itself as Agent, the Co-ordinator,          )
the Arrangers, the Borrowers,                  )
the Guarantor and the Lenders                  )
in the presence of:                            )

Note: The execution of this Transfer Certificate alone may not transfer a proportionate share of the Transferor's interest in the security constituted by the Security Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each individual Lender to ascertain whether any other documents are required to perfect a transfer of such a share in the Transferor's interest in such security in any such jurisdiction, and, if so, to seek appropriate advice and arrange for execution of the same.

                                    SCHEDULE

                      ADMINISTRATIVE DETAILS OF TRANSFEREE

Name of Transferee:

Lending Branch:

Contact Person
(Loan Administration Department):

Telephone:

Fax:

Email:

Contact Person
(Credit Administration Department):

Telephone:

Fax:

Email:

Account for Payments:

                                   SCHEDULE 7

                             LOWER SAXONY GUARANTEE

                                   SCHEDULE 8

          CHARTERING OF THE SIX VESSELS (AS DEFINED IN CLAUSE 10.6(D))

     VESSEL                       NEW OWNER                DAILY HIRE      REDELIVERING         TRANSFER VALUE
-----------------           ---------------------          ----------      ------------         --------------
Norwegian Sea               Ocean Pacific Limited                    [***] [Confidential Treatment]
Norwegian Majesty           Ocean Voyager Limited                    [***] [Confidential Treatment]
Norwegian Wind              Crown Wind Limited                       [***] [Confidential Treatment]
Norwegian Crown             Crown Odyssey Limited                    [***] [Confidential Treatment]
Norwegian Dream             Ocean Dream Limited                      [***] [Confidential Treatment]
Marco Polo                  Ocean World Limited                      [***] [Confidential Treatment]

CONFORMED COPY

                               DATED 23 APRIL 2004




                              NCL CORPORATION LTD.



                                       TO



                         COMMERZBANK INTERNATIONAL S.A.











                            -------------------------

                                    GUARANTEE
                            -------------------------














                               STEPHENSON HARWOOD
                            ONE ST PAUL'S CHURCHYARD
                                 LONDON EC4M 8SH
                            TEL: +44 (0)20 7329 4422
                            FAX: +44 (0)20 7606 0822
                               REF: 1253/42-02557

                                    CONTENTS


                                                                                                      Page
                                                                                                      ----
1           Definitions.................................................................................2


2           Guarantee and Indemnity.....................................................................4


3           Survival of Guarantor's Liability...........................................................5


4           Continuing Guarantee........................................................................6


5           Exclusion of the Guarantor's Rights.........................................................7


6           Payments....................................................................................8


7           Enforcement.................................................................................8


8           Representations and Warranties..............................................................9


9           General Undertakings: Positive Covenants...................................................12


10          General Undertakings: Negative Covenants...................................................15


11          Financial Undertakings and Ownership and Control of the Guarantor..........................19


12          Discharge..................................................................................26


13          Assignment and Transfer....................................................................26


14          Miscellaneous Provisions...................................................................27


15          Waiver of Immunity.........................................................................27


16          Notices....................................................................................28


17          Governing Law..............................................................................29


18          Jurisdiction...............................................................................29


Schedule 1  Quarterly Compliance Certificate...........................................................31


Schedule 2  Letter of Instruction......................................................................34


DEED OF GUARANTEE AND INDEMNITY

DATED 23 APRIL 2004

BY:

(1) NCL CORPORATION LTD. being a company incorporated in and under the laws of Bermuda with its registered office at Reid Hall, 3 Reid Street, Hamilton HM 11, Bermuda as guarantor (the "Guarantor");

IN FAVOUR OF:

(2) COMMERZBANK INTERNATIONAL S.A., a company incorporated in and under the laws of the Grand-Duchy of Luxembourg whose office is at 25 rue Edward Steichen, L-2540 Luxembourg as agent for and on behalf of the Lenders (as defined herein) (the "AGENT" which expression shall include its successors and assigns).

WHEREAS:

(A) By a loan agreement dated 26 June 1999 as amended by four (4) transfer certificates of various dates between (among others) Commerzbank AG, Emden Branch as transferor and a first supplemental agreement dated 17 August 2000 and as amended and restated by a second supplemental agreement dated 23 October 2001 and a third supplemental agreement dated 21 March 2002 (the "ORIGINAL LOAN AGREEMENT") made between (among others) (1) the Agent as agent (acting as agent to the lenders (the "LENDERS") set out in Schedule 2 to the Loan Agreement (as hereinafter defined) pursuant to clause 1.3 of the Loan Agreement and an agency and co-ordination deed dated 26 June 1999, amended and restated by an agreement dated 23 October 2001 and as amended by an agreement dated 21 March 2002 (the "AGENCY AND CO-ORDINATION DEED") made between the Agent, Commerzbank Aktiengesellschaft as co-ordinator (the "CO-ORDINATOR") and the Lenders) (2) the Co-ordinator acting as co-ordinator for the Lenders pursuant to clause 1.3 of the Loan Agreement and the Agency and Co-ordination Deed as co-ordinator (3) the Lenders as lenders and (4) Norwegian Star Limited (formerly Superstar Libra Limited) and Norwegian Dawn Limited (formerly Superstar Scorpio Limited) as joint and several borrowers (the "BORROWERS") and to be amended and restated by an agreement dated 23 APRIL 2004 (the "FOURTH SUPPLEMENTAL AGREEMENT" and together with the Original Loan Agreement the "LOAN AGREEMENT") between (a) the parties to the Original Loan Agreement (b) Star Cruises Limited (the "ORIGINAL GUARANTOR") and (c) the Guarantor, the Lenders agreed to make available to the Borrowers a loan facility (the "Facility") of up to six hundred and twenty six million nine hundred and twenty two thousand United States Dollars (USD626,922,000) on the terms and conditions therein contained.

(B) Pursuant to the Fourth Supplemental Agreement the Lenders agreed to release the Original Guarantor from its guarantee dated 26 June 1999 as amended and/or restated from time to time of the obligations of the Borrowers under the Original Loan Agreement (the "ORIGINAL GUARANTEE") on the condition that the Guarantor enters into this Deed.

THIS DEED WITNESSES:

1        DEFINITIONS

         1.1 In this Deed the following terms and expressions shall have the meanings set out below; in addition, terms and expressions not defined herein but whose meanings are defined in the Loan Agreement shall have the meanings set out therein.

                  "ACCOUNTS" means the audited consolidated profit and loss account, cash flow statements and balance sheet (including all additional information and notes thereto) of the Guarantor and its consolidated Subsidiaries together with the relative directors' and auditors' reports;

                  "BONDS" means bonds in an aggregate amount of at least two hundred million Dollars (USD200,000,000) and with a life of ten (10) years but which may be redeemed by the Guarantor at an earlier date, to be issued by the Guarantor in one (1) or more tranches, in the first instance to qualified institutional buyers as unregistered privately placed bonds and thereafter as bonds registered with the Securities Exchange Commission of the United States of America;

                  "EVENT OF DEFAULT" means any of the events specified in clause 13 of the Loan Agreement or specified as such in Clause 11; and

                  "OUTSTANDING INDEBTEDNESS" means all sums of any kind at any time owing, actually or contingently, by any Obligor to the Agent and/or the Lenders under or pursuant to the Loan Agreement and each other Security Document to which any of the Obligors is a party (whether by way of repayment of principal, payment of interest or default interest, payment upon any indemnity or counter-indemnity, reimbursement for fees, costs or expenses or otherwise howsoever).

         1.2      In this Deed unless the context otherwise requires:

                  (A) clause headings are inserted for convenience of reference only and shall be ignored in the construction of this Deed;

                  (B) references to Clauses and to Schedules are to be construed as references to clauses of and schedules to this Deed unless otherwise stated and references to this Deed are to be construed as references to this Deed including its Schedules;

                  (C) references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as from time to time amended, supplemented or novated;

                  (D) references to any Act or any statutory instrument shall be construed as references to that Act or that statutory instrument as from time to time re-enacted, amended or supplemented;

                  (E) references to any party to this Deed or any other document shall include reference to such party's successors and permitted assigns;

                  (F) words importing the plural shall include the singular and vice versa;

                  (G) references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof;

                  (H) where any matter requires the approval or consent of the Agent or the Co-ordinator such approval or consent shall not be deemed to have been given unless given in writing; where any matter is required to be acceptable to the Agent or the Co-ordinator, the Agent or the Co-ordinator (as the case may be) shall not be deemed to have accepted such matter unless its acceptance is communicated in writing; each of the Agent and the Co-ordinator may give or withhold its consent, approval or acceptance at its unfettered discretion;

                  (I) a certificate by the Agent as to any amount due or calculation made hereunder shall be conclusive except for manifest error.

         1.3 The provisions of clause 1.3 of the Loan Agreement shall apply hereto (mutatis mutandis) as if set out herein.

2        GUARANTEE AND INDEMNITY

         2.1 In consideration of the Lenders agreeing at the request of the Original Guarantor to release it from its obligations under the Original Guarantee and to continue to make the Facility available to the Borrowers jointly and severally in accordance with the terms of the Loan Agreement, the payment by the Agent to the Guarantor of ten Dollars (USD10) and other good and valuable consideration (the receipt and adequacy of which the Guarantor hereby acknowledges) the Guarantor:

                  (A) as primary obligor as and for its own debt and not merely as surety hereby undertakes to the Agent to be responsible for and hereby guarantees to the Agent on behalf of the Lenders:

                           (i) the due and punctual payment by each of the Obligors to the Agent on behalf of the Lenders (as and when due by acceleration, demand or otherwise howsoever) of the Outstanding Indebtedness and every part thereof; and

                            (ii) the due and punctual performance of all the obligations to be performed by each of the Obligors under or pursuant to the Loan Agreement and the other Security Documents; and

                  (B) unconditionally and irrevocably undertakes immediately on demand by the Agent from time to time to pay and/or perform its obligations under Clause 2.1(A).

         2.2 For the same consideration as referred to in Clause 2.1 the Guarantor (as a separate and independent obligation) unconditionally and irrevocably undertakes immediately on demand by the Agent from time to time to indemnify the Agent and/or the Lenders and hold each of them harmless in respect of:

                  (A) any loss incurred by the Agent and/or the Lenders as a result of the Loan Agreement and each other Security Document to which any of the Obligors is a party or any provision thereof becoming invalid, void, voidable or unenforceable for any reason whatsoever after execution hereof; and

                  (B) any loss or damage of any kind arising directly or indirectly from any failure on the part of any of the Obligors to perform any obligation to be performed by any of the Obligors under and pursuant to the Loan Agreement and each other Security Document to which any of the Obligors is a party.

3        SURVIVAL OF GUARANTOR'S LIABILITY

         3.1 The Guarantor's liability to the Agent under this Deed shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without the Guarantor's knowledge or consent):

                  (A) any time, forbearance or other indulgence given or agreed by the Agent, the Co-ordinator and/or the Lenders to or with any of the Obligors in respect of any of their obligations under the Loan Agreement and each other Security Document to which any of the Obligors is a party; or

                  (B) any legal limitation, disability or incapacity relating to any of the Obligors; or

                  (C) any invalidity, irregularity, unenforceability, imperfection or avoidance of or any defect in any security granted by, or the obligations of any of the Obligors under, the Loan Agreement and each other Security Document to which any of the Obligors is a party or any amendment to or variation thereof or of any other document or security comprised therein; or

                  (D) any change in the name, constitution or otherwise of any of the Obligors or the merger of any of the Obligors with any other corporate entity; or

                  (E) the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of any of the Obligors or the appointment of a receiver or administrative receiver or administrator or trustee or similar officer of any of the assets of any of the Obligors or the occurrence of any circumstances whatsoever affecting any Obligor's liability to discharge its obligations under the Loan Agreement and each other Security Document to which it is a party; or

                  (F) any challenge, dispute or avoidance by any liquidator of any of the Obligors in respect of any claim by the Guarantor by right of subrogation in any such liquidation; or

                  (G) any release of any other Obligor or any renewal, exchange or realisation of any security or obligation provided under or by virtue of any of the Security Documents or the provision to the Agent or any of the Lenders at any time of any further security for the obligations of the Borrowers under any of the Security Documents; or

                  (H) the release of any co-guarantor and/or indemnitor who is now or may hereafter become under a joint and several liability with the Guarantor under this Deed or the release of any other guarantor, indemnitor or other third party obligor in respect of the obligations of any Obligor under any of the Security Documents; or

                  (I) any failure on the part of the Agent or any of the Lenders (whether intentional or not) to take or perfect any security agreed to be taken under or in relation to any of the Security Documents or to enforce any of the Security Documents; or

                  (J) any other act, matter or thing (save for repayment in full of the Outstanding Indebtedness) which might otherwise constitute a legal or equitable discharge of any of the Guarantor's obligations under this Deed.

4        CONTINUING GUARANTEE

         4.1      This Deed shall be:

                  (A) a continuing guarantee remaining in full force and effect until irrevocable payment in full has been received by the Agent on behalf of the Lenders of each and every part and the ultimate balance of the Outstanding Indebtedness in accordance with the Loan Agreement and each other Security Document to which any of the Obligors is a party; and

                  (B) in addition to and not in substitution for or in derogation of any other security held by the Agent from time to time in respect of the Outstanding Indebtedness or any part thereof.

         4.2 Any satisfaction of obligations by the Guarantor to the Agent or any discharge given by the Agent to the Guarantor or any other agreement reached between the Agent and the Guarantor in relation to this Deed shall be, and be deemed always to have been, void ab initio if any act satisfying any of the said obligations or on the faith of which any such discharge was given or any such agreement was entered into is subsequently avoided in whole or in part by or pursuant to any provision of any applicable law whatsoever.

         4.3 This Deed shall remain the property of the Agent on behalf of the Lenders and, notwithstanding that all monies and liabilities due or incurred by any of the Obligors to the Agent and/or the Lenders which are guaranteed hereunder shall have been paid or discharged, the Agent shall be entitled not to discharge this Deed or any security held by the Agent for the obligations of the Guarantor hereunder for such period as may in the reasonable opinion of the Agent be necessary or appropriate under any applicable insolvency law after the last of such monies and liabilities have been paid or discharged and in the event of bankruptcy, winding-up or any similar proceedings being commenced in respect of any of the Obligors, the Agent shall be at liberty not to discharge this Deed or any security held by the Agent for the obligations of the Guarantor hereunder for and during such further period as the Agent may determine at its sole discretion.

5        EXCLUSION OF THE GUARANTOR'S RIGHTS

         5.1 Until the obligations of any Obligor under the Loan Agreement and each other Security Document to which any Obligor is a party have been fully performed, the Guarantor shall not:

                  (A) be entitled to share in or succeed to or benefit from (by subrogation or otherwise) any rights which the Agent may have in respect of the Outstanding Indebtedness or any security therefor or all or any of the proceeds of such rights or security; or

                  (B)      without the prior written consent of the Agent:

                           (i) exercise in respect of any amount paid by it hereunder any right of indemnity, subrogation, contribution or any other right or remedy which it may have in respect thereof; or

                           (ii) claim payment of any other monies for the time being due to it or to which it may become entitled or exercise or enforce or benefit from any other right, remedy or security in respect thereof; or

                           (iii) prove in a liquidation of any Obligor in competition with the Agent and/or the Lenders for any monies owing to the Guarantor by any other Obligor on any account whatsoever,

                  PROVIDED ALWAYS that if the Guarantor, in breach of this Clause, receives or recovers any monies pursuant to any such exercise, claim or proof, such monies shall be held by the Guarantor as trustee upon trust for the Agent and the Lenders to apply the same as if they were monies received or recovered by the Agent under this Deed.

6        PAYMENTS

         6.1 Each payment to be made by the Guarantor hereunder shall be made in immediately available funds in the currency in which such payment is due without set-off, counterclaim, deduction or retention of any kind by payment to the account referred to in clause 7.1 of the Loan Agreement or such account of the Agent with such other bank or financial institution as the Agent may from time to time notify to the Guarantor in writing.

         6.2 The certificate of the Agent from time to time as to sums owed by any Obligor under the Security Documents and sums owed by the Guarantor hereunder shall, save for manifest error, be conclusive and binding for all purposes and prima facie evidence of the existence and extent of such debts in any legal action or proceedings arising in connection herewith.

7        ENFORCEMENT

         The Agent shall not be obliged before taking steps to enforce this Deed to take any action whatsoever against any of the Obligors under the Loan Agreement or any other Security Documents to which they are a party and the Guarantor hereby waives all such formalities or rights to which it would otherwise be entitled or which the Agent would otherwise first be required to satisfy or fulfil before proceeding or making demand against the Guarantor hereunder provided that the Agent shall not be entitled to enforce its rights under this Deed otherwise than in circumstances which would constitute an Event of Default.

8        REPRESENTATIONS AND WARRANTIES

         8.1 The Guarantor represents and warrants to the Agent and the Lenders that:

                  (A) it is a limited liability exempt company, duly incorporated and validly existing under the laws of Bermuda, possessing perpetual corporate existence, the capacity to sue and be sued in its own name and the power to own its assets and carry on its business as it is now being conducted;

                  (B) it has the power to enter into and perform this Deed and all necessary corporate or other action has been taken to authorise the entry into and performance of this Deed;

                  (C) this Deed constitutes its legal, valid and binding obligations enforceable in accordance with its terms;

                  (D) the entry into and performance of this Deed and the transactions contemplated hereby do not and will not be a breach of or conflict with:

                           (i) any law or regulation or any official or judicial order; or

                           (ii)     its constitutional documents; or

                           (iii) any agreement or document to which it is a party or which is binding upon it or any of its assets,

                           nor result in the creation or imposition of any Encumbrance on any of its assets pursuant to the provisions of any such agreement or document;

                  (E) no event has occurred and is continuing which constitutes a default under or in respect of any agreement or document to which the Guarantor is a party or by which it may be bound (including, inter alia, this Deed) and no event has occurred which, with the giving of notice, lapse of time, determination of materiality or other condition would or might constitute a default under or in respect of any such agreement or document;

                  (F) all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Deed and the transactions contemplated hereby have been obtained or effected and are in full force and effect;

                  (G) all information furnished by or on behalf of the Guarantor or any of its subsidiaries relating to the business and affairs of any member of the NCLC Group in connection with this Deed was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading;

                  (H) the Guarantor has fully disclosed in writing to the Lenders through the Agent all facts relating to the NCLC Group which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into the Fourth Supplemental Agreement;

                  (I) the Accounts for the financial year ended 31 December 2004 (which accounts will be prepared in accordance with GAAP) will fairly represent the consolidated financial condition of the NCLC Group as at 31 December 2004 and from that date there will be no material adverse change in the consolidated financial condition of the NCLC Group as shown in such audited accounts save as disclosed in writing to the Co-ordinator (in this Clause 8.1(I) "NCLC GROUP" shall have the meaning ascribed to it in Clause 11.4);

                  (J) the claims of the Agent and the Lenders against the Guarantor under this Deed will rank at least pari passu with the claims of all other unsecured creditors of the Guarantor other than claims of such creditors to the extent that the same are statutorily preferred;

                  (K) no member of the NCLC Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the Guarantor's knowledge and belief) threatened against any member of the NCLC Group for its winding-up or dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of it or any or all of its assets or revenues nor has any member of the NCLC Group sought any other relief under any applicable insolvency or bankruptcy law;

                  (L) no litigation, arbitration or administrative proceedings are current or pending or (to the best of the Guarantor's knowledge and belief) threatened, which might, if adversely determined, have a material adverse effect on the business, assets or financial condition of the Guarantor or any other member of the NCLC Group;

                  (M) each member of the NCLC Group has complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it; no material claims are being asserted against any member of the NCLC Group with respect to Taxes which might, if such claims were successful, have a material adverse effect on its business, assets or financial condition;

                  (N) neither the Guarantor nor any of its assets enjoys any right of immunity from set-off, suit or execution in respect of its obligations under this Deed;

                  (O) all amounts payable by the Guarantor hereunder may be made free and clear of and without deduction for or on account of any Taxes;

                  (P) the Shares and all the shares of the Manager are legally and beneficially owned by the Shareholder, all the shares of the Shareholder are legally and beneficially owned by Arrasas and all the shares of Arrasas are legally and beneficially owned by the Guarantor and such structure shall remain so throughout the Security Period. Further, no Event of Default has occurred under Clause 11.2 in respect of the ownership and/or control of the shares of the Guarantor;

                  (Q) the Guarantor does not have a place of business in any jurisdiction which would require this Deed to be filed or registered (if it had a place of business in that jurisdiction) to ensure the validity of this Deed; and

                  (R) it has reviewed and agrees to all the terms and conditions of the Loan Agreement and each other Security Document to which any Obligor is a party.

         8.2 The representations and warranties set out in Clause 8.1 other than those set out in Clauses 8.1(D)(i), 8.1(H), 8.1(O) and 8.1(R) shall survive the execution of this Deed and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances then subsisting, on each day until the actual and contingent obligations of each Obligor has been performed in full.

9        GENERAL UNDERTAKINGS: POSITIVE COVENANTS

         9.1 The undertakings contained in this Clause 9 shall remain in full force from the date of this Deed until the end of the Security Period.

         9.2      The Guarantor will provide to the Co-ordinator:

                  (A) as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each of its financial years) a Certified Copy of its Accounts (commencing with the audited accounts made up to 31 December 2004);

                  (B) as soon as practicable (and in any event within forty five (45) days after the close of each quarter of each financial year) a Certified Copy of the unaudited consolidated accounts of the NCLC Group for that quarter (commencing with the unaudited accounts made up to 31 March 2004);

                  (C) as soon as practicable (and in any event within forty five (45) days after the close of each quarter of each financial year), beginning with the quarter ending 31 March 2004, monthly cash flow projections on a consolidated basis of the NCLC Group showing advance ticket sales (for at least twelve (12) months following the date of such statement) for the NCLC Group, together with a certificate of the NCLC Group's chief financial officer stating that no Event of Default or Possible Event of

                           Default has occurred and is continuing, or setting forth in detail any such Event of Default or Possible Event of Default and any steps being taken by the Guarantor or any other Obligor to cure the same;

                  (D) as soon as practicable (and in any event not later than 31 January of each financial year):

                           (i) a budget for the NCLC Group for such new financial year including a twelve (12) month liquidity budget for such new financial year; and

                           (ii) updated financial projections of the NCLC Group for at least the next five (5) years (including an income statement and projected results for the operation of the vessels owned and/or operated by any member of the NCLC Group) and an outline of the assumptions supporting such budget and financial projections and details of any scheduled dry-docking of any of the vessels owned and/or operated by companies in the NCLC Group during such new financial year;

                  (E) from time to time (but at intervals no more frequently than semi-annually at the Guarantor's expense) within fifteen (15) days of receiving any request to that effect from the Co-ordinator, a valuation of each of the vessels in the NCLC Fleet obtained in accordance with the provisions of clause
                           10.18 of the Loan Agreement;

                  (F) as soon as practicable (and in any event within forty five (45) days after the close of each quarter of its financial year) a statement signed by the NCLC Group's chief financial officer in the form of
                           Schedule 1 (commencing with the first quarter of the financial year ending 31 December 2004);

                  (G) promptly, such further information in its possession or control regarding its financial condition and operations and those of any company in the NCLC Group as the Co-ordinator may request;

                  (H) details of any material litigation, arbitration or administrative proceedings which affect any Obligor as soon as the same are instituted and served, or, to the knowledge of the Guarantor, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding one million Dollars (USD1,000,000) or the equivalent in another currency); and

                  (I) promptly, such information as the Co-ordinator may request regarding the Bonds, either before their issue or during their lifetime.

                  All accounts required under this Clause 9.2 shall be prepared in accordance with GAAP and shall fairly represent the financial condition of the relevant company. In this Clause
                  9.2 "NCLC GROUP" shall have the meaning ascribed to it in Clause 11.4.

         9.3 Subject to the provisions of Clause 11.3, the Guarantor will procure that any dividends or other distributions and interest paid or payable in connection therewith received by the Shareholder and/or Arrasas will be paid to the Guarantor by way of dividend promptly on receipt.

         9.4 The Guarantor will keep proper books of record and account in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Guarantor in accordance with GAAP.

         9.5 The Guarantor will notify the Co-ordinator of any Event of Default or Possible Event of Default forthwith upon the Guarantor becoming aware of the occurrence thereof.

         9.6 The Guarantor will procure that all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it to perform its obligations under, and ensure the validity or enforceability of, this Deed are obtained and promptly renewed from time to time and will promptly furnish certified copies thereof to the Co-ordinator and will procure that the terms of the same are complied with at all times.

         9.7 The Guarantor will do all such things as are necessary to maintain its corporate existence in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business.

         9.8 Forthwith upon the execution of this Deed, and as a condition precedent to the amendment and restatement of the Original Loan Agreement, the Guarantor shall deliver to the Agent a letter addressed to the Agent irrevocably and unconditionally authorising and instructing the Agent forthwith to execute on behalf of the Guarantor each Transfer Certificate delivered to the Agent pursuant to clause 19 of the Loan Agreement, such letter to be in the form of Schedule 2.

10       GENERAL UNDERTAKINGS: NEGATIVE COVENANTS

         10.1 The undertakings contained in this Clause 10 shall remain in full force from the date of this Deed until the end of the Security Period.

         10.2 Except with the prior written consent of the Co-ordinator, the Guarantor will not, and will procure that no other member of the NCLC Group will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, agree to or actually sell, assign, abandon or otherwise transfer or dispose of all or any of its assets or any share or interest therein except that:

                  (A) either of the Borrowers may agree to sell its Vessel on the condition that contemporaneously with the completion of such sale the Loan is prepaid in accordance with the provisions of clause 4.6 of the Loan Agreement;

                  (B) either of the Borrowers may let its Vessel on charter in accordance with the provisions of clause 10 of the Loan Agreement;

                  (C) disposals may be made in the ordinary course of trading of the disposing entity (excluding disposal of ships) including without limitation, the payment of cash as consideration for the purchase or acquisition of any asset or service or in the discharge of any obligation incurred for value in the ordinary course of trading;

                  (D) disposals of cash raised or borrowed may be made for the purposes for which such cash was raised or borrowed;

                  (E) disposals of assets in exchange for other assets comparable or superior as to type and value may be made;

                  (F) a vessel owned by any member of the NCLC Group (other than a Borrower) may be sold provided such sale is on a willing seller willing buyer basis at or about market rate and at arm's length subject always to the provisions of any loan documentation for the financing of such vessel and NCLL may, following the sale of its shares by Arrasas to IOL, a wholly owned Subsidiary of the Original Guarantor, transfer to other wholly owned Subsidiaries of the Original Guarantor its vessels "NORWEGIAN WIND", "NORWEGIAN DREAM", "NORWEGIAN SEA", "NORWEGIAN MAJESTY", "NORWEGIAN CROWN" and "MARCO POLO" (the "SIX VESSELS") for their net book values as set out in schedule 8 to the Loan Agreement and sell m.v. "NORWAY" to a third party and, prior to the sale of its shares as aforesaid, transfer its vessel "NORWEGIAN SKY" to Pride of Aloha Inc., a wholly owned Subsidiary of NCL America Holdings;

                  (G) the Shareholder may assign, pledge or charge the Shares as security for the obligations of the Borrowers under the Loan Agreement; and

                  (H) Arrasas may transfer its shares in NCLL to IOL and the Original Guarantor may transfer its shares in Arrasas to the Guarantor.

         10.3 Except with the prior written consent of the Co-ordinator, the Guarantor will not, and will procure that no other member of the NCLC Group will, make any loan or advance or extend credit to any person, firm or corporation (except any loan, advance or credit made available to passengers on board a vessel for gambling purposes or to ship's agents and except any loan, advance or credit to the Guarantor or a wholly-owned Subsidiary of the Guarantor, which loan, advance or credit is fully subordinated to the rights of the Lenders under the Security Documents).

         10.4 The Guarantor will not, and will procure that no other member of the NCLC Group will, issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation without first notifying the Co-ordinator with full details of the amounts and the period(s) of the guarantee(s) or indemnity(ies), if such is or are in excess of (in aggregate (if applicable)) the amount of twenty million Dollars (USD20,000,000).

         10.5 Except with the prior written consent of the Co-ordinator, the Guarantor will not, and will procure that no other member of the NCLC Group will, make or threaten to make any substantial change in its business as presently conducted, or carry on any other business which is substantial in relation to its business as presently conducted PROVIDED THAT NCLL may transfer the Six Vessels (as defined in Clause 10.2(F)) to wholly owned Subsidiaries of the Original Guarantor and m.v. "NORWEGIAN SKY" to Pride of Aloha Inc., a wholly owned Subsidiary of NCL America Holdings as aforesaid, sell m.v. "NORWAY" to a third party, cease to be either an owner or manager of ships and conduct such business as is contemplated by the restructure and recapitalisation of the Group as more particularly described in the letter dated 19 December 2003 from NCLL to the Co-ordinator.

         10.6 Except with the prior written consent of the Co-ordinator, the Guarantor will not, and will procure that no other member of the NCLC Group will, enter into any amalgamation, merger or consolidation or anything analogous to the foregoing. Further, no member of the NCLC Group will acquire any equity, share capital or obligations of any corporation or other entity PROVIDED THAT the Shareholder or NCL America Holdings may so acquire equity, share capital or obligations of a corporation or entity whose business is the ownership, operation or management of cruise vessels and PROVIDED FURTHER THAT:

                  (A) Arrasas may form two (2) wholly owned Subsidiaries, namely the Shareholder and NCL America Holdings;

                  (B) the existing shareholders of the owners of the Bahamas flag vessels in the NCLC Fleet may transfer their shares in such owners to the Shareholder;

                  (C) the existing shareholders of the owners of the US flag vessels in the NCLC Fleet may transfer their shares in such owners to NCL America Holdings;

                  (D) the Shareholder may form a wholly owned Subsidiary, namely the Manager, to operate the Bahamas flag vessels in the NCLC Fleet and to charter in each of the Six Vessels (as defined in Clause 10.2(F)) on demise or bareboat charter for the period and at the charterhire rate set out in schedule 8 to the Loan Agreement; and

                  (E) NCL America Holdings may form two (2) wholly owned Subsidiaries, namely NCL America, to operate the US flag vessels in the NCLC Fleet and Pride of Aloha Inc., to own m.v. "NORWEGIAN SKY".

                  However, the prior consent of the Co-ordinator shall not be required in respect of any consolidation, reorganisation or restructure involving wholly owned (whether directly or indirectly) Subsidiaries of the Guarantor only which does not imperil the security created by any of the Security Documents or affect the ability of any Obligor duly to perform any of its obligations under any Security Document to which it may be a party at any time, provided that the Guarantor has first consulted with the Co-ordinator with regard to the proposed consolidation, reorganisation or restructure, provides evidence satisfactory to the Majority Lenders that the Guarantor will be in compliance with the financial undertakings contained in Clause 11 after any such consolidation, reorganisation or restructure and, if so required, procures the transfer of the Operating Account to the Agent SUBJECT TO:

                  (F)      Clause 8.1(P);

                  (G) the continuation in full force and effect of this Deed; and

                  (H) the cash flows from which the Outstanding Indebtedness will be repaid remaining comparable as to amount (relative to the amount of the Outstanding Indebtedness) and accessibility for the Borrowers to the cash flows as at the date of this Deed, in the sole discretion of the Lenders.

                  For the avoidance of doubt, the acquisition by a member of the NCLC Group of any shares in any company or corporation shall not in itself constitute a merger or consolidation with such company or corporation for the purpose of this Clause 10.6 provided that the Co-ordinator is satisfied the Guarantor will be in compliance with the financial undertakings contained in Clause 11 after any such merger or consolidation.

         10.7 Except with the prior written consent of the Co-ordinator, the Guarantor will not alter its financial year end.

         10.8 The Guarantor has not taken and shall not take from any other Obligor any security or counter-security in respect of any of its obligations under this Deed

                  PROVIDED ALWAYS that if the Guarantor, in breach of this Clause, takes any security or counter-security as aforesaid, such security shall be held by the Guarantor as trustee upon trust for the Agent and the Lenders.

11       FINANCIAL UNDERTAKINGS AND OWNERSHIP AND CONTROL OF THE GUARANTOR

         11.1     The Guarantor will ensure that:

                  (A) at all times the minimum Cash Balance will be not less than fifty million Dollars (USD50,000,000);

                  (B) as at 31 December 2004 and as at the end of each subsequent financial quarter either:

                           (i)      the ratio of Consolidated EBITDA to
                                    Consolidated Debt Service for the NCLC Group for the period of twelve (12) months ending as at the end of the relevant financial quarter shall not be less than:

                                    (a)      for the financial quarter ending on
                                             31 December 2004, one point two
                                             (1.2) to one (1.0); and

                                    (b)      for each subsequent financial
                                             quarter, one point two five (1.25)
                                             to one (1.0); or

                           (ii) the NCLC Group has maintained a minimum Cash Balance during such period of twelve (12) months ending as at the end of the relevant financial quarter in an amount which is not less than whichever is the greater of:

                                    (a)      one hundred million Dollars
                                             (USD100,000,000); and

                                    (b)      seven point five per cent (7.5%) of
                                             Total Funded Debt as at the end of
                                             the relevant financial quarter and
                                             each of the three (3) preceding
                                             financial quarters; and

                  (C) as at 31 December 2004 and as at the end of each subsequent financial quarter, the ratio of Total Net Funded Debt to Total Capitalisation of the NCLC Group shall not exceed:

                           (i) nought point seven (0.7) to one (1.0) for financial quarters ending on or before 31 December 2006; and

                           (ii) nought point six five (0.65) to one (1.0) for each subsequent financial quarter.

                           Amounts available for drawing under any revolving or other credit facilities of the NCLC Group which remain undrawn at the time of the relevant calculation shall not be counted as cash or indebtedness for the purposes of this ratio.

         11.2     It will be an Event of Default if:

                  (A) at any time when the ordinary share capital of the Guarantor is not publicly listed on an Approved Stock Exchange, the Lim Family together or individually do not, directly or indirectly, control the Guarantor and beneficially own, directly or indirectly, at least fifty one per cent (51%) of the issued share capital of, and equity interest in, the Guarantor; or

                  (B) at any time following the listing of the ordinary share capital of the Guarantor on an Approved Stock
                           Exchange:

                           (i)      any Third Party:

                                    (a)     owns more than thirty three per
                                            cent (33%) of the ordinary share
                                            capital of the Guarantor; or

                                    (b)     owns shares in the ordinary share
                                            capital of the Guarantor
                                            representing more than thirty three
                                            per cent (33%) of all the voting
                                            rights attributable to such ordinary
                                            share capital; or

                                    (c)     gains control of more than thirty
                                            three per cent (33%) of such voting
                                            rights

                                    and, at the same time as any of the events described in paragraphs (a), (b) or (c) of this Clause have occurred and are continuing, the Lim Family together or individually do not, directly or indirectly, control the Guarantor and beneficially own, directly or indirectly, at least fifty one per cent (51%) of the issued share capital of, and equity interest in, the Guarantor; or

                                    (ii)     the Guarantor ceases to be a listed
                                             company on an Approved Stock
                                             Exchange without the prior written
                                             consent of the Agent,

                           (and, for the purpose of this Clause 11.2(B)
                           "CONTROL" of any company, limited partnership or other legal entity (a "BODY CORPORATE") by a member of the Lim Family, means that one (1) or more members of the Lim Family has, directly or indirectly, the power to direct the management and policies of such a body corporate, whether through the ownership of more than fifty per cent (50%) of the issued voting capital of that body corporate or by contract, trust or other arrangement).

         11.3 During any financial year of the Guarantor until the date on which the Guarantor becomes a listed company on an Approved Stock Exchange (on which date the restriction contained in this Clause 11.3 shall cease to apply), the Guarantor shall not and shall procure that no other member of the NCLC Group shall, pay any dividends or make any other distributions in respect of its share capital to any person or make any repayments of capital or payments of interest in respect of Financial Indebtedness to an Affiliate of the Guarantor (other than to the Guarantor and/or its wholly owned Subsidiaries) which during any financial year of the Guarantor in aggregate exceeds fifty per cent (50%) of the Consolidated Net Income (if positive) of the NCLC Group for such financial year, PROVIDED HOWEVER THAT the NCLC Group shall not be entitled to pay any dividend or make any distribution in respect of any of its share capital or make any repayments of capital or payments of interest if an Event of Default has occurred and is continuing or would occur as a result of the payment of such dividend or the making of such distribution.

         11.4     In Clause 11.1, Clause 11.2, Clause 11.3 and Schedule 1:

                  (A) "AFFILIATE" means, with respect to any person, any other person controlling, controlled by or under common control with, such person and for purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "controlling", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as applied to any person, means the possession, directly or indirectly, of the power to vote ten per cent (10%) or more of the securities having voting power for the election of directors of such person, or otherwise to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise;

                  (B) "APPROVED STOCK EXCHANGE" means the New York Stock Exchange, NASDAQ or such other stock exchange in the United States of America as is approved in writing by the Agent;

                  (C) "CASH BALANCE" means the unencumbered and otherwise unrestricted cash and cash equivalents as set forth on the consolidated balance sheet of the NCLC Group prepared in accordance with GAAP at the end of every month;

                  (D) "CONSOLIDATED DEBT SERVICE" means, for any relevant period, the sum (without double counting), determined in accordance with GAAP, of:

                           (i) the aggregate principal payable or paid during such period on any Indebtedness for Borrowed Money of any member of the NCLC Group, other than:

                                    (a)      principal of any such Indebtedness
                                             for Borrowed Money prepaid at the
                                             option of the relevant member of
                                             the NCLC Group;

                                    (b)     principal of any such Indebtedness
                                            for Borrowed Money prepaid upon the
                                            sale or Total Loss of any vessel
                                            owned or leased under a capital
                                            lease by any member of the NCLC
                                            Group; and

                                    (c)     balloon payments of any such
                                            Indebtedness for Borrowed Money
                                            payable during such period (and for
                                            the purpose of this paragraph (c) a
                                            "BALLOON PAYMENT" shall not include
                                            any scheduled repayment instalment
                                            of such Indebtedness for Borrowed
                                            Money which forms part of the
                                            balloon);

                           (ii)     Consolidated Interest Expense for such
                                    period;

                           (iii) the aggregate amount of any dividend or distribution of present or future assets, undertakings, rights or revenues to any shareholder of any member of the NCLC Group (other than the Guarantor or one of its wholly owned Subsidiaries) or any distribution in respect of share capital during such period ("DISTRIBUTIONS"); and

                           (iv) all rent under any capital lease obligations by which the Guarantor or any consolidated Subsidiary is bound which are payable or paid during such period and the portion of any debt discount that must be amortised in such period, as calculated in accordance with GAAP and derived from the then latest unaudited consolidated accounts of the NCLC Group delivered to the Agent in the case of any period ending at the end of any of the first three (3) financial quarters of each financial year of the Guarantor and the then latest Accounts delivered to the Agent in the case of the final quarter of each such financial year;

                  (E) "CONSOLIDATED EBITDA" means, for any relevant period, the aggregate of:

                           (i) Consolidated Net Income (but excluding (i) gains and losses from the sale of assets or reserves relating thereto and (ii) items classified as extraordinary or non recurring) from the Guarantor's operations for such period;

                           (ii)     the aggregate amounts deducted in
                                    determining Consolidated Net Income for such period in respect of depreciation, amortisation, deferred income tax expense and any other non-cash charges for such period, Consolidated Interest Expense;

                  (F) "CONSOLIDATED INTEREST EXPENSE" means, for any relevant period, the consolidated interest expense (excluding capitalised interest accrued and not payable during such period) of the NCLC Group for such period;

                  (G) "CONSOLIDATED NET INCOME" means, for any relevant period, the consolidated net income (or loss) of the NCLC Group for such period as determined in accordance with GAAP;

                  (H) "INTANGIBLE ASSETS" means, at any date of determination, the amounts (to the extent reflected in determining at such date consolidated stockholders' equity of the NCLC Group) determined in accordance with GAAP of:

                           (i)      all shareholdings other than any
                                    shareholdings of shares which are publicly quoted and which are not subject to any restrictions on sale or other disposition thereof;

                           (ii) treasury stock (to the extent not deducted in the determination of consolidated stockholders' equity of the NCLC Group); and

                           (iii) all unamortised debt discount and expenses, unamortised deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organisational or development expenses and other intangible items, all as calculated in accordance with GAAP and derived from the then latest unaudited and consolidated accounts of the NCLC Group delivered to the Agent in the case of the first three (3) quarters of each financial year and the then latest Accounts delivered to the Agent in the case of the final quarter of each financial year;

                  (I)      "LIM FAMILY" means:

                           (i)      Tan Sri Lim Goh Tong;

                           (ii)     his spouse;

                           (iii)    his direct lineal descendants;

                           (iv) the personal estate of any of the above persons; and

                           (v) any trust created for the benefit of one or more of the above persons and their estates;

                  (J) "NCLC GROUP" means, for the purposes of this Clause 11, the Guarantor, its Subsidiaries and any other entity which is required to be consolidated in the Guarantor's accounts in accordance with GAAP;

                  (K) "TANGIBLE ASSETS" means, at any date of determination, the total assets of the NCLC Group (as stated in the then latest unaudited and consolidated accounts of the Guarantor delivered to the Agent) less the Intangible Assets of the NCLC Group at such date;

                  (L) "TANGIBLE NET WORTH" means, at any date of determination, the consolidated stockholders' equity of the NCLC Group at such date determined in accordance with GAAP less:

                           (i)      Intangible Assets of the NCLC Group; and

                           (ii) (to the extent included) any amount set aside for taxation, deferred taxation or (to the extent that the full amount receivable in respect of any bad debts is shown in the balance sheet as an asset of the NCLC Group) bad debts, at such date all as calculated in accordance with GAAP and derived from the then latest unaudited and consolidated accounts of the NCLC Group delivered to the Agent in the case of the first three (3) quarters of each financial year and the then latest Accounts delivered to the Agent in the case of the final quarter of each financial year;

                  (M) "THIRD PARTY" means any person or group of persons acting in concert (as the expression "ACTING IN CONCERT" is defined in the City Code on Take-overs and Mergers) who or which is not a member of the Lim Family;

                  (N) "TOTAL CAPITALISATION" means, as at any relevant date, Total Funded Debt plus Tangible Net Worth as at such date;

                  (O)      "TOTAL FUNDED DEBT" means, as at any relevant date:

                           (i) Indebtedness for Borrowed Money of the NCLC Group; and

                           (ii) the amount of any Indebtedness for Borrowed Money of any person which is not a member of the NCLC Group but which is guaranteed by a member of the NCLC Group as at such date;

                  (P) "TOTAL NET FUNDED DEBT" means, as at any relevant date, the Total Funded Debt less an amount equal to any Cash Balance as at such date in excess of fifty million Dollars (USD50,000,000).

         11.5 Save as specified in Clause 11.1(B), the ratios referred to in Clause 11.1 will be measured on a quarterly basis by reference to the consolidated accounts of the NCLC Group.

12       DISCHARGE

         Subject to Clause 4.3, following the irrevocable repayment or payment to the Agent of all the Outstanding Indebtedness the Agent will at the Guarantor's request return this Deed to the Guarantor and shall, at the request and cost of the Guarantor, transfer to the Guarantor such rights as the Agent may at such time have in the security for the Outstanding Indebtedness and to the proceeds of any such rights or security.

13       ASSIGNMENT AND TRANSFER

         13.1 This Deed shall be binding upon and enure to the benefit of the Guarantor, the Agent, the Lenders and each of their respective successors and assigns including, in the case of the Lenders, any Transferee.

         13.2 The Guarantor shall not be entitled to assign or transfer all or any part of its rights, benefits or obligations under this Deed.

         13.3 The Agent and each Lender may assign or transfer its respective rights hereunder to any person (including any other Lending Branch) to whom the rights, or the rights and obligations, of the Agent or that Lender under the Loan Agreement are wholly or partially assigned or transferred in accordance with the Loan Agreement.

         13.4 Any Lender may disclose to any actual or potential assignee or Transferee or to any person who may otherwise enter or propose to enter into contractual relations with such Lender in relation to the Loan Agreement and this Deed any information about the Obligors and the NCLC Group as such Lender shall reasonably consider necessary for the purposes of inviting expressions of interest from other banks or financial institutions SUBJECT ALWAYS to the relevant

                  Lender procuring the execution by the potential assignee or Transferee or any other person as aforesaid of a Confidentiality Undertaking.

         13.5 A person (including any body of persons) who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

14       MISCELLANEOUS PROVISIONS

         14.1 No failure to exercise and no delay in exercising on the part of the Agent or any of the Lenders any right or remedy under this Deed or under any other of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver by the Agent or any of the Lenders shall be effective unless it is in writing.

         14.2 The rights and remedies of the Agent and each of the Lenders provided herein and in the other Security Documents are cumulative and not exclusive of any rights or remedies provided by law.

         14.3 If any provision of this Deed or the Loan Agreement or any other Security Document to which any Obligor is a party is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or thereof or affect the validity or enforceability of such provision in any other jurisdiction.

         14.4 Time is of the essence in respect of all of the obligations of the Guarantor under this Deed.

15       WAIVER OF IMMUNITY

         The Guarantor irrevocably and unconditionally:

         15.1 waives any right of immunity which it or its assets now has or may hereafter acquire in relation to any legal proceedings (including, but without limitation, actions in rem and/or in personam) brought against it or its assets by the Agent or the Lenders in relation to this Deed; and

         15.2 consents generally in respect of any such proceedings to the giving of any relief including, without limitation, the issue of any process in connection with such proceedings and the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

16       NOTICES

         16.1 Each notice, demand or other communication to be made under this Deed shall be made in writing which, unless otherwise stated, includes telex or telefax.

         16.2 Any notice, demand or other communication to be made or delivered by the Agent to the Guarantor pursuant to this Deed shall (unless the Guarantor has by fifteen (15) days' written notice to the Agent specified another address) be made or delivered to the Guarantor at 7665 Corporation Center Drive, Miami, Florida 33126, United States of America marked for the attention of Mr Lamarr Cooler (telefax no. +1 305 436 4117) and the Legal Department (telefax no. +1 305 436 4140) with a copy to the Guarantor at 25th Floor, Wisma Genting, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia marked for the attention of Mr Gerard Lim (telefax no. +60 3 2161 3621) and shall be deemed to have been made or delivered (in the case of telefax) when transmission of such telefax communication has been completed or (in the case of any letter) when delivered to the aforesaid address or (as the case may be) five (5) days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address. Any notice, demand or other communication to be made or delivered by the Guarantor to the Agent or the Lenders pursuant to this Deed shall (unless the Agent has by fifteen (15) days' written notice to the Guarantor specified another address) be made or delivered to the Agent at its office for the time being which is at present at 25 rue Edward Steichen, L-2540 Luxembourg (telex no. 1293 answerback CBKLU LU telefax no. +352 477911
                  2386) and shall be deemed to have been made or delivered (in the case of telex) when the Agent's answerback shall have been received at the end of the transmission thereof or (in the case of telefax) when transmission of such telefax communication has been completed or (in the case of any letter) when delivered to the aforesaid address or (as the case may be) five (5) days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address.

         16.3 Each notice, demand or other communication made or delivered by one (1) party to the other pursuant to this Deed shall be in the English language or accompanied by a certified English translation.
17       GOVERNING LAW

         This Deed shall be governed by and construed in accordance with English law.

18       JURISDICTION

         18.1 For the exclusive benefit of the Agent and the Lenders, the Guarantor agrees that any legal action or proceeding arising out of this Deed may be brought in the High Court of Justice in England and irrevocably submits to the jurisdiction of that court. The submission by the Guarantor to such jurisdiction shall not limit the right of the Agent and/or the Lenders to commence any proceedings arising out of this Deed in whatsoever jurisdiction they may choose, nor shall the commencement of any such legal action or proceeding in one (1) jurisdiction preclude the Agent and/or the Lenders from beginning any further or other such legal action or proceeding in the same or any other jurisdiction.

         18.2 The Guarantor appoints in the case of the courts of England the Process Agent to receive, for and on its behalf, service of process in England of any legal proceedings with respect to this Deed.

IN WITNESS whereof this Deed of Guarantee and Indemnity has been executed by the parties hereto on the day first written above.

SIGNED SEALED and DELIVERED                            )
as a DEED by PAUL TURNER                               )      P A TURNER
for and on behalf of                                   )
NCL CORPORATION LTD.                                   )
in the presence of:   REGINA CHEUNG
                      TRAINEE SOLICITOR
                      STEPHENSON HARWOOD
                      ONE, ST. PAUL'S CHURCHYARD
                      LONDON EC4M 8SH


SIGNED SEALED and DELIVERED                            )
as a DEED by JULIE CLEGG                               )
for and on behalf of                                   )      J CLEGG
COMMERZBANK INTERNATIONAL S.A.                         )
in the presence of:   REGINA CHEUNG
                      TRAINEE SOLICITOR
                      STEPHENSON HARWOOD
                      ONE, ST. PAUL'S CHURCHYARD
                      LONDON EC4M 8SH

                                   SCHEDULE 1

                        QUARTERLY COMPLIANCE CERTIFICATE

TO:      COMMERZBANK AKTIENGESELLSCHAFT
         Hamburg Branch
         Ness 7-9
         20457 Hamburg
         Federal Republic of Germany

         ATTN: Mr Stefan Kuch/Mr Christian Renke


We refer to clause 11 of the guarantee dated      2004 (the "GUARANTEE") issued
by us in your favour. Terms defined in the Guarantee, whether by reference to the Loan Agreement (as therein defined) or otherwise, shall have the same meanings herein.

We hereby certify the amounts set out in the attached schedule as at the last
day of the financial quarter ending      2[ ] for NCL Corporation Ltd. (the
"GUARANTOR") and its subsidiaries on a consolidated basis. We also hereby certify that the Guarantor is in compliance with all the financial covenants set out in clauses 11.1 and 11.3 of the Guarantee.

Chief Financial Officer

NCL CORPORATION LTD.

--------------------------
By:
Dated:            20[     ]

                                    SCHEDULE

          STATEMENT OF FINANCIAL COVENANTS AS OF [    ] 20[ ] (IN USD'000)

Clause (Of
Guarantee)                                                           as of [o]         Required Covenants

11.1(A)             CASH BALANCE                                     A                 A>USD50,000,000
11.1(B)             CONSOLIDATED EBITDA:                             B                 >1.2 for 2004
                                                                                       >1.25:1 thereafter
                    CONSOLIDATED DEBT SERVICE                        C
11.1(C)             TOTAL NET FUNDED DEBT:                           D                 <0.7 up to 31 December 2006
                                                                                       <0.65:1 thereafter
                    TOTAL CAPITALISATION                             E

                    CONSOLIDATED EBITDA
                    Consolidated Net Income (loss)                                         x
Deduct:             (Gain)/Loss on sale of assets or reserves                              x
Add:                Consolidated Interest Expense                                          x
                    Amortisation of intangible assets                                      x
                    Depreciation of tangible assets                                        x
                    Deferred income tax expense                                            x
                    Other non-recurring charge (gain)                                      x

                                                                                           X         B
                                                                             ---------------

                   CONSOLIDATED DEBT SERVICE
Add:               Principal paid/payable (excluding balloon payments,
                   voluntary prepayments/repayments on sale/total loss of
                   an NCLC Fleet vessel)                                                   x
                   Consolidated Interest Expense                                           x
                   Distributions                                                           x
                   Rent under capitalised leases                                           x
                                                                                           X         C
                                                                            ----------------
                   CASH BALANCE                                                            X         A
                                                                             ---------------
                   TOTAL FUNDED DEBT
Add:               Indebtedness for Borrowed Money                                         x
                   Guarantees of non-NCLC Group members' obligations                       X
                                                                             ---------------
                                                                                           X
Deduct:            Unencumbered and otherwise unrestricted cash in excess                (X)
                                                                              --------------
                   of USD50,000,000
                   TOTAL NET FUNDED DEBT                                                 (X)         D
                                                                              --------------




                   TOTAL CAPITALISATION
Add:               Total Funded Debt                                                      x
                   Consolidated stockholders' equity                                      x
Deduct:            Intangible Assets                                                     (X)
                   Provision for taxation, deferred taxation, bad debts                  (X)
                                                                              -------------

                   TANGIBLE NET WORTH                                                     x
                                                                              -------------
                   TOTAL CAPITALISATION                                                   x        E
                                                                              -------------





For and on behalf of NCL CORPORATION LTD.



------------------------------
[                      ]



I, [      ], the officer primarily responsible for the financial management of the NCLC Group, hereby declare that, to the best of knowledge and belief, the
above Statement of Financial Covenants as of [    ] 20[ ], in my opinion, is
true and correct.



------------------------------
[                      ]
Chief Financial Officer
NCL CORPORATION LTD.

Dated:            20[  ]

                                   SCHEDULE 2

                              LETTER OF INSTRUCTION

 TO:     COMMERZBANK INTERNATIONAL S.A.
         25 rue Edward Steichen
         L-2540 Luxembourg

         ZCB AGENCY GROUP
         ATTN: MS EVA-MARIA ORSCHEL/MR NICOLAAS VAN DER ROEMER



                                                                            Date

Dear Sirs

DEED OF GUARANTEE AND INDEMNITY DATED                                       2004
(THE "GUARANTEE")

We refer to the Guarantee executed by us in favour of Commerzbank International S.A. (the "AGENT") as agent on behalf of the Lenders (as hereinafter defined) as security for the obligations of the Borrowers under the loan agreement dated 26 June 1999 and amended and restated by agreements dated 23 October 2001, 21 March 2002 and 2004 (the "LOAN AGREEMENT") made by and between (among others) (1) Norwegian Star Limited and Norwegian Dawn Limited as joint and several borrowers (the "BORROWERS") (2) the banks and financial institutions therein referred to as lenders (the "LENDERS") (3) yourselves as agent for the Lenders and (4) the Co-ordinator as co-ordinator for the Lenders.

Unless the context requires otherwise, words and expressions used herein shall have the same meanings as ascribed to them in the Loan Agreement.

We refer to:

1. clause 14.3 of the Guarantee which provides that the Agent and each Lender may assign or transfer its respective rights under the Guarantee to any person to whom the rights, or the rights and obligations, of the Agent or that Lender under the Loan Agreement are wholly or partially assigned or transferred in accordance with the Loan Agreement; and

2. clause 19.5 of the Loan Agreement whereby the rights, benefits and/or obligations of any Lender thereunder may be transferred by means of a Transfer Certificate.

In consideration of the Lenders agreeing at our request to continue to make the Facility available to the Borrowers in accordance with the terms of the Loan Agreement, we hereby irrevocably and unconditionally authorise and instruct the Agent forthwith to execute on our behalf each Transfer Certificate delivered to the Agent pursuant to clause 19.5 of the Loan Agreement without the Agent being under any obligation to take any further instructions from us or to give any prior notice to us before doing so.

This letter shall be governed by, and construed in accordance with, English law.

Yours faithfully




-------------------------
NCL CORPORATION LTD.
By:
Title: